Exhibit 2.1

STRICTLY CONFIDENTIAL
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Accolade, inc.,

MAESTRO MERGER SUB, LLC,

Innovation specialists llc d/b/a 2nd.md,

AND

shareholder representative services llc,

AS MEMBER Representative

January 14, 2021

TABLE OF CONTENTS

Article I THE MERGER	2
1.1 Merger	2
1.2 Effective Time	2
1.3 Effects of the Merger	2
1.4 Closing; Closing Deliverables	2
1.5 Certificate of Formation and Limited Liability Company Agreement	4
1.6 Directors and Officers	4
1.7 Definitions	4
1.8 Terms Defined Elsewhere	18
1.9 Effect of the Merger on the Capital Stock of the Constituent Corporations	21
1.10 Calculations	22
1.11 Closing Deposits; Payment Procedures	22
1.12 Tax Consequences	24
1.13 Withholding	24
1.14 Taking of Necessary Action; Further Action	24
1.15 Post-Closing Reconciliation	24
1.16 Escrow Amount; Escrow Period; Distribution upon Termination of Escrow Period	27
1.17 Contingent Consideration	27
Article II REPRESENTATIONS AND WARRANTIES OF THE COMPANY	29
2.1 Organization of the Company	29
2.2 Company Capital Structure	30
2.3 Subsidiaries; Ownership Interests	31
2.4 Authority and Enforceability	32
2.5 No Conflict	32
2.6 Governmental Authorization	33
2.7 Company Financial Statements; No Undisclosed Liabilities	33
2.8 No Changes	34
2.9 Tax Matters	34
2.10 Specified Loan	39
2.11 Title to Properties; Absence of Liens; Condition and Sufficiency of Assets	39
2.12 Intellectual Property	40
2.13 Agreements, Contracts and Commitments	50
2.14 Interested Party Transactions	53

2.15 Company Authorizations	53
2.16 Litigation	54
2.17 Books and Records	54
2.18 Environmental, Health and Safety Matters	54
2.19 Brokers’ and Finders’ Fees	54
2.20 Employee Benefit Plans and Compensation	54
2.21 Insurance	59
2.22 Compliance with Laws	59
2.23 Export Control Laws	60
2.24 Foreign Corrupt Practices Act	60
2.25 Suppliers, Customers and Distributors	60
2.26 Government Contracts	61
2.27 Takeover Statutes	61
2.28 Compliance with Regulation D	61
2.29 No Other Representations or Warranties	61
2.30 Reliance	61
Article III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	62
3.1 Organization	62
3.2 Authority and Enforceability	62
3.3 Cash Resources	62
3.4 Parent Common Stock	62
3.5 Litigation	63
3.6 Parent’s Examination	63
3.7 No Prior Activities of Merger Sub	63
3.8 Governmental Approvals	63
3.9 No Conflict	63
3.10 Financial Statements; SEC Reports	64
3.11 Compliance with Laws	64
3.12 No Changes	64
3.13 Brokers’ and Finders’ Fees	65
3.14 R&W Policy	65
3.15 No Other Representations or Warranties	65
3.16 Reliance	65
Article IV MEMBER MATTERS	66
4.1 Member Notice	66

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4.2 Tax Matters	66
4.3 Spreadsheet	68
4.4 Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Securities Law Compliance	69
4.5 Indemnification of Managers and Officers of the Company	69
Article V ADDITIONAL AGREEMENTS	70
5.1 Conduct of the Business of the Company	70
5.2 No Solicitation	73
5.3 Access to Information	74
5.4 Notification of Certain Matters	75
5.5 Confidentiality	75
5.6 No Disclosure	75
5.7 Regulatory Efforts	76
5.8 Termination of 401(k) Plan and Severance Plan	77
5.9 Company Notes	77
5.10 R&W Insurance Policy	78
5.11 Terminated Agreements	79
5.12 Resignation of Officers and Managers	79
5.13 Expenses	79
5.14 Parent Retention Awards	79
5.15 Invoices	79
5.16 Revised Financial Statements	79
5.17 Specified Closing Matters	79
5.18 Other Closing Deliverables	79
Article VI CONDITIONS TO THE MERGER	80
6.1 Conditions to Obligations of Each Party to Effect the Merger	80
6.2 Conditions to the Obligations of Parent and Merger Sub	80
6.3 Conditions to Obligations of the Company	81
Article VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	81
7.1 Survival; R&W Insurance Policy	81
7.2 Indemnification	81
7.3 Certain Limitations	84
7.4 Claims for Indemnification; Resolution of Conflicts	85
7.5 Third-Party Claims	86

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7.6 Escrow Arrangements; Payment Procedures; Escrow Period	86
7.7 Member Representative	87
7.8 Treatment of Payments	88
Article VIII TERMINATION, AMENDMENT AND WAIVER	89
8.1 Termination	89
8.2 Effect of Termination	89
8.3 Amendment	90
8.4 Extension; Waiver	90
Article IX GENERAL PROVISIONS	90
9.1 Notices	90
9.2 Interpretation	91
9.3 Counterparts	91
9.4 Entire Agreement; Assignment	92
9.5 Severability	92
9.6 Specific Performance	92
9.7 Other Remedies	92
9.8 Governing Law	92
9.9 Exclusive Jurisdiction; Waiver of Jury Trial	92
9.10 Rules of Construction	93

Schedules

A	Contact Persons
B	Key Employees
C	Company Lender
D	Knowledge Parties
E	Bridge Note Lender
F	Specified Closing Matters

Exhibits

A	Form of Certificate of Merger
B	Form of Manager and Officer Resignation Letters
C	Form of Joinder Agreement
D	Form of FIRPTA Certificate
E	Form of Escrow Agreement
F	Form of Waiver and Release
G	Form of Suitability Documentation
H	Form of Letter of Transmittal
I	Form of Paying Agent Agreement
J	Form of Registration Rights Agreement
K	Closing Statement Calculation Methodology

4

AGREEMENT AND PLAN OF MERGER

This Agreement And Plan Of Merger (this “Agreement”) is made and entered into as of January 14, 2021 (the “Agreement Date”), by and among Accolade, Inc., a Delaware corporation (“Parent”), Maestro merger Sub, LLC, a Texas limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Innovation Specialists LLC d/b/a 2nd.md, a Texas limited liability company (the “Company”), and Shareholder representative services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company Members (the “Member Representative”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Section 1.7.

Recitals

Whereas, the board of directors of Parent has (a) determined that this Agreement and the transactions contemplated by this Agreement, including (i) the acquisition of the Company by Parent, by means of a statutory merger of Merger Sub with and into the Company, pursuant to which the Company would survive and become a wholly owned subsidiary of Parent (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, and (ii) the issuance of shares of common stock of Parent, par value $0.0001 per share (“Parent Common Stock”) to the Accredited Stockholders pursuant to this Agreement (the “Parent Stock Issuance”), are advisable and in the best interests of Parent and its stockholders, and (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance;

Whereas, the board of managers of the Company (the “Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company Members, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the Company Members for its adoption and (d) recommended that this Agreement be adopted by the Company Members;

Whereas, immediately after delivery of this Agreement, the Company shall have delivered to Parent and Merger Sub the written consent of the Company Members (such written consent, the “Company Member Consent”) representing not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding Company Units as of the date of this Agreement, in favor of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Company Member Approval”); and

Whereas, in connection with the execution of this Agreement and as an inducement for Parent to enter into this Agreement, (a) each Key Employee has executed an Offer Letter, a Non-Competition and Non-Solicitation Agreement, a Key Employee Joinder Agreement and Suitability Documentation, in each case effective as of the Closing, (b) the individual identified on Section 6.2(e) of the Disclosure Schedule has executed a Non-Competition and Non-Solicitation Agreement effective as of the Closing and (c) certain other Company Members have executed a Member Joinder Agreement and Suitability Documentation, in each case effective as of the Closing.

Now, Therefore, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

Article I

THE MERGER

1.1               Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Business Organizations Code of the State of Texas (the “TBOC”), Merger Sub shall be merged with and into the Company, Merger Sub shall cease to exist, and the Company shall continue as the surviving company and as a wholly owned subsidiary of Parent. The surviving company after the Merger is sometimes referred to hereinafter as the “Surviving Company.”

1.2               Effective Time. Contemporaneously with the Closing, the parties hereto shall cause the Merger to be effected by filing a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Texas, in accordance with the terms and conditions of the TBOC. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Texas in accordance with the TBOC, or at such later time which the parties hereto shall have agreed and designated in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).

1.3               Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

1.4               Closing; Closing Deliverables.

(a)                Unless this Agreement is earlier terminated pursuant to Section 8.1 and subject to Schedule F, the closing of the Merger (the “Closing”) shall take place after the execution and delivery of this Agreement by the parties hereto on a Business Day as promptly as practicable but not later than three (3) Business Days following satisfaction or waiver of the conditions set forth in Article VI (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), by electronic means of communication. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b)                At or before the Closing, as applicable, the Company will deliver (or cause to be delivered) to Parent:

(i)                 the Certificate of Merger, duly executed by the Company

(ii)               evidence that the Company has terminated each of the Terminated Agreements (if any), in a form reasonably acceptable to Parent;

(iii)             a duly executed Manager and Officer Resignation Letter in the form attached hereto as Exhibit B (the “Manager and Officer Resignation Letters”), from each of the officers and directors of the Company effective as of the Closing;

(iv)              the Company Member Consent;

(v)                a certificate, validly executed by the Secretary of the Company, certifying as to the valid adoption of the Company Board Resolutions;

(vi)              the Company Closing Financial Certificate, validly executed by the Chief Financial Officer of the Company;

(vii)            a certificate executed for and on behalf of the Company by an officer of the Company (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability) to the effect that, as of the Closing, the conditions set forth in Section 6.2(a) have been satisfied;

(viii)          the Spreadsheet;

(ix)              a duly executed Joinder Agreement in the form attached hereto as Exhibit C (the “Joinder Agreement”) from each Key Employee and from the Company Members representing, together with the Key Employees, in the aggregate, at least ninety percent (90%) of outstanding Company Units, including each of the Persons set forth on Schedule 1.4(b)(ix);

(x)                duly executed and completed Suitability Documentation from the Company Members representing, in the aggregate, at least ninety percent (90%) of outstanding Company Units, including the Company Members set forth on Section 1.4(b) of the Disclosure Schedule, certifying that each such Company Member is an “Accredited Stockholder” (as such term is defined in Rule 501(a) under the Securities Act);

(xi)              a properly executed statement, in accordance with Treasury Regulation Section 1.1445-11T(d)(2)(i) and in substantially the form of Exhibit D, certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or ninety percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents (the “FIRPTA Certificate”);

(xii)            a duly executed counterpart to the Escrow Agreement from the Member Representative, in the form attached hereto as Exhibit E (the “Escrow Agreement”);

(xiii)          a duly executed Waiver and Release in the form attached hereto as Exhibit F (the “Waiver and Release”) from each holder of Unvested Profits Interest Units;

(xiv)          a duly executed counterpart to the Paying Agent Agreement from the Member Representative, in the form attached hereto as Exhibit I (the “Paying Agent Agreement”);

(xv)            evidence reasonably satisfactory to Parent that (i) any and all plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) and (ii) the Company’s 2020 Severance Benefit Plan (the “Severance Plan”) have been terminated pursuant to resolution of the Board (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date with respect to each 401(k) Plan and effective as of the Closing Date with respect to the Severance Plan;

(xvi)          a copy of a duly and properly completed election under Section 83(b) of the Code to be timely filed with the IRS by each Company Member who is entitled to receive Parent Common Stock that is subject to a Key Employee Joinder Agreement;

(xvii)        a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, if applicable, from each Company Member and each Person entitled to receive any payment of Indebtedness or Closing Third Party Expenses in connection with the Closing;

(xviii)      a certificate of fact from the Secretary of State of the State of Texas and evidence that the Company’s franchise account status is “active” with the Texas Comptroller which is dated within two (2) Business Days prior to the Closing with respect to the Company;

(xix)          a duly executed counterpart to the Registration Rights Agreement from each Company Member who is entitled to receive Parent Common Stock;

(xx)            the 2021 Payoff Letter, the 2018 Payoff Letter and, in the event required by this Agreement, the 2020 Payoff Letter and the Specified Loan Payoff Letter; and

(xxi)          the Revised Financial Statements, in each case in a form reasonably acceptable to Parent.

(c)                At or before the Closing, as applicable, Parent will deliver (or cause to be delivered) to the Company:

(i)                 a duly executed counterpart to the Escrow Agreement from Parent and the Escrow Agent;

(ii)               a duly executed counterpart to the Paying Agent Agreement from Parent and the Paying Agent;

(iii)             a duly executed counterpart to the Registration Rights Agreement from Parent;

(iv)              a copy of the final form of the R&W Policy; and

(v)                a certificate executed for and on behalf of Parent by an officer of Parent (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability) to the effect that, as of the Closing, the conditions set forth in Section 6.3(a) have been satisfied.

1.5               Certificate of Formation and Limited Liability Company Agreement. The certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company as of the Effective Time, and the liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall be the liability company agreement of the Surviving Company as of the Effective Time, until amended in accordance with applicable Law.

1.6               Directors and Officers. The members of the board of managers of Merger Sub immediately prior to the Effective Time shall be the members of the board of managers of the Surviving Company immediately after the Effective Time, each to hold the office of a manager of the Surviving Company in accordance with the provisions of the TBOC and the certificate of formation and liability company agreement of the Surviving Company until their successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the provisions of the liability company agreement of the Surviving Company.

1.7               Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a)                “2018 Company Note” means that certain unsecured convertible promissory note, dated November 16, 2018, between the Company, as borrower, and the Company Lender, as lender.

(b)                “2020 Company Note” means that certain unsecured convertible promissory note, dated February 25, 2020, by and between the Company, as borrower, and the Company Lender, as lender.

(c)                2021 Company Note” means that certain promissory note, dated January 4, 2021, by and between the Company, as borrower, and the Bridge Note Lender, as lender.

(d)                “Accounting Principles” means (i) the accounting methods, policies, principles, practices, categorizations, bases and procedures set forth in Section 1.7(c) of the Disclosure Schedule, (ii) to the extent not addressed (i), the accounting methods, policies, principles, practices, categorizations, bases and procedures, including classification and estimation methodologies adopted, and judgments and assumptions used, as were used in the preparation of the Current Balance Sheet, consistently applied, and (iii) to the extent not addressed or inconsistent with clauses (i) or (ii), GAAP, consistently applied.

(e)                “Accredited Stockholder” shall mean a holder of Company Units who either (i) has completed and delivered to the Company and Parent prior to the Closing Date duly executed Suitability Documentation, in form and substance reasonably satisfactory to Parent, certifying that such Company Member is an “accredited stockholder” (as such term is defined in Rule 501(a) under the Securities Act) or (ii) is determined by Parent in its reasonable discretion to be an “accredited stockholder” (as such term is defined in Rule 501(a) under the Securities Act) .

(f)                 “Acquisition Proposal” shall mean, with respect to the Company and its subsidiaries, any agreement, offer, discussion, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving an Acquisition Transaction.

(g)                “Acquisition Transaction” shall mean (i) the purchase, issuance, grant, or disposition of any Company Units or other Company Securities and its subsidiaries to a third party, or of all or substantially all of the assets of the Company (other than the issuance of equity to Employees in the Ordinary Course of Business) to a third party or (ii) any merger, consolidation, business combination or similar transaction involving the Company or any subsidiary, in each case other than with Parent or its Affiliates.

(h)                “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; or, if such Person is a partnership or a limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member. For purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(i)                 “Aggregate Accredited Member Cash Amount” shall mean an amount in cash equal to (i) the aggregate number of shares of Company Units held by Accredited Stockholders multiplied by (ii) the difference between (A) the Per Unit Amount minus (B) the Per Unit Stock Value.

(j)                 “Aggregate Base Cash Amount” shall mean an amount of cash equal to (i) $230,000,000.00, plus (ii) the Estimated Closing Working Capital Adjustment Amount (which may be a positive or negative number), plus (iii) the Estimated Closing Cash Amount, less (iv) the Expense Fund Amount less (v) the Estimated Closing Indebtedness Amount, less (vi) the Estimated Closing Third Party Expenses.

(k)                “Aggregate Closing Stock Consideration Shares” shall mean, in the aggregate, 2,822,265 shares of Parent Common Stock.

(l)                 “Aggregate Contingent Stock Consideration Shares” shall mean, in the aggregate, 2,170,972 shares of Parent Common Stock.

(m)              “Aggregate Threshold Value” shall mean the aggregate Threshold Value for all vested Profits Interest Units outstanding immediately prior to the Effective Time.

(n)                “Aggregate Unaccredited Member Cash Amount” shall mean an amount in cash equal to (i) the aggregate number of Capital Interest Unit or Profits Interest Unit held by Unaccredited Stockholders multiplied by (ii) the Per Unit Amount.

(o)                “Aggregate Unvested Threshold Value” shall mean the aggregate Threshold Value for all of the Unvested Profits Interest Units outstanding immediately prior to the Effective Time.

(p)                “Anti-Bribery Law” means (a) the United States Foreign Corrupt Practices Act of 1977 and (b) any other applicable Law enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

(q)                “Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

(r)                 “Bridge Note Lender” means the Person set forth on Schedule E.

(s)                 “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or any day on which the Federal Reserve Bank of New York, New York is closed.

(t)                 “Capital Interest Units” shall mean the Company Units designated as Capital Interest Units pursuant to the Company Agreement.

(u)                “CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020.

(v)                “Certificates” shall mean certificates or other instruments delivered by the Company in connection with the Closing of the transactions contemplated by this Agreement, including pursuant to Section 1.4(b)(iv) (Certificate of Secretary of the Company), the Company Closing Financial Certificate, the FIRPTA Certificate and the Estimated Closing Statement.

(w)              “Change of Control” means an event or series of events by which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (i) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the equity securities of Parent or the Surviving Company on a fully-diluted basis or (ii) has the power to elect or appoint a majority of the directors constituting the full board of directors of Parent or the equivalent governing body of the Surviving Company (as applicable).

(x)                “Closing Cash Amount” shall mean, as of immediately prior to Closing, the Company’s and its subsidiary’s cash and cash equivalents (excluding Restricted Cash), marketable securities, drafts and wires, as defined by and determined in accordance with the Accounting Principles, which, for the avoidance of doubt, will include a reduction for uncleared checks and drafts issued by the Company and include uncleared checks and drafts deposited for the account of the Company and its subsidiary. For the avoidance of doubt, the calculation of the Closing Cash Amount shall be determined without giving effect to the transactions contemplated by this Agreement.

(y)                “Closing Indebtedness Amount” shall mean, as of immediately prior to Closing, the Indebtedness of the Company and its subsidiary as determined in accordance with the Accounting Principles.

(z)                “Closing Net Working Capital Amount” shall mean (i) the Company’s consolidated total current assets as of immediately prior to Closing (as determined in accordance with the Accounting Principles) less (ii) the Company’s consolidated total current liabilities as of immediately prior to Closing (as determined in accordance with the Accounting Principles). For purposes of calculating the Closing Net Working Capital Amount, (1) the Company’s current assets shall exclude all cash included in the calculation of the Closing Cash Amount, interest receivable, deferred financing costs, security deposits, non-operating receivables and Tax assets, and (2) the Company’s current liabilities shall exclude all (a) Indebtedness included in the final calculation of the Closing Indebtedness Amount and Taxes and (b) Closing Third Party Expenses.

(aa)             “Closing Per Unit Cash Amount” shall mean, in respect of each Capital Interest Unit or Profits Interest Unit, (i) held by an Accredited Stockholder, the amount payable in cash equal to (A) (1) the Aggregate Accredited Member Cash Amount less (2) the aggregate amount of Escrow Cash retained solely from the Accredited Stockholders by Parent, divided by (B) the aggregate number of Company Units held by the Accredited Stockholders, and (ii) held by an Unaccredited Stockholder, an amount of cash equal to (1) the Aggregate Unaccredited Member Cash Amount less the aggregate amount of Escrow Cash retained solely from the Unaccredited Stockholders by Parent divided by (2) the aggregate number of Company Units held by the Unaccredited Stockholders.

(bb)            “Closing Per Unit Merger Consideration” shall mean (i) the Closing Per Unit Stock Amount (without interest thereon), plus (ii) Closing Per Unit Cash Amount (without interest thereon).

(cc)             “Closing Per Unit Stock Amount” shall mean, in respect of each Capital Interest Unit or Profits Interest Unit, a number of shares of Parent Common Stock equal to: (i) with respect to each Accredited Stockholder, the Per Unit Stock Amount less the quotient of (A) the Aggregate Contingent Stock Consideration Shares divided by (B) the aggregate number of Capital Interest Units and Profits Interest Units held by the Accredited Stockholders; and (ii) with respect to each Unaccredited Stockholder, zero (0).

(dd)            “Closing Target Net Working Capital Amount” shall mean $3,500,000.

(ee)             “Closing Third Party Expenses” shall mean the Third Party Expenses of the Company that shall not have been fully and finally satisfied as of immediately prior to the Closing.

(ff)               “Closing Working Capital Adjustment Amount” shall mean the amount equal to (i) the Closing Net Working Capital Amount less (ii) the Closing Target Net Working Capital Amount, which amount may be a positive or negative number.

(gg)            “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(hh)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(ii)               “Company Agreement” shall mean the Amended and Restated Company Agreement of the Company, dated as of October 1, 2018.

(jj)               “Company Closing Financial Certificate” shall mean a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying, as of the Closing, to each item set forth on the Spreadsheet.

(kk)            “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, welfare benefits, fringe benefits or other benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, sponsored, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any Liability.

(ll)               “Company Lender” means the Person set forth on Schedule C.

(mm)        “Company Material Adverse Effect” shall mean any fact, state of facts, condition, change, circumstance, development, occurrence, event or effect (each, a “Change”) that, either alone or in combination with any other Changes, (A) has had, or is reasonably likely to have, a material adverse effect on the business, assets, financial condition or operations of the Company and its subsidiary, taken as a whole or (B) would reasonably be expected to materially impair the performance by the Company of its obligations hereunder or materially delay the consummation of the transactions contemplated by this Agreement, including the Merger; provided, however, that, solely with respect to clause (A), no Changes to the extent resulting or arising from the following shall be taken into account in determining whether there has been or is reasonably likely to be a Company Material Adverse Effect:

(i)                 the execution, delivery or announcement of this Agreement or the transactions contemplated hereby (other than to the extent the purpose of Section 2.5 is to address the consequences resulting from the execution, delivery or announcement of this Agreement or the consummation of the transactions contemplated hereby);

(ii)               the general conditions in the industries in which the Company and its subsidiary participates in the United States or elsewhere;

(iii)             any act of God, epidemic, pandemic or disease outbreak (including COVID-19), any act of terrorism, war or other armed hostilities (whether or not declared), any regional, national or international calamity or any other similar event, civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing (whether perpetrated or encouraged by a state or non-state actor or actors), including cyberattacks, any hurricane, flood, tornado, earthquake or other weather or natural disaster or any other force majeure event;

(iv)              any loss of, or adverse change in, the relationship of the Company or any of its subsidiaries, contractual or otherwise, with customers, Governmental Entities, employees, contractors, unions, suppliers, distributors, financing sources, partners, agents or similar relationship to the extent resulting from (x) the announcement of the transactions contemplated by this Agreement or (y) the identity of Parent or Merger Sub as the acquirer of the Company;

(v)                any failure by the Company or any of its subsidiaries to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by another proviso of this definition);

(vi)              any changes after the Agreement Date in GAAP (or other applicable accounting standards) or in any law of general applicability (including any governmental or quasi-governmental action, including COVID-19 Measures, taken in connection with any epidemic (including COVID-19), mass infection or illness);

(vii)            the general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions or political or regulatory conditions in the United States or elsewhere; or

(viii)          any national, international or regional economic, financial, trade-based, social or political conditions, relationships or policies, including those relating to or arising out of any elections or any statements or other proclamations of public officials;

provided, however, that with respect to the exceptions set forth in clauses (ii), (iii), (vi) and (vii), in the event that such Change has had a disproportionate effect on the Company and its subsidiary, taken as a whole, relative to other companies operating in the industry or industries in which the Company and its subsidiaries operate, then only the incremental effect of such Change shall be taken into account for the purpose of determining whether a Company Material Adverse Effect had occurred or is reasonably likely to occur.

(nn)            “Company Member” shall mean any holder of Capital Interest Units or Profits Interest Units.

(oo)            “Company Securities” shall mean all (i) profits interests, options, warrants or other rights or Contracts, arrangement or commitments of any character relating to any membership interest, voting securities or ownership interests of the Company, (ii) units of membership interests of or other voting securities or ownership interests in the Company, and (iii) restricted units, restricted share units, unit appreciation rights, performance units, contingent value rights, “phantom” units or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any membership interest or voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into or exchangeable for securities having voting rights) or ownership interests in the Company.

(pp)            “Company Units” shall mean the Capital Interest Units and the Profits Interest Units.

(qq)            “Contact Persons” shall mean the individuals set forth on Schedule A.

(rr)               “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, license, sublicense or other legally binding commitment or undertaking of any nature.

(ss)              “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

(tt)               “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other applicable Law, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

(uu)            “COVID-19 Standards” means any mandatory or recommended procedures or standards issued by the Company to address the direct or indirect impact of COVID-19 on their respective businesses.

(vv)            “Deferred Payroll Taxes” shall mean the “applicable employment taxes” (as defined in Section 2302(d) of the CARES Act) payable by the Company or any subsidiary that (x) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (y) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

(ww)         “DOL” shall mean the United States Department of Labor.

(xx)            “Dollars” or “$” shall mean United States Dollars.

(yy)            “Eligible Contract” shall mean that Contract set forth on Section 1.7(yy) of the Disclosure Schedule, as amended, restated or amended and restated from time to time.

(zz)             “Eligible Contract Customer” shall mean those customers set forth on Section 1.7(zz) of the Disclosure Schedule.

(aaa)          “Eligible Contract Party” shall mean the Person identified on Section 1.7(aaa) of the Disclosure Schedule.

(bbb)        “Eligible Revenue” shall mean the aggregate amount of revenue recognized by the Surviving Company for the month of January 2022, calculated in accordance with the Accounting Principles, from (i) the Eligible Contract Party in respect of the Eligible Contract resulting from services provided to Eligible Contract Customers, (ii) any Eligible Contract Customers that no longer receive services from the Surviving Company pursuant to the Eligible Contract, but rather have, as of January 31, 2022, contracted directly with the Surviving Company for such services for a period ending no earlier than December 31, 2022, and (iii) any virtual specialty care medical services provided by 1st.MD, LLC, a Texas limited liability company and a wholly owned subsidiary of the Surviving Company, that is providing such virtual specialty care services; provided, however, that Eligible Revenue shall not include any revenue recognized by the Surviving Company in January 2022 associated with any customer contract terminations or non-renewals (y) noticed to the Surviving Company or any of its subsidiaries or (z) known by any Representatives of the Surviving Company or its subsidiaries, in each case, relating to any of (i) – (iii), as reasonably determined by Parent acting in good faith (in its sole discretion) after consultation with the Member Representative; provided, further, in order to permit the calculation of Eligible Revenue, the Member Representative will promptly provide notice to Parent of any event described in the immediately foregoing proviso.

(ccc)          “Employee” shall mean any current employee of the Company or any ERISA Affiliate, as well as any current or former holder of Company Units who provides services to the Company.

(ddd)        “Employee Agreement” shall mean each management, employment, severance, separation, or other agreement, or contract (including any offer letter, service agreement or any agreement providing for acceleration of Company Units subject to a right of repurchase in favor of the Company) between the Company or any ERISA Affiliate and any Employee, or any current consultant, advisor, independent contractor or director of the Company or of any ERISA Affiliate and pursuant to which the Company or any ERISA Affiliate has or may have any Liability.

(eee)          “Environmental, Health and Safety Requirements” shall mean all applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

(fff)            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(ggg)        “ERISA Affiliate” shall mean any subsidiary or other current or former Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(hhh)        “Escrow Agent” shall mean American Stock Transfer & Trust Company, LLC.

(iii)             “Escrow Amount” shall mean, as of the Closing, the value of the Escrow Cash in the Escrow Account.

(jjj)             “Escrow Cash” shall mean, as of the Closing, an amount in cash equal to $500,000 deposited by Parent with the Escrow Agent pursuant to, and in accordance with, the terms of Section 1.11(a)(i)(B).

(kkk)        “Escrow Shares” shall mean, as of the Effective Time, 37,449 shares of Parent Common Stock, and thereafter, as of any applicable time of determination, such number of shares of Parent Common Stock after taking into account any reductions made in accordance with the terms of Section 1.17 and Section 7.6.

(lll)             “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(mmm)  “Expense Fund Amount” shall mean $150,000.

(nnn)        “Fraud” means actual and intentional fraud with respect to the making of the representations and warranties in Article II or Article III that involves a knowing and intentional misrepresentation therein with the intent that the other party relies thereon and does not include claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

(ooo)        “Fundamental Representations” shall mean the representations and warranties contained in Section 2.1(a) (Organization of the Company), Section 2.2 (Capitalization), Section 2.3(a) and 2.3(b) (No Subsidiaries), Section 2.4 (Authority and Enforceability), Section 2.5(a) (No Conflicts), Section 2.9 (Tax Matters) and Section 2.19 (Brokers’ and Finders’ Fees).

(ppp)        “GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time and, where applicable, consistently applied.

(qqq)        “Government Contract” means any Contract, between the Company, on the one hand, and (i) any Governmental Entity, (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (iii) any higher-tier subcontractor of a Governmental Entity in its capacity as a subcontractor, on the other hand. Unless otherwise indicated, a task order, purchase order, or delivery order issued under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract under which it was issued.

(rrr)            “Governmental Entity” means (i) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international governmental organization or (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition (including patent and trademark offices and self-regulatory organizations).

(sss)           “Health Care Law” means all applicable federal, state, local, and foreign health care Laws, including: (i) fraud and abuse laws, such as the 31 U.S.C. §§ 3729 et seq.(civil False Claims Act), 42 U.S.C. § 1320a-7b(a) (criminal false statements), 42 U.S.C. § 1320a-7b(b) (anti-kickback statute), 42 U.S.C. § 1320a-7 (the exclusion law), 42 U.S.C. § 1320a-7a (the civil monetary penalties statute), 18 U.S.C. §§ 286, 287, 1347 and 1349 (criminal health care fraud statutes); (ii) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; (iii) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); (iv) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); (v) Laws relating to the corporate practice of medicine and other health care professions, the provision of management or administrative services in connection with practice of medicine and other health care professions, employment of professionals by non-professionals, professional fee splitting; (vi) any Laws pertaining to standards of professional conduct; (vii) any Laws pertaining to licensing, certification, accreditation; (viii) any Laws related to the billing, submission, or collection of claims or payments, or the provision of management or administrative services, in connection therewith by the Company; (ix) any Laws related to medical records, and (x) any other Law relating to the provision of health care services.

(ttt)             “Indebtedness” of any Person at any time shall mean: (i) all Liabilities of such Person for borrowed money, including any amounts borrowed by the Company or its subsidiary under the Payment Protection Program or otherwise under the CARES Act; (ii) all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (iii) all Liabilities of such Person for the deferred purchase price of property or services (including any milestone, earnout or similar payments); (iv) all Unpaid Pre-Closing Taxes (other than Transfer Taxes and Transaction Payroll Taxes which are included in Third Party Expenses); (v) all Liabilities in respect of capitalized or synthetic leases; (vi) all Liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii), (iii), (iv) or (v) above to the extent of the obligation secured; (vii) all accrued interest, fees and prepayment penalties on the items described in clauses (i) through (vi) above; (viii) all obligations of such Person under swaps, collars, caps, hedges, derivatives of any kind or similar instruments; and (ix) all guarantees by such Person of any Liabilities of a third party of a nature similar to the types of Liabilities described in the foregoing clauses (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii), to the extent of the obligation guaranteed.

(uuu)        “IRS” shall mean the United States Internal Revenue Service.

(vvv)        “Key Employee” shall mean each individual listed on Schedule B.

(www)   “Knowledge” (or any derivation thereof) shall mean, with respect to the Company, the knowledge of the Persons set forth on Schedule D after reasonable inquiry.

(xxx)        “Law” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order or award, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

(yyy)        “Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, investigation examination or other similar proceeding by or before, or otherwise involving, any court or other Governmental Entity.

(zzz)          “Liability” shall mean, with respect to any Person, all debts, liabilities, commitments and obligations of any kind (whether known or unknown, contingent, accrued, due, secured or unsecured, matured or otherwise), including accounts payable, royalties payable, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its subsidiaries, including those arising under applicable Law or any Legal Proceeding or any Order of a Governmental Entity and those arising under any Contract, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP (unless otherwise expressly provided in this Agreement), including, with respect to the Company, Third Party Expenses incurred by the Company on or prior to the Effective Time.

(aaaa)      “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

(bbbb)     “made available” shall mean that a complete and accurate copy of the document (including any amendments, exhibits and schedules thereto) referenced in such statement has been posted in the electronic data site managed by the Company at www4.idealsvdr.com/v3/Accolade_-_2020-September prior to 5:30 p.m. (Pacific Time) on the day prior to the Agreement Date and retained at all times from the date of posting through Closing in such electronic data site.

(cccc)      “Measurement Date” shall mean January 31, 2022.

(dddd)     “Non-Competition and Non-Solicitation Agreement” shall mean the Non-Competition and Non-Solicitation Agreements executed and delivered concurrently with the execution of this Agreement by the Key Employees and the individual identified on Schedule 6.2(e).

(eeee)      “Offer Letter” shall mean an offer letter to an Offered Employee for at-will employment with Parent (or one of its subsidiaries) and the other standard employment documents (including confidentiality, invention assignment, non-competition and non-solicitation agreement) executed by Parent’s employees in the ordinary course, in each case, contingent and effective on the Closing.

(ffff)          “Offered Employees” shall mean the Employees of the Company or of any ERISA Affiliate who receive an offer of employment from Parent prior to the Closing Date.

(gggg)     “Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

(hhhh)     “Ordinary Course of Business” means, with respect to the Company, the ordinary course of business consistent with the Company’s past custom and practice.

(iiii)           “Parent Equity Plan” shall mean Parent’s 2020 Equity Incentive Plan.

(jjjj)           “Parent Common Stock Value” shall, for purposes of this Agreement, be $46.0623.

(kkkk)     “Parent Material Adverse Effect” shall mean any Change that, either alone or in combination with any other Changes, (A) has had, or is reasonably likely to have, a material adverse effect on the business, assets, financial condition or operations of Parent and its subsidiaries, taken as a whole or (B) would reasonably be expected to materially impair the performance by Parent of its obligations hereunder or materially delay the consummation of the transactions contemplated by this Agreement, including the Merger; provided, however, that, solely with respect to clause (A), no Changes to the extent resulting or arising from the following shall be taken into account in determining whether there has been or is reasonably likely to be a Parent Material Adverse Effect:

(i)                 relating to the execution, delivery or announcement of this Agreement or the transactions contemplated hereby (other than to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution, delivery or announcement of this Agreement or the consummation of the transactions contemplated hereby);

(ii)               in the general conditions in the industries in which Parent or any of its subsidiaries participates in the United States or elsewhere;

(iii)             any act of God, epidemic, pandemic or disease outbreak (including COVID-19), any act of terrorism, war or other armed hostilities (whether or not declared), any regional, national or international calamity or any other similar event, civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing (whether perpetrated or encouraged by a state or non-state actor or actors), including cyberattacks, any hurricane, flood, tornado, earthquake or other weather or natural disaster or any other force majeure event;

(iv)              any loss of, or adverse Change in, the relationship of Parent or any of its subsidiaries, contractual or otherwise, with customers, Governmental Entities, employees, contractors, unions, suppliers, distributors, financing sources, partners, agents or similar relationship to the extent resulting from the announcement of the transactions contemplated by this Agreement or the identity of the Company or any of its Affiliates;

(v)                any failure by Parent or any of its subsidiaries to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by another proviso of this definition));

(vi)              any Changes after the Agreement Date in GAAP (or other applicable accounting standards) or in any Law of general applicability (including any governmental or quasi-governmental action, including COVID-19 Measures, taken in connection with any epidemic (including COVID-19), mass infection or illness);

(vii)            general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions or political or regulatory conditions in the United States or elsewhere;

(viii)          any Changes resulting from any national, international or regional economic, financial, trade-based, social or political conditions, relationships or policies, including those relating to or arising out of any elections or any statements or other proclamations of public officials; and

(ix)              price or trading volume of the Parent Common Stock (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by another proviso of this definition)) or any change in the credit ratings or ratings outlook of Parent or its Affiliates (provided that the underlying cause of such change in credit rating or rating outlook may be considered in determining if there has been a Parent Material Adverse Effect except to the extent such facts are otherwise excluded from being taken into account by another proviso of this definition);

provided, however, that with respect to the exceptions set forth in clauses (ii), (iii), (vi) and (vii), in the event that such Change has had a disproportionate effect on Parent and its subsidiaries, taken as a whole, relative to other companies operating in the industry or industries in which Parent and its subsidiaries operate, then only the incremental effect of such Change shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect had occurred or is reasonably likely to occur.

(llll)           “Paying Agent” shall mean American Stock Transfer & Trust Company, LLC.

(mmmm)                     “Per Unit Amount” shall mean an amount equal to (i) the Total Consideration divided by (ii) the Company Units.

(nnnn)     “Per Unit Stock Amount” shall mean, in respect of each Capital Interest Unit or Profits Interest Unit, a number of shares of Parent Common Stock equal to (i) with respect to each Accredited Stockholder, (A) the Aggregate Stock Closing Consideration Shares plus Aggregate Contingent Consideration Shares divided by (B) the aggregate number of Capital Interest Units and Profits Interest Units held by Accredited Stockholders, and (ii) with respect to each Unaccredited Stockholder, zero (0).

(oooo)     “Per Unit Stock Value” shall mean the Per Unit Stock Amount (as calculated with respect to each Accredited Stockholder) multiplied by the Parent Common Stock Value.

(pppp)     “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

(qqqq)        “Permitted Liens” shall mean: (i) statutory Liens for Taxes not yet due; (ii) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financials in accordance with the Accounting Principles; (iii) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business consistent with past practices for sums not yet due; (iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (v) Liens incurred or deposits made in the Ordinary Course of Business consistent with past practices in connection with workers’ compensation, unemployment insurance and other types of social security; (vi) typical restrictions on use and transferability imposed by licensors of intellectual property; (vii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (viii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company, including rights of offset and set off; (ix) banker’s Liens, rights of set-off, Liens of securities intermediaries and custodians on deposit accounts and securities accounts maintained in the Ordinary Course of Business; (x) any interest or title of a lessor under any capitalized lease obligation or operating lease; (xi) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company in the Ordinary Course of Business; (xii) other than with respect to owned real property, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; or (xiii) Liens to the extent reflected, reserved against or otherwise disclosed in the Financials.

(rrrr)            “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

(ssss)          “Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

(tttt)             “Profits Interest Units” shall mean the Company Units designated as Profits Interest Units pursuant to the Company Agreement.

(uuuu)        “R&W Insurance Policy” shall mean the representation and warranty insurance policy issued to Parent naming Parent or an Affiliate thereof as the insured, which policy insures Parent for breaches of the representations and warranties given by the Company under this Agreement.

(vvvv)        “R&W Insurance Premium Amount” shall mean the fees and costs paid by or on behalf of Parent in connection with obtaining the R&W Insurance Policy, including diligence and underwriter costs.

(wwww)      “R&W Insurer” shall mean Ethos Specialty Insurance Services LLC.

(xxxx)           “Registration Rights Agreement” shall mean the form of registration rights agreement attached as Exhibit J.

(yyyy)        “Related Agreements” shall mean the Employee Agreements, the Non-Competition and Non-Solicitation Agreement, the Key Employee Joinder Agreements, the Member Joinder Agreements, the Letters of Transmittal, the Cash Election Certificates, the Waiver and Release, the Registration Rights Agreement and all other agreements and certificates entered into by the Company or the Company Members in connection with the Closing and the transactions contemplated herein.

(zzzz)           “Representatives” shall mean, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

(aaaaa)        “Restricted Cash” means all cash that is not freely usable by the Company because it is subject to restrictions or limitations on use or distribution by Law, Contract or otherwise, or Taxes are imposed on distributions thereof.

(bbbbb)       “Securities Act” shall mean Securities Act of 1933, as amended.

(ccccc)        “Specified Lender” shall have the meaning ascribed to such term on Schedule F.

(ddddd)       “Specified Loan” shall have the meaning ascribed to such term on Schedule F.

(eeeee)        “Straddle Period” shall mean any taxable period beginning on or prior to and ending after the Closing Date.

(fffff)           “subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

(ggggg)       “Suitability Documentation” shall mean the accredited stockholder questionnaire and related documentation in the form of Exhibit G.

(hhhhh)      “Third Party Expenses” shall mean (i) all, costs, fees and expenses relating to legal, accounting, financial advisory, consulting and other costs, fees and expenses of third parties (including Company Members) incurred by or on behalf of the Company in connection with the negotiation, consummation or effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the transactions contemplated by this Agreement; (ii) the accrued pre-Closing portion of any annual bonus payable to any Employee, any independent contractor, any former employee of the Company or any ERISA Affiliate with respect to calendar year 2020 (calculated based on the aggregate target payments, or, if higher, the actual performance as of December 31, 2020, for all bonuses in respect of calendar year 2020); (iii) any bonus, severance, change-in-control payments or similar payment obligations of the Company that become due and payable in connection with the consummation of the transactions contemplated by this Agreement; (iv) any Transaction Payroll Taxes and fifty percent (50%) of Transfer Taxes; (v) any Liability of the Company under deferred compensation plans, phantom equity plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated by this Agreement; (vi) the cost of the D&O Tail Policy, and (vii) fifty percent (50%) of the fees incurred in connection with filing under the HSR Act and other Antitrust Laws.

(iiiii)             “Threshold Value” means, with respect to each Profits Interest Unit, the “Threshold Value” designated in the agreement granting such Profits Interest Unit(s).

(jjjjj)            “Total Consideration” shall mean an amount equal to (i) the Aggregate Base Cash Amount plus (ii) $230,000,000.00 (which represents the aggregate value of the Aggregate Closing Stock Consideration Shares and the Aggregate Contingent Stock Consideration Shares) plus (iii) the Aggregate Threshold Value plus (iv) Aggregate Unvested Threshold Value.

(kkkkk)        “Transaction Payroll Taxes” shall mean the employer’s portion of any employment, payroll or similar Taxes with respect to any bonuses, option cashouts, payments on Company Units (to the extent applicable), severance or other compensatory payments in connection with the transactions contemplated by this Agreement paid at, prior to, or following the Closing Date, whether payable by Parent, the Company or the Surviving Company, regardless of when paid or accrued.

(lllll)            “Transfer Taxes” shall mean any transfer, stamp, documentary, sales, use, registration, goods and services, harmonized sales, recording, filing, value-added and other similar Taxes incurred in connection with the transactions contemplated by this Agreement.

(mmmmm)   “Unaccredited Stockholder” shall mean a Company Member who is not an Accredited Stockholder.

(nnnnn)      “Unpaid Pre-Closing Taxes” shall mean (i) any Taxes of the Company relating, attributable, or with respect to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date (including, for the avoidance of doubt, Deferred Payroll Taxes), (ii) any Taxes of a Person other than the Company for which the Company is liable (x) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing or (y) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract, or otherwise by operation of Law as a result of a transaction or event occurring before the Closing, (iii) any Taxes attributable to the transactions contemplated by this Agreement, including, any Transaction Payroll Taxes and Transfer Taxes, and (iv) any Taxes of the Company Members; provided, however, that Unpaid Pre-Closing Taxes shall not include any amounts taken into account in the determination of the Closing Indebtedness Amount or Closing Third Party Expenses and that result in a reduction of the Total Consideration as finally determined hereunder. Taxes of the Company for any Straddle Period will be allocable to the Pre-Closing Tax Period as follows: (i) in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis, and (ii) in the case of any Taxes that are imposed on a periodic basis for a Straddle Period, the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

(ooooo)      “Unvested Profits Interest Unit” shall mean any Profits Interest Units that are unvested as of immediately prior to the Effective Time in accordance with the terms of the applicable Profits Interest Grant Agreement.

(ppppp)      “Unvested Profits Interest Spread Value” shall mean (i) the product of the Per Unit Amount multiplied by the number of Unvested Profits Interest Units, less (ii) the Aggregate Unvested Threshold Value.

(qqqqq)       “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

1.8               Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

2018 Payoff Letter	Section 5.9(a)
2020 Payoff Letter	Section 5.9(b)
2021 Payoff Letter	Section 5.9(c)
401(k) Plan	Section 1.4(b)(xv)

Adjustment Resolution Period	Section 1.15(c)
Adjustment Review Period	Section 1.15(c)
Aggregate Final Cash Amount	Section 1.15(e)
Agreement	Preamble
Agreement Date	Preamble
Allocation Schedule	Section 4.2(f)
Balance Sheet Date	Section 2.7(b)
Binder	Section 3.14
Board	Recitals
Certificate of Formation	Section 2.1(d)
Certificate of Incorporation	Section 2.1(d)
Certificate of Merger	Section 1.2
Channel Partners	Section 2.25(a)
Charter Documents	Section 2.1(d)
Closing	Section 1.4(a)
Closing Date	Section 1.4(a)
Closing Statement	Section 1.15(b)
Collection and Use	Section 2.12(o)(iii)
Company	Preamble
Company Authorizations	Section 2.15
Company Board Resolutions	Section 2.4
Customer Data	Section 2.12(a)(i)
Company Indemnitees	Section 4.5(a)
Company IP	Section 2.12(a)(ii)
Company IP Contract	Section 2.12(a)(iii)
Company Member Approval	Recitals
Company Member Consent	Recitals
Company Owned IP	Section 2.12(a)(iv)
Company Privacy Policy	Section 2.12(l)(i)
Company Products	Section 2.12(a)(v)
Company Registered IP	Section 2.12(b)
Company Software	Section 2.12(i)
Company Source Code	Section 2.12(a)(vi)
Confidential Disclosure Agreement	Section 5.5
Conflict	Section 2.5
Contingent Consideration	Section 1.17(d)
Continuing Employees	Section 5.14
Current Balance Sheet	Section 2.7(b)
D&O Indemnifiable Matters	Section 4.5(a)
D&O Tail Policy	Section 4.5(b)
Data Security Requirements	Section 2.12(a)(viii)
Data Treatment	Section 2.12(a)(viii)
Deficiency Amount	Section 1.15(f)
Determination Date	Section 1.15(d)
Disclosure Schedules	Article II
Effective Time	Section 1.2
Eligible Revenue Target	Section 1.17(b)
End Date	Section 8.1(b)
Engagement Letter	Section 7.7(b)
Escrow Account	Section 1.11(a)(i)(B)
Escrow Agreement	Section 1.4(b)(xii)

Escrow Period	Section 1.16(b)
Estimated Closing Cash Amount	Section 1.15(a)
Estimated Closing Indebtedness Amount	Section 1.15(a)
Estimated Closing Statement	Section 1.15(a)
Estimated Closing Third Party Expenses	Section 1.15(a)
Estimated Closing Working Capital Adjustment Amount	Section 1.15(a)
Exchange Documents	Section 1.11(b)(ii)
Excess Amount	Section 1.15(g)
Expense Fund	Section 7.7(c)
Export Approvals	Section 2.23
Final Closing Statement	Section 1.15(d)
Financials	Section 2.7(a)
FIRPTA Certificate	Section 1.4(b)(xi)
Form Customer Agreement	Section 2.12(d)(iii)
Future Company Products	Section 2.12(a)(v)
Grant Date	Section 2.2(a)
Health Care Permits	Section 2.20(q)
HSR Act	Section 5.7(b)
Inbound Licenses	Section 2.12(d)(i)
Indemnified Party(ies)	Section 7.2
Indemnification Schedule	Section 4.5(a)
Indemnifying Party(ies)	Section 7.2
Independent Accountant	Section 1.15(c)
Intellectual Property Rights	Section 2.12(a)(viii)
Interested Party	Section 2.14(a)
Joinder Agreement	Section 1.4(b)(viii)
Lease Agreements	Section 2.11(b)
Leased Real Property	Section 2.11(b)
Letter of Transmittal	Section 1.11(b)(i)
Loss(es)	Section 7.2
Manager and Officer Resignation Letters	Section 1.4(b)(iii)
Material Contract(s)	Section 2.13(b)
Member Representative	Preamble
Merger	Recitals
Merger Sub	Preamble
Notice of Adjustment Disagreement	Section 1.15(c)
Open Source License	Section 2.12(a)(x)
Open Source Material	Section 2.12(a)(xi)
Outbound Licenses	Section 2.12(d)(ii)
Parent	Preamble
Parent Common Stock	Recitals
Parent Prepared Returns	Section 4.2(a)(ii)
Parent SEC Documents	Section 3.10(d)
Parent Stock Issuance	Recitals
Patent Rights	Section 2.12(a)(viii)
Personal Data	Section 2.12(a)(xii)
Personnel Agreements	Section 2.12(f)(i)
PTO	Section 2.12(b)
Registered IP	Section 2.12(a)(xvi)
Renewal Period	Section 1.17(a)
Representative Losses	Section 7.7(b)

Resolved Matters	Section 1.15(c)
Restricted Units	Section 2.2(a)
Retention Awards	Section 5.14
Seller Tax Return	Section 4.2(a)(i)
Sensitive Customer Data	Section 2.12(o)(iv)
Shrink-Wrap Software	Section 2.12(a)(xx)
Spreadsheet	Section 4.3
Standard Form Agreements	Section 2.12(d)(iii)
Subsidiary Ownership Interests	Section 2.3(a)
Survival Date	Section 7.1
Surviving Company	Section 1.1
Systems	Section 2.12(o)(v)
Tax Contest	Section 4.2(c)
Tax Return	Section 2.9(a)(ii)
Tax(es)	Section 2.9(a)(i)
TBOC	Section 1.1
Technology	Section 2.12(a)(xxii)
Third Party Claim	Section 7.5
Top Customers	Section 2.25(a)
Top Suppliers	Section 2.25(a)
Unresolved Matters	Section 1.15(c)

1.9               Effect of the Merger on the Capital Stock of the Constituent Corporations.

(a)                Effect on Capital Interest Units. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Members, upon the terms and subject to the conditions set forth in Section 1.11 and throughout this Agreement, including the provisions set forth in Article VII, each Capital Interest Unit (other than any cancelled Units) that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive upon delivery of the Exchange Documents in the manner provided in Section 1.11, (i) the Closing Per Unit Merger Consideration, plus (ii) the applicable per unit portion of any contingent consideration that becomes payable in accordance with Section 1.15(g), Section 1.17 or Section 7.7(c); provided, however, that with respect to Capital Interest Units held by a Key Employee that is party to a Key Employee Joinder Agreement, such amount shall be reduced in accordance with the terms and conditions of such Key Employee Joinder Agreement. Each share of Parent Common Stock issuable in the Merger, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be book-entry security entitlements. The aggregate shares of Parent Common Stock issuable to a Company Member in respect of Capital Interest Units shall be rounded down to the nearest whole share number.

(b)                Effect on Profits Interests.

(i)                 At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Members, upon the terms and subject to the conditions set forth in Section 1.11 and throughout this Agreement, including the provisions set forth in Article VII, each vested Profits Interest Unit outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right of the holder thereof to receive upon delivery of the Exchange Documents in the manner provided in Section 1.11 (in the same proportion of the Closing Per Unit Stock Amount and the Closing Per Unit Cash Amount), (i) the excess of the Closing Per Unit Merger Consideration over the applicable Threshold Value, plus (ii) the applicable per unit portion of any contingent consideration that becomes payable in accordance with Section 1.15(g), Section 1.17 or Section 7.7(c); provided, however, that with respect to Profits Interest Units held by a Key Employee that is party to a Key Employee Joinder Agreement, such amount shall be reduced in accordance with the terms and conditions of such Key Employee Joinder Agreement. Each share of Parent Common Stock issuable in the Merger, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be book-entry security entitlements. The aggregate shares of Parent Common Stock issuable to a Company Member in respect of Profits Interest Units shall be rounded down to the nearest whole share number.

(ii)               Each Unvested Profits Interest Unit outstanding immediately prior to the Effective Time shall be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Total Consideration therefor.

(c)                Effect on Capital Interest of Merger Sub. At the Effective Time, each unit of membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued unit of membership interest of the Surviving Company.

(d)                Treasury Units and Parent Owned Units. At the Effective Time, by virtue of the Merger, each Company Unit held by the Company or Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or the right to receive any consideration therefor.

1.10           Calculations.

(a)                The number of whole shares of Parent Common Stock that each Accredited Stockholder shall be entitled to receive pursuant to Section 1.9 shall be set forth in the Spreadsheet. The aggregate number of shares of Parent Common Stock issuable to each Accredited Stockholder shall be rounded down to the nearest whole number of shares of Parent Common Stock, and no cash shall be paid for fractional shares.

(b)                The amount of cash that each Company Member shall be entitled to receive pursuant to Section 1.9 (prior to any withholding) shall be set forth in the Spreadsheet and the total amount of such cash in the Spreadsheet shall in no event exceed the Aggregate Base Cash Amount.

(c)                Parent and the Surviving Company shall be entitled to conclusively rely upon the Company’s calculations as set forth in the Spreadsheet as the method of determining the consideration payable to each Company Member pursuant to Section 1.9.

1.11           Closing Deposits; Payment Procedures.

(a)                Parent Closing Deposits.

(i)                 At the Closing, Parent shall transfer, by wire transfer of immediately available funds:

(A)              to the Paying Agent for exchange in accordance with Section 1.9(a) and Section 1.9(b), as applicable, the aggregate amount of cash payable to the Company Members in respect of Capital Interest Units pursuant to Section 1.9(a), plus the aggregate amount of cash payable to the Company Members with respect to Profits Interest Units pursuant to Section 1.9(b); and

(B)              to the Escrow Agent, the Escrow Cash to be held in trust in an escrow account (the “Escrow Account”) as an escrow fund pursuant to the terms of this Agreement and the Escrow Agreement; and

(C)              to the Member Representative, the Expense Fund Amount for use as set forth in Section 7.7.

(ii)               At the Closing, Parent shall, by wire transfer of immediately available funds, on behalf of the Company and the Company Members, as the case may be (and as accounted for in the calculation of the Aggregate Base Cash Amount), pay to the account of the applicable payee designated in the applicable Invoice, which is delivered to Parent no later than two (2) Business Days prior to the Closing Date, with respect to all Closing Third Party Expenses due and payable to such advisor or other service provider, as the case may be, as of the Closing Date.

(iii)             At the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent, for exchange in accordance with Section 1.9(a), evidence of book-entry shares representing a number of shares of Parent Common Stock sufficient to pay the aggregate Closing Per Unit Stock Amount (excluding, for the avoidance of doubt, shares of Parent Common Stock subject to vesting under the Key Employee Joinder Agreements).

(b)                Payment Procedures.

(i)                 As promptly as practicable following the Closing (but in no event later than one (1) Business Days following the Closing Date), Parent shall cause the Paying Agent to electronically deliver a letter of transmittal in the form attached hereto as Exhibit H (the “Letter of Transmittal”) to each Company Member at the e-mail address set forth opposite each such Person’s name on the Spreadsheet.

(ii)               Subject to Section 1.15, as promptly as practicable following receipt by the Paying Agent of a Letter of Transmittal and any other documents (including applicable Tax forms) that Parent or the Paying Agent may reasonably require in connection therewith (collectively, the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, (A) Parent shall cause the Paying Agent to pay an amount of cash to each Company Member as set forth opposite such holder’s name in the Spreadsheet (such amounts, for the avoidance of doubt, to be exclusive of any Escrow Cash) and (B) Parent shall issue to each Accredited Stockholder, a number of shares of Parent Common Stock set forth opposite such holder’s name in the Spreadsheet.

(c)                At any time following the date that is six (6) months following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Paying Agent pursuant to Section 1.11(a)(i), and any and all interest thereon or other income or proceeds thereof, not disbursed to the Company Members pursuant to Section 1.11(b), and thereafter the Company Members shall be entitled to look only to Parent as general creditors thereof with respect to any and all cash amounts that may be payable to such holders pursuant to Section 1.11(b) upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 1.11(b). No interest shall be payable to the Company Members for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.11(c) and which are subsequently delivered to the holders of Company Units.

(d)                Notwithstanding anything to the contrary in this Section 1.11, none of Parent, the Paying Agent, the Surviving Company nor any party hereto shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Total Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

1.12           Tax Consequences. The Merger shall constitute a taxable acquisition by Parent of the Company Units held by the Company Members. Parent makes no representations or warranties to the Company or to any Company Member regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Member of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the Company Members are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.13           Withholding. Notwithstanding any other provision of this Agreement, Parent, the Surviving Company, the Escrow Agent, the Paying Agent and any Affiliate of the foregoing shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law or under any applicable Law or Order, and to request and be provided any necessary Tax forms, including IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information. To the extent any such amounts are so deducted or withheld and paid to the proper Governmental Entity or other appropriate Person, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.14           Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers, managers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective companies to take, and shall take, all such lawful and necessary action.

1.15           Post-Closing Reconciliation.

(a)                At least five (5) Business Days prior to the Closing Date, the Company shall prepare in consultation with Parent its good faith calculation of (i) the estimated Closing Working Capital Adjustment Amount (the “Estimated Closing Working Capital Adjustment Amount”), (ii) the estimated Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (iii) the estimated Closing Cash Amount (the “Estimated Closing Cash Amount”) (iv) the estimated Closing Third Party Expenses (the “Estimated Closing Third Party Expenses”), and (v) the Aggregate Base Cash Amount (including the component pieces thereof), each in accordance with the definitions set forth in this Agreement (such certification, the “Estimated Closing Statement”). Without limitation to the foregoing, Exhibit K provides an illustrative Closing Net Working Capital Amount calculation as of a date prior to the date of this Agreement.

(b)                As soon as reasonably practicable after the Closing Date, and in any event within ninety (90) days after the Closing Date, using the methodology set forth on Exhibit K, Parent shall prepare in consultation with the Member Representative and deliver to the Member Representative a statement (the “Closing Statement”) that shall set forth its good faith calculation of (i) the Closing Working Capital Adjustment Amount, (ii) the Closing Indebtedness Amount, (iii) the Closing Cash Amount, (iv) Closing Third Party Expenses and (v) the Aggregate Final Cash Amount (including the component pieces thereof). The Estimated Closing Statement and the Closing Statement shall entirely disregard any financing or refinancing arrangements entered into at any time by Parent or its Affiliates in connection with the consummation of the transactions contemplated hereby.

(c)                During the thirty (30) days immediately following the Member Representative’s receipt of the Closing Statement (the “Adjustment Review Period”), the Member Representative and its Representatives shall be permitted to review Parent’s working papers and the working papers of Parent’s independent accountants, if any, relating to the preparation of the Closing Statement and the calculation of the Closing Working Capital Adjustment Amount, Closing Indebtedness Amount, Closing Cash Amount Closing Third Party Expenses and the Aggregate Final Cash Amount after signing a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to Parent’s independent accountants, as well as the relevant books and records of the Company, and Parent shall cause the Surviving Company and its Representatives to use commercially reasonable efforts to assist the Member Representative and its representatives in their reasonable review of the Closing Statement. The Member Representative shall notify Parent in writing (the “Notice of Adjustment Disagreement”) prior to the expiration of the Adjustment Review Period if the Member Representative disagrees with any portion of the Closing Statement. The Notice of Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the Member Representative’s proposed adjustments to the Closing Statement with reasonably detailed supporting documentation. If no Notice of Adjustment Disagreement is received by Parent on or prior to the expiration date of the Adjustment Review Period, then the Closing Statement and all amounts set forth therein shall be deemed to have been accepted by the Member Representative and shall become final and binding upon the parties hereto. During the thirty (30) days immediately following the delivery of a Notice of Adjustment Disagreement (the “Adjustment Resolution Period”), if any, the Member Representative and Parent shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Adjustment Disagreement. Any items agreed to by the Member Representative and Parent in writing, together with any items not disputed or objected to by the Member Representative in the Notice of Adjustment Disagreement, are collectively referred to herein as the “Resolved Matters.” If at the end of the Adjustment Resolution Period, the parties have been unable to resolve any differences they may have with respect to the matters specified in the Notice of Adjustment Disagreement, the Member Representative and Parent shall refer all matters that remain in dispute with respect to the Notice of Adjustment Disagreement (the “Unresolved Matters”) to PricewaterhouseCoopers (the “Independent Accountant”). In the event that PricewaterhouseCoopers refuses or is otherwise unable to act as the Independent Accountant, the Member Representative and Parent shall cooperate in good faith to appoint an independent certified public accounting firm in the United States of national recognition mutually agreeable to the Member Representative and Parent, in which event “Independent Accountant” shall mean such firm. Within thirty (30) days after the submission of such matters to the Independent Accountant, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the parties hereto, of the appropriate amount of each of the Unresolved Matters. With respect to each Unresolved Matter, such determination, if not in accordance with the position of either the Member Representative or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Member Representative in the Notice of Adjustment Disagreement or Parent in the Closing Statement with respect to such Unresolved Matter. For the avoidance of doubt, the Independent Accountant shall not review any line items in the Closing Statement or make any determination with respect to any matter other than the Unresolved Matters. During the review by the Independent Accountant, Parent and the Member Representative shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 1.15(c); provided, however, that the independent accountants of Parent or the Company shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. The fees and expenses of the Independent Accountant shall be borne by Parent and the Company Members based on the inverse of the percentage that the Independent Accountant’s resolution of the disputed items covered by such Notice of Adjustment Disagreement (before such allocation) bears to the total amount of such disputed items as originally submitted to the Independent Accountant (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals $1,000 and the Independent Accountant awards $600 in favor of the Member Representative’s position, sixty percent (60%) of the fees and expenses of the Independent Accountant would be borne by Parent and forty percent (40%) of the fees and expenses of the Independent Accountant would be borne by the Company Members).

(d)                The “Final Closing Statement” shall be (i) in the event that no Notice of Adjustment Disagreement is delivered by the Member Representative to Parent prior to the expiration of the Adjustment Review Period, the Closing Statement delivered by Parent to the Member Representative pursuant to Section 1.15(b), (ii) in the event that a Notice of Adjustment Disagreement is delivered by the Member Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Member Representative are able to agree on all matters set forth in such Notice of Adjustment Disagreement, the Closing Statement delivered by Parent to the Member Representative pursuant to Section 1.15(b) as adjusted pursuant to the agreement of Parent and the Member Representative in writing or (iii) in the event that a Notice of Adjustment Disagreement is delivered by the Member Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Member Representative are unable to agree on all matters set forth in such Notice of Adjustment Disagreement, the Closing Statement delivered by Parent to the Member Representative pursuant to Section 1.15(b) as adjusted by the Independent Accountant to be consistent with the Resolved Matters and the final determination of the Independent Accountant of the Unresolved Matters in accordance with Section 1.15(c). The date on which the Final Closing Statement is finally determined in accordance with this Section 1.15(d) is hereinafter referred to as the “Determination Date.”

(e)                The “Aggregate Final Cash Amount” shall mean an amount equal to (i) $230,000,000.00, plus (ii) the Closing Cash Amount set forth in the Final Closing Statement, plus (iii) the Closing Working Capital Adjustment Amount (if any) set forth in the Final Closing Statement, less (iv) the Expense Fund Amount, less (v) the Closing Indebtedness Amount set forth in the Final Closing Statement, less (vi) the Closing Third Party Expenses set forth in the Final Closing Statement.

(f)                 If the Aggregate Final Cash Amount as determined in accordance with this Section 1.15 is less than the Aggregate Base Cash Amount (such difference, the “Deficiency Amount”), then Parent and the Member Representative shall promptly (but in all events within five (5) Business Days after the Determination Date), instruct the Escrow Agent to release to Parent from the Escrow Account an amount of Escrow Cash equal to the absolute value of the Deficiency Amount (plus any costs allocated to the Company Members pursuant to the last sentence of Section 1.15(c)) and, solely in the event that such amount exceeds the then available Escrow Cash, Parent may set off or reduce any Contingent Consideration that becomes payable to the Company Members by a number of shares of Parent Common Stock equal to the amount of such additional deficiency (calculated based on the Parent Common Stock Value).

(g)                If the Aggregate Final Cash Amount as determined in accordance with this Section 1.15 is more than the Aggregate Base Cash Amount (such difference, the “Excess Amount”), then Parent and the Member Representative shall promptly (but in all events within five (5) Business Days after the Determination Date), instruct the Escrow Agent to release from the Escrow Account an amount of Escrow Cash equal to the Excess Amount to the Company Members in accordance with their applicable pro rata portion of such portion of the Excess Amount; provided, however, that in the event that the Excess Amount exceeds the Escrow Cash, then Parent shall promptly (but in all events within five (5) Business Days after the Determination Date), pay the remaining portion of the Excess Amount to the Paying Agent for further distribution to the Company Members in accordance with their applicable pro rata portion of such portion of the Excess Amount; provided, however, that as a condition to Parent’s, Paying Agent’s and the Escrow Agent’s obligation to make such payment, the Member Representative shall first deliver to Parent an updated Spreadsheet setting forth the pro rata portion of the Excess Amount payable to each Company Member.

(h)                Parent and the Surviving Company shall be entitled to conclusively rely upon the updated Spreadsheet delivered by the Member Representative, including with respect to whether any individual Company Member received the appropriate portion of any such distribution, and in no event will Parent, the Surviving Company or any of their Affiliates have any liability to any person on account of instructions to be made by the Member Representative.

1.16           Escrow Amount; Escrow Period; Distribution upon Termination of Escrow Period.

(a)                By virtue of this Agreement and as the security for the obligations provided for in Section 1.15, at the Effective Time, Parent shall deposit with the Escrow Agent (on behalf of each Company Member) (i) the Escrow Cash pursuant to Section 1.11(a)(i)(B), it being the intention of the parties to have the value of the cash identified in the Spreadsheet as such Company Member’s Escrow Cash reflect such Company Member’s pro rata interest in the Total Consideration and allocate the holdback of cash in the same proportion as cash otherwise payable to such Company Member.

(b)                Within three (3) Business Days following the final determination of the Aggregate Final Cash Amount, each of Parent and the Member Representative shall deliver a Joint Instruction in accordance with the terms of the Escrow Agreement directing the Escrow Agent to distribute or cause to be distributed, a portion of the Escrow Cash remaining in the Escrow Account, if any in accordance with Section 1.15(f) or Section 1.15(g). Escrow Cash distributed pursuant to Section 1.16 shall be distributed in the same proportion as Escrow Cash was deposited in the Escrow Account with respect to each Company Member.

1.17           Contingent Consideration.

(a)                If the Eligible Contract is renewed for an initial term ending no earlier than December 31, 2022 and on substantially similar terms in all other respects during the period from the Closing through the Measurement Date (the “Renewal Period”), then Parent shall pay, in accordance with Section 1.17(d), a number of shares of Parent Common Stock to the Company Members on a pro rata basis in accordance with the number of Capital Interest Units and vested Profits Interest Units held by such Company Member immediately prior to the Effective Time equal to 325,646.

(b)                If as of the Measurement Date the Eligible Revenue for the calendar month of January 2022 is equal to or greater than $2,500,000 (the “Eligible Revenue Target”), then Parent shall pay, in accordance with Section 1.17(d), a number of shares of Parent Common Stock to the Company Members on a pro rata basis in accordance with the number of Capital Interest Units and vested Profits Interest Units held by such Company Member immediately prior to the Effective Time equal to either (i) 1,845,326 (if the Eligible Contract was renewed during the Renewal Period in accordance with Section 1.17(a)) or (ii) 2,170,972 (if the Eligible Contract was not renewed during the Renewal Period in accordance with Section 1.17(a)).

(c)                If as of the Measurement Date the Eligible Revenue for the month of January 2022 is less than Eligible Revenue Target, then Parent shall pay, in accordance with Section 1.17(d), a number of shares of Parent Common Stock to the Company Members on a pro rata basis in accordance with the number of Capital Interest Units and vested Profits Interest Units held by such Company Member immediately prior to the Effective Time equal to (i) the product of (A) a fraction, the numerator of which is the actual Eligible Revenue as of the Measurement Date and the denominator of which is the Eligible Revenue Target, multiplied by (B) (x) $85,000,000 (if the Eligible Contract was renewed during the Renewal Period in accordance with Section 1.17(a)) or (y) $100,000,000 (if the Eligible Contract was not renewed during the Renewal Period) divided by (ii) the Parent Common Stock Value.

(d)                Parent will use good faith efforts to determine the number of shares of Parent Common Stock that the Company Members are entitled to (if any) as promptly as possible following the Measurement Date, but in any event within thirty (30) days of the Measurement Date. Any disputes with respect to the calculation of Eligible Revenue or payment of Contingent Consideration shall be handled in the same manner as set forth in Section 1.15(c), mutatis mutandis.

(e)                Notwithstanding anything to the contrary set forth herein, as a condition to Parent’s obligation to pay the consideration described in Section 1.17(a), Section 1.17(b) or Section 1.17(c) (the “Contingent Consideration”) (if and when any such Contingent Consideration becomes due), the Member Representative shall first deliver to Parent an updated Spreadsheet setting forth the applicable portion of such Contingent Consideration payable to each Company Member and Parent shall pay such Contingent Consideration in accordance with the updated Spreadsheet within thirty (30) days of the Member Representative delivering the updated Spreadsheet to Parent; provided, further, that the aggregate shares of Parent Common Stock payable to a Company Member in respect of the Contingent Consideration shall be rounded down to the nearest whole share number, and in no event shall the aggregate number of shares of Parent Common Stock payable under this Section 1.17 exceed the Aggregate Contingent Stock Consideration Shares.

(f)                 For a period of twelve (12) months after the Closing Date, Parent and the Surviving Company shall use commercially reasonable efforts (as determined by Parent acting in good faith) to maintain the Eligible Contract in full force and effect; provided, however, nothing herein will require Parent or the Surviving Company to: (1) pay any fee, offer or make any concession, offer or provide any additional security to maintain the Eligible Contract (including, discussing, negotiating, agreeing or committing to (w) a requested reduction of rate, (x) a broad change from per employee or per member pricing to case rate, (y) an increase in fees at risk or the calculation thereof or (z) a material increase in service scope or effort); or (2) pursue any litigation against the Eligible Contract Party or its Affiliates. Without limiting the foregoing, neither Parent nor any of its Affiliates (including the Surviving Company) shall take any action or omission with the primary purpose of avoiding its obligation to pay the Contingent Consideration to the Company Members (it being understood that Parent will be deemed to be in breach of this sentence if Parent forms a subsidiary with the primary purpose of attributing revenue that would have otherwise been Eligible Revenue under clause (iii) of such definition to such subsidiary in order to avoid its obligation to pay the Contingent Consideration). For the avoidance of doubt but without limiting the immediately preceding sentence, Parent shall control the operations and business of the Company and its subsidiaries (including Surviving Company) in its sole and absolute discretion. The Member Representative will promptly deliver written notice of any breach of this Section 1.17(f) to Parent and, if curable, Parent will have 30 days from the date that Parent is notified of such breach to cure such breach. Despite anything else in this Agreement, the parties hereto further agree that the Member Representative will be permitted to exercise any right, bring any claim or commence any proceeding against Parent or the Surviving Company in connection with a breach of this Section 1.17(f) if (but only if) the Member Representative has the prior written consent of the Company Members who, immediately prior to the Effective Time, held Company Units representing at least 66 2/3% of the outstanding Company Units.

(g)                Following the Closing until the Measurement Date (or such date as Parent and the Member Representative otherwise agree), upon the Member Representative’s reasonable request, Parent shall, and shall cause its Affiliates (including the Surviving Company) to promptly answer any questions or furnish any information relating to the status of the Eligible Contract, the customers thereto and the efforts of Parent and its Affiliates (including the Surviving Company) to maintain the Eligible Contract in full force and effect.

(h)                Notwithstanding anything to the contrary set forth herein, Parent shall have the right to (without duplication) (i) to reduce the total Contingent Consideration payable by the number of Escrow Shares and (ii) set-off any Contingent Consideration against any Losses for which Parent is entitled to be indemnified under Article VII (subject to the limitations set forth in such Article VII) or any amount due to Parent under Section 1.15(f), in each case upon the terms and conditions set forth in this Agreement.

(i)                 So long as any obligation remains outstanding with respect to the Contingent Consideration, in the event that Parent undergoes a Change of Control, or after a Change of Control of Parent, any of its respective successors, assignees or transferees undergoes a subsequent Change of Control, then, and in each such case, Parent shall either (i) ensure that (A) each such successor, assignee or transferee of Parent or such assets agrees to assume all obligations of Parent, including the obligations with respect to the Contingent Consideration set forth in this Agreement, and (B) has the capabilities, financial and otherwise to do so, or (ii) Parent shall agree to remain subject to its obligations hereunder, including with respect to the Contingent Consideration. In the event of an assignment by Parent of this Agreement to any of its Affiliates, Parent shall agree to remain liable for the performance by each such assignee of all obligations, including with respect to the Contingent Consideration.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure schedules of the Company dated as of the Agreement Date and delivered to Parent concurrently with the execution of this Agreement (the “Disclosure Schedules”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent on the face of such disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), the Company represents and warrants as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to Parent and Merger Subs as follows:

2.1               Organization of the Company.

(a)                The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas. The Company has the limited liability company power to own, operate, distribute and lease its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business, and the ownership or lease of its properties, require it to be so qualified or licensed except where the failure to be so qualified and in good standing, individually or in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its Charter Documents.

(b)                Section 2.1(b) of the Disclosure Schedule lists the managers and officers of the Company as of the Agreement Date.

(c)                Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business as of the Agreement Date (specifying the existence of Employees or facilities in each such state or jurisdiction).

(d)                The Company has made available true, correct and complete copies of its certificate of formation, as amended to date (the “Certificate of Formation”), and the Company Agreement, as amended to date, each in full force and effect on the date of this Agreement (collectively, the “Charter Documents”). The Board has not approved any amendment to any of the current Charter Documents.

2.2               Company Capital Structure.

(a)                As of the Agreement Date, the authorized equity interests of the Company consists of (i) 3,714,340 Capital Interest Units, all of which are issued and outstanding and (ii) 2,285,549 Profits Interest Units, all of which have been granted and are outstanding. As of the Agreement Date, there are no authorized, issued, outstanding or granted Company Securities of the Company other than the Company Units. The Company holds no treasury units.

(b)                Section 2.2(b) of the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of the Company Members and the number and type of such Company Units so owned by each such Company Member, and any beneficial holders thereof and, with respect to each Profits Interest Unit, (i) the date such Profits Interest Unit was granted, (ii) the applicable Threshold Value and (iii) the applicable vesting schedule (including any vesting acceleration terms). The grant of each Profits Interest Unit was (i) duly authorized no later than the date on which the grant of such award was by its terms effective (the “Grant Date”) by all necessary corporate action, including, to the extent applicable, approval by the Board or a committee thereof, or a duly authorized delegate thereof, and any required approval by holders of Company Securities, (ii) made in compliance with all applicable Laws and all of the terms and conditions of the Company Agreement and (iii) has a Grant Date Threshold Value that is equal to or greater than the liquidation value of the underlying Profits Interest Unit on the applicable Grant Date. All issued and outstanding Company Units are duly authorized, validly issued and are free of any Liens other than Permitted Liens, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Charter Documents or any Contract to which the Company is a party or by which the Company or any of its assets is bound. As of the Agreement Date the Company has no declared but unmade distributions with respect to any Company Units. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other Law any Company Units or other Company Securities. All issued and outstanding Company Units were issued in compliance with Law and all requirements set forth in the Charter Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound.

(c)                Other than as set forth on Section 2.2(b) of the Disclosure Schedule: (i) no Person holds any Company Securities or other rights, unit appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or an Company Member is a party or by which it or its assets is bound, (A) obligating the Company or such Company Member to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Securities or other rights to purchase or otherwise acquire any Company Securities, whether vested or unvested, or (B) obligating the Company to grant, extend, accelerate the vesting or repurchase rights of, change the price of, or otherwise amend or enter into any such Profits Interest Unit, call, right or Contract; and (ii) no Company Securities are issued or outstanding (other than Company Securities issued in accordance with the terms of this Agreement).

(d)                Other than as set forth on Section 2.2(d) of the Disclosure Schedule, there is no Indebtedness of the Company (i) granting its holder the right to vote on any matters on which any Company Member may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting unit of the Company, is issued or outstanding as of the Agreement Date.

(e)                There are no Contracts relating to voting, purchase, sale or transfer of any Company Unit (i) between or among the Company and any Company Member, other than written Contracts granting the Company the right to purchase unvested units upon termination of employment or service, and (ii) to the Knowledge of the Company, between or among any of the Company Members. Except as set forth on Section 2.2(e) of the Disclosure Schedule, no Contract of any character to which the Company is a party to or by which the Company or any of its assets is bound relating to any Profits Interest Units requires or otherwise provides for any accelerated vesting of any Profits Interest Units or the acceleration of any other benefits thereunder, in each case in connection with the transactions contemplated by this Agreement or upon termination of employment or service with the Company or Parent, or any other event, whether before, upon or following the Effective Time or otherwise.

(f)                 As of the Closing Date, (i) the number of Company Units set forth in the Spreadsheet as being owned by a Person shall constitute the entire interest of such Person in the issued and outstanding Capital Interest Units, Profits Interest Units or any other Company Securities of the Company, (ii) no Person not disclosed in the Spreadsheet shall have a right to acquire from the Company any Company Units or any other Company Securities and (iii) upon consummation of the Merger, the Company Units disclosed in the Spreadsheet shall be free and clear of any Liens other than Permitted Liens.

(g)                As of immediately after the Effective Time, no Person (including any Company Member) will have any ownership interest in the Company (other than Parent).

2.3               Subsidiaries; Ownership Interests.

(a)                Section 2.3(a) of the Disclosure Schedule contains a complete and accurate list, as of the Agreement Date, of (i) each subsidiary of the Company and the Company’s ownership in interest in such subsidiary (collectively, the “Subsidiary Ownership Interests”) and (ii) each such subsidiary’s jurisdiction of incorporation or organization. Other than the subsidiaries listed in Section 2.3(a) of the Disclosure Schedule, the Company does not have any subsidiaries and the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b)                The Subsidiary Ownership Interests are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, other than Permitted Liens, and are not subject to preemptive rights or rights of first refusal created by statute, the organizational or charter documents of any subsidiary of the Company, or any Contract to which the Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound. There are no options, warrants or rights of any kind to acquire securities or other ownership interests in any of the subsidiaries of the Company.

(c)                Each subsidiary of the Company (i) is duly organized, validly existing and in good standing (or its equivalent) under the laws of the jurisdiction in which it is organized and (ii) is not in liquidation or bankruptcy, and no restructuring or any other similar proceedings have been instigated against it, and there are no bases for declaring bankruptcy or the instigation of restructuring proceedings against it. Each subsidiary of the Company has the corporate or other organizational power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing (or its equivalent) in each jurisdiction in which the failure to be so qualified and in good standing (or its equivalent) would reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent the organizational and charter documents of each subsidiary of Company, each as amended to date. No subsidiary of the Company is in violation of any of the provisions of its organizational and charter documents.

2.4               Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and any of its subsidiaries and no further corporate action is required on the part of the Company and any of its subsidiaries to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. The Company Member Approval is the only vote, approval or consent of the holders of any class or series of Company Units or any other securities of the Company and any of its subsidiaries that is necessary to adopt this Agreement and each of the Related Agreements and approve the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which the Company is a party have been, or, as of the Effective Time shall be, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (A) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (B) general principles of equity. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) has unanimously (x) declared that this Agreement, the Related Agreement and the transactions contemplated hereby and thereby, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Members, (y) approved this Agreement in accordance with the provisions of the TBOC and (z) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Members for consideration and recommended that all of the Company Members adopt this Agreement and approve the Merger (collectively, the “Company Board Resolutions”). Other than the Company Member Approval, no other votes, approvals or consents on the part of the Company or any of the Company Members are necessary under TBOC, Texas Law, any of the Charter Documents or relevant organizational documents of the Company’s subsidiaries or any Contracts to which the Company or any of its subsidiaries is a party to adopt this Agreement and the transactions contemplated by this Agreement and to approve the Merger. The Company and the Board have all necessary company authority to cause the Profits Interest Units to be treated in accordance with this Agreement, and the treatment of the Profits Interest Units under Section 1.9(b) is permitted under applicable Laws (including the TBOC), each underlying individual agreement (or other comparable documentation) for such equity interests without obtaining the consent of the holder thereof, and the Charter Documents.

2.5               No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, shall not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents or relevant organizational documents of the Company’s subsidiaries, (b) any Contract to which the Company or any of its subsidiaries is a party (other than material Conflicts under Contracts that are not Material Contracts), or (c) any Law applicable to the Company or any of its subsidiaries or any of its properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all notices, consents, waivers and approvals of parties to any Material Contracts that are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration immediately after the Closing so as to preserve all rights of, and benefits to, the Company or any of its subsidiaries under such Material Contracts from and after the Closing.

2.6               Governmental Authorization. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws (b) the filing of the Certificate of Merger as provided in Section 1.2 and (c) the expiration or early termination of applicable waiting periods under the HSR Act and the expiration or termination of waiting periods or the receipt of approvals or consents required under other Antitrust Laws.

2.7               Company Financial Statements; No Undisclosed Liabilities.

(a)                The Company has delivered to Parent its audited consolidated financial statements for the fiscal years ended December 31, 2018 and December 31, 2019 (including, in each case, balance sheets, statements of income and statements of cash flows) and its unaudited consolidated financial statements (including, in each case, balance sheets, statements of income and statements of cash flows) for October 31, 2020 and the ten (10) months then ended (collectively, the “Financials”), which are included as Section 2.7(a) of the Disclosure Schedule. The Financials (i) are prepared from the books and records of the Company, (ii) fairly present in all material respects the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or shall be material in amount), and (iii) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financials, applied on a consistent basis throughout the periods indicated and consistent with each other

(b)                The Company has no Liabilities of any nature other than (i) those set forth on or adequately provided for on the face of the balance sheet (the “Current Balance Sheet”) included in the Financials as of October 31, 2020 (the “Balance Sheet Date”), (ii) those incurred in the conduct of the Company’s and its subsidiaries’ business since the Balance Sheet Date in the Ordinary Course of Business, (iii) those incurred by the Company and its subsidiaries in connection with the execution of this Agreement and (iv) those arising under Material Contracts in accordance with their terms (other than the payment of liquidated damages or arising as a result of a default or breach thereof). Except for Liabilities reflected in the Financials, the Company and its subsidiaries have no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company and its subsidiaries. Neither the Company nor any of its subsidiaries has ever guaranteed any debt or other obligation of any other Person. All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.

(c)                Section 2.7(c) of the Disclosure Schedule sets forth a true, correct and complete list of all Indebtedness for borrowed money of the Company and its subsidiaries, including, for each item of Indebtedness, the agreement governing the Indebtedness, any assets securing such Indebtedness and any prepayment or other penalties payable in connection with the repayment of such Indebtedness at the Closing.

(d)                The Company and its subsidiaries have established and maintain a system of internal accounting controls sufficient in all material respects to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and its subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and its subsidiaries. None of the Company, any of its subsidiaries, nor, to the Knowledge of the Company, any current or former employee, consultant or director of the Company or the Company’s independent auditors, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants directors of Company or any of its subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its subsidiaries, or any claim or allegation regarding any of the foregoing. As of the Agreement Date, neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company and its subsidiaries or its internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company or any of its subsidiaries has reported to the Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its Representatives. As of the Agreement Date, there has been no material change in the Company accounting policies since December 31, 2019, except as described in the Financials.

2.8               No Changes. Since the Balance Sheet Date until the Agreement Date: (a) the Company and its subsidiaries have conducted their business only in the Ordinary Course of Business; (b) there has not occurred a Company Material Adverse Effect; and (c) the Company and its subsidiaries have not taken any action that, if taken after the Agreement Date, would constitute a breach of, or require the consent of Parent under Section 5.1.

2.9               Tax Matters.

(a)                Definition of Taxes. For the purposes of this Agreement, the following terms shall have the following respective meanings:

(i)                 “Tax” or, collectively, “Taxes” shall mean (A) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance) or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever and denominated by any name whatsoever, together with all interest, penalties, and additions imposed with respect to such amounts, (B) any liability for the payment of any amounts of the type described in clause (A) of this Section 2.9(a)(i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) of this Section 2.9(a)(i) as a result of any obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or otherwise by operation of Law.

(ii)               “Tax Return” shall mean any return, declaration, statement, claim for refund, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes and including all amendments thereof.

(b)                General Tax Matters. Except as set forth in Section 2.9(b) of the Disclosure Schedule:

(i)                 The Company has (A) prepared and timely filed all income and other material Tax Returns of the Company and its subsidiaries, and such Tax Returns are true and correct in all material respects and (B) timely paid all Taxes it is required to pay (whether or not shown on a Tax Return). Neither the Company nor any of its subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.

(ii)               The Company and its subsidiaries have timely paid or withheld with respect to its Employees or former employees of the Company or any ERISA Affiliate, and current and former consultants, advisors, independent contractors or directors of the Company or any ERISA Affiliate or unitholders, creditors, and other third parties, all Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and has timely paid over any such Taxes and other amounts to the appropriate Governmental Entity in accordance with applicable Law. The Company and its subsidiaries have complied with all information reporting and withholding requirements under all applicable Laws, including, but not limited to, (1) proper issuance of IRS Forms 1099, W-2 and K-1, as appropriate, and (2) maintenance of required records with respect thereto.

(iii)             There is no Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its subsidiaries, and the Company and its subsidiaries have not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)              No audit or other examination by any Tax authority of any Tax Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination. The Company has made a push-out election under Section 6226 of the Code for any audit for any Tax period beginning after December 31, 2017. Neither the Company or any of its subsidiaries has ever received from any Governmental Entity any: (i) notice indicating an intent to open an audit or other review with respect to any Tax or any Company Tax Return; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment that, in each case, has not been completed or resolved in full with no further liability to the Company or applicable subsidiary. No claim has ever been made in writing by any Tax authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any of its subsidiaries is or may be subject to Tax in that jurisdiction. No adjustment relating to any Tax Return filed by the Company or any of its subsidiaries has been proposed in writing by any Tax authority. Neither the Company nor any of its subsidiaries is a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes. No power of attorney with respect to Taxes has been granted with respect to the Company or any of its subsidiaries.

(v)                Any unpaid Taxes of the Company or any of its subsidiaries (i) as of the Balance Sheet Date, did not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Current Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. The Company has not incurred any liability for Taxes since the Balance Sheet Date outside of the Ordinary Course of Business.

(vi)              The Company has made available to Parent or its legal counsel, copies of all income Tax Returns and other material Tax Returns for the Company and its subsidiaries since 2015, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against it. Section 2.9(b)(vi) of the Disclosure Schedule sets forth each jurisdiction where the Company or any of its subsidiaries has filed a Tax Return (or will be required to file a Tax Return following the Closing) with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid.

(vii)            There are (and immediately following the closing there will be) no Liens on the assets of the Company or any of its subsidiaries relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(viii)          Within the meaning of Treasury Regulation Section 1.1445-11T(d), neither (i) 50% or more of the value of the gross assets of the Company consists of “United States real property interests” under Section 897 of the Code, nor (ii) 90% or more of the value of the gross assets of the Company consists of U.S. real property interests plus cash or cash equivalents. No Company Member is a “foreign person” within the meaning of Sections 1445, 1446 or 7701 of the Code and the Treasury Regulations thereunder.

(ix)            Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(x)                Neither the Company nor any of its subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign applicable Law. Neither the Company nor any of its subsidiaries has (i) consummated or participated in any transaction which was or is a “tax shelter” transaction, as defined in Section 6662 or Section 6111 of the Code or the United States Treasury Regulations promulgated thereunder, (ii) participated in any “reportable transaction” as defined in Section 6707A(c) of the Code or the Treasury Regulations promulgated thereunder, (iii) engaged in any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP, or (iv) participated or engaged in any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local or foreign Tax Law.

(xi)              There have been no entity classification elections filed pursuant to Treasury Regulations Section 301.7701-3 (or any analogous provision of state or local income Tax Law), with respect to the Company or any of its subsidiaries. The Company is classified, and has since the date of its formation been classified, as a partnership or disregarded entity for U.S. federal and applicable state and local income Tax purposes, and neither the Company Members nor the Company has taken a position inconsistent with such treatment with respect to any U.S. federal or applicable state, local, and income Tax. The Company does not have and has never had any direct or indirect ownership interest in any trust, corporation, partnership, limited liability company, joint venture or other business entity for U.S. federal income Tax purposes.

(xii)             Neither the Company nor any of its subsidiaries has (A) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) ever been a party to any Tax sharing, indemnification, reimbursement or allocation agreement (other than any such agreement entered into in the ordinary course of business (such as a loan or a lease) the primary purpose of which is not related to Taxes), nor does the Company owe any amount under any such agreement, (C) deferred inter-company gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction or event consummated prior to the Closing (or in the case of each of (A), (B), and (C), under any similar provision of applicable Law), (D) ever had any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by operation of law, by contract, or otherwise, or (E) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xiii)           Neither Parent (as a result of the acquisition of the Company) nor the Company or any of its subsidiaries shall be required to include any income or gain or exclude any deduction or loss from taxable income for any Tax period or portion thereof after the Closing as a result of (A) any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in a method of accounting, or use of an improper accounting method or otherwise (including as a result of the transactions contemplated by this Agreement) for a taxable period that ends on or prior to the Closing Date, (B) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) entered into on or prior to the Closing Date, (C) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) in connection with a transaction or event prior to the Closing, (D) any installment sale or open transaction disposition made on or prior to the Closing Date, (E) any election under Section 108(i) of the Code (or any similar provision of state, local of foreign Tax Law), (F) any deferred revenue or prepaid amount received on or prior to the Closing Date, or (G) forgiveness of a loan entered into on or prior to the Closing Date pursuant to the Paycheck Protection Program under section 7(a)(36) of the Small Business Act (15 U.S.C. 636(a)(36)).

(xiv)           The Company uses the accrual method of accounting for income Tax purposes.

(xv)             Neither the Company nor any of its subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, office or other place of business in such other country. Neither the Company nor any of its subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. The Company and its subsidiaries have in its possession official foreign government receipts for any Taxes paid by it, or paid on its behalf, to any foreign Governmental Entity.

(xvi)           Neither the Company nor any of its subsidiaries has (i) participated in an international boycott as defined in Section 999 of the Code, (ii) been subject to any accumulated earnings Tax or personal holding company Tax, (iii) had branch operations in any foreign country, (iv) been party to a gain recognition agreement under Section 367 of the Code, or (v) incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Neither the Company nor any of its subsidiaries has ever transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code.

(xvii)         The prices for any property or services (or for the use of any property) provided by or to the Company or any of its subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(xviii)       The Company and its subsidiaries are in compliance with the requirements for all Tax holidays and similar Tax benefits which have current applicability to the Company and its subsidiaries, and have been in compliance since such holiday or benefit was originally claimed by the Company or any of its subsidiaries. The Company has made available to Parent all material documentation relating to any applicable Tax holidays and similar Tax benefits that have current applicability to the Company or any of its subsidiaries. No property of the Company is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (iv) securing any indebtedness, the interest of which is tax-exempt under Section 103(a) of the Code; or (v) subject to a Section 467 rental agreement as defined in Section 467 of the Code.

(xix)           With respect to all Profits Interest Units issued in connection with the performance of services and whether or not subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code: (i) such Profits Interests Units have at all times qualified as “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191; and (ii) the allocation of proceeds among the Company Members pursuant to the Spreadsheet is consistent with the qualification of such interests as profits interests.

(xx)             The Company and its subsidiaries have collected, remitted and reported to the appropriate Governmental Entity all sales, use, value added, excise and similar Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. The Company and its subsidiaries have complied in all material respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(xxi)           None of the Company Units are “covered securities” under Section 6045(g)(3) of the Code.

(xxii)         The Company and each of its subsidiaries has (i) not deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act, and (iii) not sought, and does not intend to seek, a covered loan under Section 7(a)(36) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(c)                Tax Matters related to Compensation. There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party, including the provisions of this Agreement, covering any individual, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code. The Company meets either (or both) of the following requirements (X) or (Y): (X) the Company does not (a) have more than 100 equityholders, (b) have as an equityholder a person (other than an estate, a trust described in Code Section 1361(c)(2), or an organization described in Code Section 1361(c)(6)) who is not an individual, and (c) have more than one class of units issued and outstanding, such that the entity is a small business corporation within the meaning of Code Section 1361(b) (without regard to paragraph 1361(b)(1)(C)) and is therefore exempt from Section 280G of the Code pursuant to Code Section 280G(b)(5)(A)(i) and is further not a party to any promissory note, convertible note or any other instrument whereby the holder of such instrument is entitled to receive any units in satisfaction of such note other than the one class of units referenced above, or (Y) the Company is not a “corporation” within the meaning of that term as set forth in Q/A-45 of 26 C.F.R. 1.280G-1 and all Company Units have been properly treated, in all respects, as partnership interests for income Tax purposes. None of the Company Units is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(d)                409A Compliance. Except as set forth on Section 2.9(d) of the Disclosure Schedule, the Company is not, nor has been, a party to any Contract, arrangement or plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). Each nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A. None of the Company Securities is, or ever has been, subject to Section 409A.

2.10           Specified Loan. As of the date of its application for the Specified Loan, the Company was in all material respects eligible to apply for and to receive the Specified Loan and met all material requirements of receiving the Specified Loan under all applicable Laws then in effect. In connection with the Specified Loan, all representations, warranties and certifications of the Company and its officers, directors and employees, if any, to any applicable Governmental Entity or the Specified Lender, as applicable, were true, complete and accurate in all material respects when made. Since receiving the Specified Loan, the Company has not taken any action and has not failed to take any required action, and does not intend to take or refrain from taking any action, that would reasonably be expected to cause the Specified Loan or any portion thereof to become ineligible for forgiveness under applicable Law. The Company has a good faith belief that it is eligible for forgiveness of the Specified Loan and applied for forgiveness on December 7, 2020. The Company’s incurrence of the Specified Loan was duly authorized by the Board and did not violate or cause an event of default to occur under any Contract to which the Company is a party or by which any of its assets or properties are bound. The Company is in compliance with the terms of the Specified Loan in all material respects. Except for the Specified Loan, the Company has not applied for nor received any other loans or financial assistance from any Governmental Entity.

2.11           Title to Properties; Absence of Liens; Condition and Sufficiency of Assets.

(a)                Neither the Company nor any of its subsidiaries owns any real property.

(b)                Section 2.11(b) of the Disclosure Schedule sets forth a list, as of the Agreement Date, of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or any of its subsidiaries or otherwise used or occupied by the Company or any of its subsidiaries for the operation of its business (the “Leased Real Property”), including all amendments, terminations and modifications thereof (“Lease Agreements”), and there are no other Lease Agreements for real property to which the Company or any of its subsidiaries is bound or, to the Company’s Knowledge, affecting the Leased Real Property. There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) which would be material to the operation of the business of the Company or any of its subsidiaries, and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

(c)               The Company or any of its subsidiaries has good title to, or valid leasehold interest in all of its properties, and interests in properties and assets, real and personal, reflected on the Current Balance Sheet or acquired after the Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company or any of its subsidiaries valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens.

(d)                The assets and properties owned, leased and licensed by the Company or any of its subsidiaries constitute all of the assets and properties that are reasonably necessary for the Company or any of its subsidiaries to conduct and operate the Company’s and its subsidiaries’ business in substantially the same manner as currently conducted; provided, however, that none of the foregoing is a representation and warranty of non-infringement of the Intellectual Property Rights of a third Person.

(e)               All material machinery, equipment, and other tangible assets of the Company and its subsidiaries (other than real property) currently being used in the conduct of the business of the Company and its subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice (giving due account to the age and length of use and ordinary wear and tear), are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put. No maintenance of such assets has been materially deferred by the Company or any of its subsidiaries, except as would not be material to the operation of the business of the Company and its subsidiaries, taken as a whole.

2.12           Intellectual Property.

(a)                Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)                “Customer Data” shall mean any and all information (a) collected by the Company or any subsidiaries which either (i) identifies a customer or its employees, contractors, visitors or users, (ii) is unique to a customer or its employees, contractors, visitors or users (whether or not Personal Information) or (iii) could provide insight into such employees, contractors, users’ or visitors’ behavior if analyzed, aggregated or otherwise examined or (b) collected, accessed, held, used, stored, adapted, displayed, distributed or otherwise processed by the Company or any Subsidiary for or on behalf of a customer, employee, contractor or user.

(ii)              “Company IP” shall mean (i) all Technology and Intellectual Property Rights in the Company Products, and (ii) all Company Owned IP.

(iii)              “Company IP Contract” shall mean any Contract to which the Company or any of its subsidiaries is or was a party or by which the Company or any of its subsidiaries is or was bound, that contains any assignment or license of, or any other right to use or exploit, any Intellectual Property Right or that otherwise relates to any Company Privacy Policy.

(iv)            “Company Owned IP” shall mean any and all Intellectual Property Rights, including Registered IP that are owned or purported to be owned by the Company or any of its subsidiaries.

(v)               “Company Products” shall mean all products and services (including any products and services provided under a software-as-a-service deployment or delivery model) (i) that have been or are as of the Agreement Date provided, marketed, distributed, sold, leased, loaned, or licensed by or on behalf of the Company since its inception and (ii) any of the foregoing that the Company or any of its subsidiaries currently intends during the 12-month period after the Agreement Date to provide, market, distribute, sell or license (“Future Company Products”).

(vi)             “Company Source Code” shall mean any software source code authored by or on behalf of the Company, and any software source code of any Company Product.

(vii)              “Company Privacy Policy” has the meaning set forth in Section 2.12(l)(ii).

(viii)            “Malicious Code” has the meaning set forth in Section 2.12(i).

(ix)              “Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology and intellectual property in any jurisdiction, including: (i) rights in, arising out of, or associated with works of authorship, including rights granted under the Copyright Act; (ii) rights in, arising out of, or associated with databases; (iii) rights in, arising out of, or associated with inventions, including rights granted under the Patent Act (“Patent Rights”); (iv) rights in, arising out of, or associated with trademarks, service marks and trade names including rights granted under the Lanham Act; (v) rights in, arising out of, or associated with confidential information and trade secrets, including rights described under the Uniform Trade Secrets Act; (vi) rights of attribution and integrity and other moral rights of an author; (vii) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, publicity or similar rights; and (viii) rights in, arising out of, or associated with domain names.

(x)                “Open Source License” shall mean any and all (i) licenses or agreements for software or materials that allow for non-exclusive use, distribution or modification without a license fee, or (ii) any other license that requires the distribution of source code in connection with the distribution of Open Source Materials, that, in each case of (i) and (ii), require modifications or derivative works be distributed under such Open Source License, or that prohibits one from charging a fee or otherwise seeking compensation in connection with sublicensing, displaying or distributing such Open Source Material. “Open Source License” includes a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses”.

(xi)              “Open Source Material” shall mean any software or other materials that are distributed as “free software” or “open source software” or are otherwise generally distributed publicly (in source code form in the case of open source software) under terms of an Open Source License.

(xii)            “Personal Information” means (i) data in the possession, care, custody or control of the Company or any of its subsidiaries (or a third party on or on behalf of the Company or any of its subsidiaries), which relates to an identified or identifiable individual, including name, address, telephone number, electronic mail address, identification number, location data, an online identifier, bank account number, credit card number, one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity or any other data which may be used to identify an individual and (ii) any other information which is classified as “personal data,” “personal information,” “personally identifiable information” (or similar term) under the Security Policies, Privacy Statement, or applicable Laws, including the Privacy and Security Laws.

(xiii)            “Privacy and Security Laws” means all applicable Laws regarding the Processing of Personal Information, concerning the privacy, security, confidentiality, integrity or availability of Personal Information or other tracking of online consumer behaviors including without limitation federal, state or foreign laws or regulations regarding: a) data privacy and information security, (b) data breach notification (as applicable), (c) unfair or deceptive practices, (d) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data, (e) communications via email, telephone, or text message, and (f) online behavioral advertising. “Privacy and Security Laws” include, to the extent applicable, the Health Insurance Portability and Accountability Act (HIPAA) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH) and its associated privacy and security rules, data breach notification Laws, social security number protection laws, the General Data Protection Regulation (GDPR), Telephone Consumer Protection Act (TCPA) Payment Card Industry Data Security Standards and programs (PCI-DSS), the Federal Trade Commission Act, Canada’s Personal Information Protection and Electronic Documents Act, the Gramm Leach Bliley Act (GLBA), the Fair Credit Reporting Act (FCRA), the Fair and Accurate Credit Transactions Act (FACTA), the California Consumer Privacy Act of 2018 (CCPA), and federal, state and foreign laws that regulate unfair or deceptive acts and consumer protection.

(xiv)            “Privacy Statement” has the meaning set forth in Section 2.12(l)(i).

(xv)          “Process or Processing” shall mean any collection, use, disclosure retention, storage, disposal, transfer, security, protection, or other processing of data.

(xvi)          “Registered IP” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patents.

(xvii)           “Security Incident” has the meaning set forth in Section 2.12(o)(iii).

(xviii)       “Sensitive Company Information” shall mean confidential and proprietary information of the Company or its subsidiaries, Customer Data and Personal Information.

(xix)            “Security Policies has the meaning set forth in Section 2.12(o)(iii).

(xx)             “Shrink-Wrap Software” means any generally commercially available, non-customized software in executable code or hosted form that is available for a cost of not more than U.S. $10,000 for a single user or work station (or $150,000 in the aggregate for all users and work stations) and not distributed by the Company or any of its subsidiaries.

(xxi)            “Systems has the meaning set forth in Section 2.12(o)(v).

(xxii)         “Technology” shall mean all forms of technology and content, including any or all of the following: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs or software (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, websites, and sound recordings; (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items; (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (iv) databases, data compilations and collections and technical data; and (v) devices, prototypes, designs and schematics (whether or not any of the foregoing is embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

(b)                Registered IP. Section 2.12(b)-1 of the Disclosure Schedule lists, as of the Agreement Date: (i) each item of Registered IP which is owned, filed in the name of, or purported to be owned by the Company or any of its subsidiaries or subject to a valid obligation of assignment to the Company (whether owned exclusively, jointly with another Person, or otherwise) (“Company Registered IP”); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) the filing date, and issuance/registration/grant date; and (iv) a brief descriptions of the prosecution status thereof; (v) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Section 2.12(b)-2 of the Disclosure Schedule lists, as of the Agreement Date: (1) any formal actions that must be taken by the Company within 90 days of the Closing Date with respect to any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (2) any Legal Proceedings before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or equivalent authority anywhere in the world) to which the Company is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP. All necessary registration, maintenance and renewal fees in connection with the Company Registered IP that are or shall be due for payment on or before the Closing Date have been or shall be timely paid and all necessary documents and certificates in connection with the Company Registered IP that are or shall be due for filing on or before the Closing Date have been or shall be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP. To the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each assignment of Registered IP with each relevant Governmental Entity, in accordance with applicable Laws. The Company has made available to Parent complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP.

(c)                Validity and Enforceability. All Company Registered IP is subsisting and (except with respect to applications) valid and enforceable.

(d)                  Contracts.

(i)                 Section 2.12(d)(i) of the Disclosure Schedule lists, as of the Agreement Date, all licenses or Contracts pursuant to which any Intellectual Property Rights or Technology is or has been licensed, sold, assigned, granted or otherwise provided to the Company or any of its subsidiaries other than (A) non-exclusive software license or software-as-a-service agreement with respect to Shrink-Wrap Software and Open Source Materials, (B) nondisclosure agreements entered in the Ordinary Course of Business, and (C) licenses of Intellectual Property Rights that are contained in a Standard Form Agreement without material deviation (collectively “Inbound Licenses”).

(ii)               Section 2.12(d)(ii) of the Disclosure Schedule lists, as of the Agreement Date, each license or Contract pursuant to which the Company or any of its subsidiaries has granted to any Person any license under, or in which any Person has otherwise received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned IP (other than (A) nondisclosure agreements entered in the Ordinary Course of Business; and (B) Contracts with nonexclusive licenses to provide (on a hosted basis) the Company Products to its customers entered in the Ordinary Course of Business and on the Company’s Form Customer Agreement) (collectively, “Outbound Licenses”).

(iii)              The Company has made available to Parent a complete and accurate copy of each of its unmodified standard forms of: (A) employee agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (B) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (C) confidentiality or nondisclosure agreement; (D) customer contract providing for non-exclusive use of or access to the Company Products (“Form Customer Agreement”) (collectively, the “Standard Form Agreements”).

(iv)              Section 2.12(d)(iv) of the Disclosure Schedule accurately identifies any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights related to the Company’s business, research or development other than those agreements entered into on the corresponding Standard Form Agreement delivered to Parent.

(v)               Section 2.12(d)(v) of the Disclosure Schedule is an accurate list and summary, as of the Agreement Date, of all royalties, commissions and other similar amounts payable by the Company or any of its subsidiaries to any other Person (other than sales commissions paid to employees according to the standard commissions plan of the Company) upon or for the use, sale, provision or distribution of any Company Product or the use of any Company IP.

(e)                Company Owned IP. The Company and its subsidiaries have the exclusive right to bring infringement actions with respect to the Company Owned IP. Neither the Company nor any of its subsidiaries is bound by, and no Company Owned IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its subsidiaries to use, exploit, or, except with respect to nonexclusive licenses to use or access Company Products granted in the Ordinary Course of Business, assert or enforce, any Company Owned IP owned by the Company or any of its subsidiaries anywhere in the world. The Company and each of its subsidiaries has not (A) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license were, material to the Company or to any other Person; or (B) permitted Intellectual Property Rights that are material to the operation of the Company’s business to enter the public domain.

(f)                 Ownership. The Company and its subsidiaries exclusively owns all right, title, and interest to and in the Company Owned IP free and clear of any Lien (other than non-exclusive licenses to use or access Company Products granted in the Ordinary Course of Business). Neither the Company nor any of its subsidiaries has jointly developed any Company IP with any other Person with respect to which such other Person has retained any rights in the developed subject matter. Without limiting the generality of the foregoing:

(i)                Each Person who is or was an employee, author, or developer of any Technology or Intellectual Property Rights for or on behalf of the Company or any of its subsidiaries has signed an agreement containing an assignment to the Company of all rights, title and interest, including Intellectual Property Rights arising in connection with or resulting from the performance of services by such employee, author or developer, and which also contains customary confidentiality provisions protecting the rights of the Company in trade secrets and other proprietary information of the Company (such agreements “Personnel Agreements”).

(ii)               No current or former member, manager, officer, director, contractor, employee, author, or developer of the Company or any of its subsidiaries (A) has made to the Company or any of its subsidiaries any written or oral claim of ownership with respect to any Company IP, or (B) has any claim, right (whether or not currently exercisable) or interest to or in any Company IP.

(iii)             To the Company’s Knowledge, no Employee is: (x) bound by or otherwise subject to any Contract with a third Person restricting such employee from performing such Employee’s duties for the Company or any of its subsidiaries; or (y) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as an employee or contractor of the Company or any of its subsidiaries.

(iv)             No funding, facilities or personnel of any Governmental Entity or any public or private university, college or other educational or research institution were used directly to develop or create, in whole or in part, any Technology or Intellectual Property Right for or on behalf of the Company or any of its subsidiaries.

(v)                Neither the Company nor any of its subsidiaries is, nor has ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates the Company to grant or offer to any other Person any license or right to any Company IP. Neither the Company nor any of its subsidiaries is a party to any Contract with a standards body or any similar organization involving the license to the Company of “standards essential” Technology or Intellectual Property Rights, and the Company has no reasonable basis to believe that in the absence of such Contract, it has any Liability therefor.

(vi)              The Company and its subsidiaries have taken reasonable steps and precautions necessary to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary and confidential information that the Company hold, or purport to hold, as a trade secret.

(g)                Enforcement. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned IP. Section 2.12(g) of the Disclosure Schedule lists each letter or other written or electronic communication, or correspondence or claim that has been sent or otherwise delivered to any other Person by the Company or any of its subsidiaries, or any representative of the Company, regarding any actual, alleged or suspected infringement or misappropriation of any Company Owned IP.

(h)                Non-Infringement. The operation of the business of the Company and its subsidiaries as currently conducted by the Company and its subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, sale, provision, and licensing out of any Company Product, has not and does not infringe, violate or misappropriate any Intellectual Property Rights of any Person. Without limiting the generality of the foregoing:

(i)                 No infringement, misappropriation, or similar claim or Legal Proceeding involving or relating to any Intellectual Property Rights is pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or, to the Knowledge of the Company, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of its subsidiaries with respect to such Legal Proceeding.

(ii)               Neither the Company nor any of its subsidiaries has received any notice or other communications (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company or any of its subsidiaries of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company or any of its subsidiaries obtain a license to any Intellectual Property Rights of another Person in a manner that reasonably implies infringement or violation in the absence of a license thereto.

(i)                 Company Software. Neither the Company nor any of its subsidiaries, nor any Person acting on either of their behalves, has knowingly included in any of the software that embodies or practices any Intellectual Property Rights owned by the Company or any of its subsidiaries or any software used in the operation, design, development, production, distribution, testing, provision, maintenance or support of any Company Product (other than Future Company Products), or comprising any Future Company Product, (collectively, the “Company Software”) any code that: (A) contains any bug, vulnerability, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or authorized or intended to be used in conjunction with such Company Software; (B) fails to comply, or would cause the Company or any of its subsidiaries to fail to comply, with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software or any product or system containing or authorized or intended to be used in conjunction with such Company Software; or (C) could or is likely to result in a Security Incident. No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, any of the following functions: (X) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (Y) damaging or destroying any data or file without the user’s consent. The Company has implemented and, maintains industry standard measures designed to prevent the introduction of Malicious Code into the Company Software and Systems, including firewall protections and regular virus scans and for taking and storing on-site and off-site back-up copies of Company Software and critical data The Company has implemented a vulnerability management program to promptly detect, manage, mitigate and patch all bugs, vulnerabilities, defects, and errors (collectively, “Malicious Code”) in Company Software and Systems. The Company has documented and remediated all known bugs, vulnerabilities, errors and defects in all the Company Software and Systems, and such documentation is retained and is available internally at the Company.

(j)                 Company Source Code. The software source code for all Company Software has been documented in a professional manner that is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, or was not, as of the date thereof, an employee of the Company. Neither the Company nor any of its subsidiaries has a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) shall, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any Company Source Code to any other Person.

(k)                 Open Source.

(i)                 Section 2.12(k)(i) of the Disclosure Schedule lists, as of the Agreement Date: (A) each item of Open Source Materials that is contained in, distributed with or linked with any Company Software or from which any part of any Company Software is derived; (B) the name of or a link to (or other locator for) the applicable Open Source License for each such item of Open Source Material that is software; (C) the Company Product to which each such item of Open Source Material relates; (D) to the Knowledge of the Company, the copyright holder(s) of such Open Source Material; and (E) any modifications to such Open Source Material made by the Company or any of its subsidiaries.

(ii)               No Company Software is subject to, and no Company Software contains, is linked with, derived from, is distributed with, or is being or was developed using, Open Source Material that is licensed under any Open Source License that: (A) imposes or could impose a requirement or condition that the Company grant a license under, or refrain from asserting any one or more of its Patent Rights or that any Company Software or part thereof (except for the applicable, unmodified third party Open Source Material itself): (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (B) otherwise imposes or could impose any other limitation, restriction or condition, including any requirements to advertise or include attributions, on the right or ability of the Company to use or distribute any Company Software or part thereof (except for the applicable, unmodified third party Open Source Material itself).

(iii)               No Company Owned IP is subject to any Open Source License terms.

(l)                 Privacy.

(i)               Compliance with Privacy Statements. Each of the Company and its subsidiaries has provided notice of its privacy practices in its Privacy Statements and the Company’s and its subsidiaries’ privacy and security practices conform, and at all times have conformed, to all of the Privacy Statements. A “Privacy Statement” means, collectively, any and all of the Company’s and its subsidiaries’ public statements, or internal and external facing policies, including privacy policies published on the Company’s or subsidiaries’ websites or otherwise used in connection with any Company product or service or made available by the Company or any of its subsidiaries to any Person regarding the Processing of Sensitive Company Information or otherwise pertaining to the privacy of any individual. No disclosure made or contained in any of Company’s or its subsidiaries’ Privacy Statements is, or has, been inaccurate, misleading, deceptive or in violation of the Privacy and Security Laws (including by containing any material omission). Each of the Company and its subsidiaries have at all times complied, and the Company and its subsidiaries have no knowledge or reason to know that any of their respective suppliers or service providers in their provision of services to Company or its subsidiaries have failed to comply, and the Software when used for its intended purpose, complies with, all applicable Law, including applicable Privacy and Security Laws.

(ii)               Disclosure of Privacy Policies. Section 2.12(l)(ii) of the Disclosure Schedule lists each privacy policy of the Company (“Company Privacy Policy”) in effect at any time in the three (3) years prior to the Agreement Date. The Company and its subsidiaries have, at all times, posted Company Privacy Policies on the Company’s or its subsidiaries’ websites, mobile applications, or where otherwise required under applicable Privacy and Security Laws.

(iii)              Contractual Obligations. The Company and each of its subsidiaries has contractually obligated all third parties that have access to Sensitive Company Information to comply with the Security Policies and handle Sensitive Company Information in a manner sufficient to meet the Company’s and its subsidiaries’ obligations under Privacy and Security Laws and the Company’s and its subsidiaries’ other contractual obligations, including any confidentiality obligations. The Company has no Knowledge that any third parties with access to Sensitive Company Information have failed to comply with such obligations, Security Policies, Privacy Statements, or applicable Legal Requirements, including the Privacy and Security Laws. Neither the Company nor any of its subsidiaries has been and none of them is in breach of any contractual obligation relating to the privacy, security, or Processing of Sensitive Company Information.

(iv)              Compliance with Privacy and Security Laws. The Company and each of its subsidiaries has at all times: (1) complied with (A) all applicable Privacy and Security Laws governing the Processing of Personal Information and Customer Data, (B) all of the Company’s and its subsidiaries’ policies regarding privacy and data security, including all Privacy Statements and similar disclosures published on the Company’s or its subsidiaries’ websites or otherwise communicated to third parties, and (C) requirements of self-regulatory organizations that apply to the Company or any of its subsidiaries,(2) implemented and maintained commercially reasonable measures that provide reasonable assurance that the Company and each of its subsidiaries complies with such Privacy and Security Laws and that neither the Company nor any of its subsidiaries will acquire, fail to secure, or Process such Personal Information or Customer Data in a manner that (A) violates such Privacy and Security Laws, (B) is inconsistent with any notice to or consent from the provider of Personal Information or Customer Data, (C) violates any policy adopted by the Company or any of its subsidiaries, (D) breaches any requirement of or contractual commitment made by the Company or any of its subsidiaries that is applicable to such Personal Information or Customer Data, or (E) violates any Privacy Statement.

(v)              Effects of Execution of Agreement. Neither the execution, delivery nor performance of this Agreement nor the consummation of transactions contemplated hereby, including the transfer or Processing of any Personal Information to Parent, shall result in any violation of any Company Privacy Statement, any contractual obligation of the Company governing the privacy or security of Personal Information, or any Privacy and Security Laws.

(vi)              Customer Data. The Company and each of its subsidiaries has: (i) provided adequate notice and obtained any necessary consents required for the Processing of Personal Information and Customer Data under applicable Laws (including the Privacy and Security Laws), its Security Policies, and Privacy Statements, (ii) complied with any contractual obligation, agreement, permit, license, government filing or other obligation regarding the Processing of Personal Information and Customer Data; and (iii) abided by any applicable opt-outs related to Personal Information and Customer Data, which the Company has identified in the Disclosure Schedule. The consummation of the transactions contemplated by this Agreement will not cause any such permit or license to be invalidated or be required under applicable Data Protection Laws to be amended.

(vii)             Audits, Claims, Complaints. Neither the Company nor any of its subsidiaries has received any, and, to the Knowledge of the Company, there are no audits, claims, notices or complaints, whether written or oral, regarding the Company or any of its subsidiaries’ privacy, data protection, or information security practices or the Processing of any Sensitive Company Information. Neither the Company nor its subsidiaries has received, and the Company has no Knowledge of, any circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Body or any other Person) that has given rise to or would reasonably be expected to give rise to, any notice, court order, warrant, regulatory opinion, audit result, or allegation, from a Governmental Body, tribunal or court in any jurisdiction or any other Person: (A) alleging or confirming non-compliance with any applicable Privacy and Security Law or Privacy Statement; (B) requiring or requesting the Company or its subsidiaries to amend, rectify, cease Processing, de-combine, permanently anonymize, block, or delete any Personal Information, or to decommission or materially alter the exploitation or operation of the Company’s or its subsidiaries’ operations, in whole or in part; (C) prohibiting or threatening to prohibit the transfer of Personal Information to any place; or (D) permitting or mandating any Governmental Body to investigate, requisition information from, or enter the premises of, the Company. Neither the Company nor its subsidiaries are under investigation by any Governmental Body for a violation of any Privacy and Security Laws. Neither the Company nor its subsidiaries have received any audit, inquiry, notice of or request for any investigation or subpoena, from any Governmental Body pertaining to its policies or practices in any way relating to the collection, retention, storage, disposal, use, processing, disclosure, transfer, protection, security, or distribution, of Personal Information. To the Knowledge of the Company, neither the Company nor its subsidiaries have acted or failed to act in a manner that would trigger a notification or reporting requirement to any Person or Governmental Body under any Privacy and Security Laws related to the Processing of Sensitive Company Information.

(m)               Disputes. Neither the Company nor its subsidiaries have been involved in a dispute with respect to any actual or alleged violation of applicable Privacy and Security Laws or Privacy Statement. Neither the Company nor its subsidiaries have received, and the Company has no Knowledge of any circumstance that would reasonably be expected to give rise to, any notice from a data subject or another Person claiming a right to compensation against the Company or its subsidiaries under an applicable Privacy and Security Law.

(n)              Training. All of the Company’s and its subsidiaries’ employees and contractors who have access to Sensitive Company Information, including Personal Information that is subject to Privacy and Security Laws, have received professional and appropriate training with respect to compliance with such Privacy and Security Laws and obligations under Privacy Statements or the Company’s and any Subsidiary’s material contractual obligations relating to privacy, cybersecurity, data protection, Customer Data, or Personal Information.

(o)                Security Measures.

(i)                 Implementation of Security Measures and Written Program. The Company and each of its subsidiaries has implemented and maintained, consistent with Privacy and Security Laws, customary industry practices, and any obligations to third parties, security practices, policies, controls and other measures to ensure the security, confidentiality, integrity and availability of Systems and Sensitive Company Information, subsidiaries, and to protect Sensitive Company Information and Systems from any Security Incident, Malicious Code, loss, theft and interruption, and any unauthorized Processing, access, use, disclosure or modification.

(ii)               Security Incidents. Neither the Company nor any subsidiary has experienced any actual or reasonably suspected breach of security, unlawful, unauthorized or accidental loss, destruction, modification, acquisition, unavailability, or Processing of, or access to, Systems or Sensitive Company Information (a “Security Incident”). No actual or reasonably suspected security vulnerabilities exist in the Company’s products or services which present a material risk of a Security Incident. No circumstance has arisen: (i) in which applicable Privacy and Security Laws would require the Company to notify a Governmental Body, the media, any of its employees, customers or any other Person of a Security Incident, or (ii) in which applicable guidance or codes of practice promulgated under applicable Privacy and Security Laws would recommend the Company to notify any of the foregoing of a Security Incident.

(iii)           Compliance with Security Policies. The Company and each of its subsidiaries has implemented and maintained comprehensive written information security policies and programs that govern the Processing, security, confidentiality, integrity and availability of Customer Data, Sensitive Company Information and Systems (collectively, “Security Policies”). The Company has at all times complied with such Security Policies. The Security Policies and / or the implementations of such policies: (A) identify internal and external risks to the security of the Systems and Sensitive Company Information; (B) implement adequate and effective administrative, electronic and physical safeguards to control those risks and safeguard the security, confidentiality, integrity, and availability of the Systems and Sensitive Company Information; (C) protect against unauthorized access to the Systems and Sensitive Company Information (including on the systems of third parties with access to such Systems or Sensitive Company Information); (D) maintain notification procedures in compliance with applicable Laws, including the Privacy and Security Laws, in the case of any breach of security compromising Sensitive Company Information; (E) prohibits any unauthorized access to any non-Company systems; and (F) comply with all applicable Privacy and Security Laws, the Privacy Statements, and the Company’s and each of its subsidiary’s material contractual obligations relating to privacy, cybersecurity, data protection, Customer Data, or Personal Information.

(iv)              Customer Data. Section 2.12(o)(iv) of the Disclosure Schedule identifies procedures taken by the Company (including internal Company policies) and the standard form of non-disclosure or confidentiality agreements generally used by the Company with Persons whom the Company or any of its subsidiaries shares such trade secrets and other confidential information to prevent the disclosure of unauthorized use or misappropriation of the same.

(v)                Systems. The computer, information technology and data processing systems, facilities and services owned, used, or leased by or on behalf of the Company or any of its subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the operation of the business of the Company and its subsidiaries. The Systems are in good working condition (ordinary wear and tear excepted) to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company and its subsidiaries as currently conducted. Neither the Company nor any of its subsidiaries has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any System. The Company and its subsidiaries have implemented and routinely tested commercially standard business continuity and disaster recovery plans relating to its IT Systems.

(vi)             The Company and its subsidiaries are, and during the six-year period prior to the Agreement Date have been, in compliance in all material respects with its obligations as a “business associate” under HIPAA. The Company (i) has adopted and has been in material compliance with, written privacy and security compliance policies and procedures in compliance with HIPAA, (ii) has entered into “Business Associate Agreements” as such term is described under HIPAA with customers and vendors when required by HIPAA, and (iii) has ensured that all of its workforce (as such term is defined in 45 C.F.R. § 160.103) has received training with respect to compliance with HIPAA. The Company and its subsidiaries are in material compliance with the terms of all “Business Associate Agreements”, and, to the Company’s Knowledge, no customer or vendor has breached any such Business Associate Agreement. The Company and its subsidiaries have completed its most recent security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) in material compliance with HIPAA within the past twelve (12) months, and has remediated all material vulnerabilities identified in such risk analysis. Further, there have been and there are no outstanding investigations or other actions by, or, to the Company’s Knowledge, complaints to, any Governmental Entity, including the Office for Civil Rights of the U.S. Department of Health and Human Services or any applicable state attorney general’s office, with respect to the Company’s compliance with HIPAA or any other federal and state health information privacy and medical record laws and regulations. The Company and its subsidiaries are have not made, or been required to make, any notification to any Person, including any Governmental Entity or affected individual, with respect to a breach or misuse of any health information under applicable federal or state law, including HIPAA, including the breach or misuse of Protected Health Information under HIPAA.

(p)                Effect of Transaction. All Company Owned IP is (and immediately following Closing shall be) fully transferable, alienable and licensable by the Company or any of its subsidiaries (or Parent or Surviving Company, as applicable) without restriction and without payment of any kind to any third party. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Owned IP or any other Technology or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Company Product or Company Software; (ii) a breach of or default under any Company IP Contract or other Contract relating to any Technology or Intellectual Property Rights incorporated into or used in the development, testing, marketing, distribution, provision, maintenance or support of any Company Product or Company Software; (iii) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any Company IP Contract or other Contract relating to any Technology or Intellectual Property Rights incorporated into or used in the development, testing, marketing, distribution, provision, maintenance or support of any Company Product or Company Software; (iv) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (v) any right of termination or cancellation under any Company IP Contract; or (vi) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, either any of the Company IP or any other Technology or the Intellectual Property Rights of Parent.

2.13           Agreements, Contracts and Commitments.

(a)                Except for this Agreement and the Contracts specifically identified on Section 2.13(a) of the Disclosure Schedule (with each of such Contracts specifically identified under subsection(s) of such Section 2.13(a) of the Disclosure Schedule that correspond to the Subsection or Subsections of this Section 2.13(a) of the Disclosure Schedule), neither the Company nor any of its subsidiaries is a party to or bound by any of the following Contracts:

(i)                (A) any Contract to grant any severance or termination pay (in cash or otherwise) to, and/or requiring notice by the Company or an Affiliate thereof to terminate the service of, any Employee, any former employee of the Company or of any ERISA Affiliate, or any current or former consultant, advisor, independent contractor or director of the Company or any ERISA Affiliate (in each case with respect to former employees, consultants, advisors, independent contractors or directors, solely to the extent any obligations in respect of any severance or termination pay by the Company or any subsidiary thereof remains outstanding) or (B) any other standard form of Employee Agreement or independent contractor agreement with an Employee or any current consultant, advisor, independent contractor or director of the Company or any ERISA Affiliate (other than any Personnel Agreements) and any such Employee Agreement or consultant, advisor, independent or director contractor agreement that is not on the standard form;

(ii)               any Contract or plan, including with respect to any Company Securities, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)              any fidelity or surety bond or completion bond;

(iv)              any lease of any real or personal property;

(v)            any Contract relating to capital expenditures and involving future payments in any amount in excess of $50,000 individually or $100,000 in the aggregate, in each case in any fiscal year;

(vi)              any Contract relating to the disposition or acquisition of ownership of assets or any interest in any business enterprise outside the Ordinary Course of Business;

(vii)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or other Indebtedness;

(viii)          any purchase order or Contract for the purchase of tangible items of equipment or related services in any amount in excess of $50,000 individually or $100,000 in the aggregate, in each case in any fiscal year;

(ix)               any Inbound License;

(x)                 any Outbound License;

(xi)               any Contract with a Top Supplier;

(xii)              any Contract with a Top Customer;

(xiii)         any confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder), other than those related to commercial transactions in the Ordinary Course of Business that are not individually material;

(xiv)          any Contract providing for the development of any software, technology or Intellectual Property Rights, independently or jointly, either by or for the Company (other than employee invention assignment agreements and consulting agreements with authors on the Company’s applicable Standard Form Agreement, copies of which have been provided to Parent);

(xv)            any Contract that is a requirements Contract or otherwise requires the Company to purchase in minimum quantities;

(xvi)          any Contract containing a provision that limits, restricts or impairs the Company’s ability to operate in any geography of the world or with any Person, including those Contracts (A) that contain covenants of non-competition, rights of first refusal or negotiation, non-solicitation of customers or employees, and exclusive dealings arrangements, (B) that prohibits or materially impairs any acquisition of property (tangible or intangible) by the Company, (C) that restricts the Company from selling, licensing, delivering or otherwise distributing or commercializing any of Company IP or Company Products or (D) under which the Company is restricted from hiring or soliciting potential employees, consultants or independent contractors;

(xvii)        any Contract with federal, state, city, county, parish, municipal or other Governmental Entities related to the use, sale, distribution, sharing, lease, license, loan or other provision of Company Products;

(xviii)        (A) any management service, partnership or joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person;

(xix)        any agency, dealer, distribution, sales representative, remarketer, reseller, or other Contract for the distribution of Company Products;

(xx)            any Contract pursuant to which the Company is bound to or has committed to provide any product or service to any third party on a most favored nation basis or similar terms;

(xxi)          any Contract granting any license or other rights to or from the Company with respect to Customer Data, other than grants to service providers to use such Customer Data in connection with the provision of services to the Company;

(xxii)         any Contract or other arrangement to settle any Legal Proceeding or to settle any threatened or reasonably anticipated Legal Proceeding;

(xxiii)         any Contract that addresses the provisions for business associate contracts required by HIPAA;

(xxiv)         any Contract with a third-party payor, including Governmental Entities; and

(xxv)         any other Contract that involves $100,000 individually or $250,000 in the aggregate or more, in each case in any fiscal year, and is not cancelable without penalty within 180 days.

(b)                The Company has made available true and complete copies of each Contract required to be disclosed pursuant to Section 2.13(a) as of the Agreement Date (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement). For the purposes of this Agreement, each of the foregoing Contracts referenced in this Section 2.13(b) shall each be a “Material Contract” and collectively are the “Material Contracts.”

(c)                The Company and each of its subsidiaries, as applicable, has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in material default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Law affecting the rights of creditors generally and rules of Law governing specific performance, injunctive relief and other equitable remedies. There exists no breach, default or event of default with respect to the Company or any of its subsidiaries, or to the Knowledge of the Company, as of the Agreement Date, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to accelerate the maturity or performance of any obligation of the Company or any of its subsidiaries under any Material Contract, or (C) the right to cancel, terminate or modify any Material Contract, in each case, except as would not be material to the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries has received any written notice regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.

2.14           Interested Party Transactions.

(a)                Except as set forth in Section 2.14(a) of the Disclosure Schedule, no officer or director of the Company or any of its subsidiaries, or, to the Knowledge of the Company, any Company Member (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Company or any of its subsidiaries furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its subsidiaries, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party (except for any Contract relating to normal compensation or welfare benefits provided for services as an officer, director or employee of the Company or any of its subsidiaries); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.14. Except as set forth in Section 2.14(a) of the Disclosure Schedule, no Interested Party holds any Company Securities the vesting of which shall accelerate upon the consummation of the transactions contemplated by this Agreement.

(b)               All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company or any of its subsidiaries that were entered into on or after the inception of the Company, have been on an arms’-length basis on terms no less favorable to the Company or any of its subsidiaries than would be available from an unaffiliated party.

2.15           Company Authorizations. Section 2.15 of the Disclosure Schedule sets forth, as of the Agreement Date, each consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operate, provide any services or hold any interest in any of their properties, or (b) which is required for the operation of the business of the Company as currently conducted or the holding of any such interest, in each case, except for any consent, license, permit, grant or other authorization the lack of which would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole (collectively, including any such items that are required to be, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company, are in full force and effect. The Company is in material compliance with all such Company Authorizations, and as of the Agreement Date shall have applied for and not been denied any required renewals of such Company Authorizations.

2.16           Litigation.

(a)                As of the Agreement Date, there is no Legal Proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its subsidiaries, its properties (tangible or intangible) or any of the officers or directors of the Company or any of its subsidiaries (in their capacities as such), except as would not be material to the Company and its subsidiaries, taken as a whole. Except as set forth in Section 2.16(a) of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its subsidiaries, its properties (tangible or intangible) or any of the officers or directors of the Company or any of its subsidiaries (in their capacities as such) by or before any Governmental Entity. No Governmental Entity has during the three (3) years prior to the Agreement Date provided written notice to the Company or any of its subsidiaries challenging or questioning the legal right of the Company or any of its subsidiaries to conduct their respective operations as presently or previously conducted.

(b)               As of the Agreement Date, neither the Company nor any of its subsidiaries have any Legal Proceeding of any nature pending against any other Person.

2.17          Books and Records. The Company and its subsidiaries have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records of the Company and its subsidiaries (collectively, the “Books and Records”) that are true and complete and accurately and fairly reflect, in all material respects, the business activities of the Company and its subsidiaries. At the Closing, the Books and Records of the Company and its subsidiaries shall be in the possession of the Company.

2.18           Environmental, Health and Safety Matters. The Company and its subsidiaries are in material compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. As of the Agreement Date, there are no pending, or to the Knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company or any of its subsidiaries are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements, except as would not be material to the Company and its subsidiaries, taken as a whole. The Company and its subsidiaries have not retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements.

2.19            Brokers’ and Finders’ Fees. Neither the Company nor its subsidiaries has incurred, or shall incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor shall Parent or the Company or any of its subsidiaries incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company or any of its subsidiaries.

2.20            Employee Benefit Plans and Compensation.

(a)                 Schedule. Section 2.20(a) of the Disclosure Schedule contains an accurate and complete list, as of the Agreement Date, of each Company Employee Plan and each Employee Agreement; provided that Section 2.20(a) of the Disclosure Schedule shall list out the forms of the Employee Agreements to the extent applicable and any deviations therefrom (including a description of any such deviations). None of the Company, its subsidiaries or any ERISA Affiliate has made any plan or commitment to establish or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement) or the terms of the applicable Company Employee Plan or Employee Agreement.

(b)                Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable Law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee, any former employee of the Company or any ERISA Affiliate, or any current or former consultant, advisor, independent contractor or director of the Company or any ERISA Affiliate relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (viii) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, (x) the most recent IRS (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan for which determination letters are currently available. No Company Employee Plan is subject to any laws other than those of the United States or any state, county, or municipality in the United States.

(c)                Employee Plan Compliance. The Company and its subsidiaries have performed all obligations required to be performed by them under, is not in default or violation of, and, as of the Agreement Date, have no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and there has been no event or condition that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or Legal Proceeding pending or to the Knowledge of the Company of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company is not subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).

(d)               No Pension Plan; No International Plan. None of the Company, any of its subsidiaries or any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, (i) any Pension Plan subject to Title IV of ERISA or Section 412 of the Code, nor any pension plan for the benefit of Employees who perform or performed services outside the United States and/or (ii) any Company Employee Plan or Employee Agreement for the benefit of any Employee or any former employee of the Company or of any ERISA Affiliate, who, in each case, perform or performed services outside the United States.

(e)               No Self Insured Plan. None of the Company, any of its subsidiaries or any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees or former employees of the Company or of any ERISA Affiliate (including any such plan pursuant to which a stop loss policy or contract applies).

(f)               Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company, any of its subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company or any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g)               No Post Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and the Company and its subsidiaries have not ever represented, promised or contracted (whether in oral or written form) to any Employee or former employee of the Company or of any ERISA Affiliate (either individually or to any of the same as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.

(h)               Effect of Transaction. Except as set forth in Section 2.20(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service shall (i) result in any payment (including severance, bonus or otherwise) becoming due to any Employee or any former employee of the Company or of any ERISA Affiliate (other than in such Employee’s or former employee’s capacity as a Company Member pursuant to Section 1.9 of this Agreement), (ii) result in any forgiveness of Indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(i)               Employment Matters. The Company and its subsidiaries are and have been at all times in material compliance with all applicable foreign, federal, state and local laws, rules and regulations, collective bargaining agreements and arrangements, judgments, extension orders and binding customs respecting employment and employment practices, including, but not limited to, those pertaining to terms and conditions of employment, worker classification, tax withholding, discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, occupational health and safety, retaliation, harassment, bullying, labor relations, leave of absence requirements, disability rights or benefits, privacy, wages and hours (including overtime wages), compensation and hours of work, and in each case, with respect to Employees and former employees of the Company or of any ERISA Affiliate: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to such Employees or former employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for such Employees or former employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 2.20(i) of the Disclosure Schedule, there are no Legal Proceedings or administrative matters pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company, its subsidiaries or any of the Employees or former employees of the Company or any ERISA Affiliate relating to any current or former applicant, Employee, former employee of the Company or of any ERISA Affiliate, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against Company, its subsidiaries or any Company trustee under any worker’s compensation policy or long term disability policy. Neither the Company nor any subsidiary is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each Employee is terminable at the will of the Company or any of its subsidiaries and any such termination would result in no Liability to the Company other than claims for severance pay and benefits as set forth in Section 2.20(i) of the Disclosure Schedule. Neither the Company nor any of its subsidiaries has any material Liability with respect to any misclassification of: (1) any Person as an independent contractor rather than as an employee, (2) any employee leased from another employer, or (3) any current or former employee of the Company or any ERISA Affiliate currently or formerly classified as exempt from overtime wages. Each employee of the Company or any of its subsidiaries has the lawful right to work in the United States. The Company has a complete and accurate Form I-9 for each of its current or former employees in accordance with applicable Laws concerning immigration and employment eligibility verification obligations. The Company has delivered to Parent accurate and complete copies of all employee manuals, handbooks and policies relating to the employment of the current and former Company employees.

(j)               Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company does not have Knowledge of any activities or Legal Proceeding of any labor union to organize any Employees. There are no Legal Proceedings or labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employees, including charges of unfair labor practices. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its subsidiaries is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union contract with respect to Employees or former employees of the Company or of any ERISA Affiliate, and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied. No terminations prior to the Closing (not associated with this Agreement or the transactions thereby) would trigger any notice or other obligations under the WARN Act or similar state or local law.

(k)               No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, employee or consultant of the Company or any of its subsidiaries is obligated under any contract or agreement, or subject to any Order of any court or administrative agency, that would conflict with such Person’s employment with or services to the Company or any of its subsidiaries, interfere with such Person’s efforts to promote the interests of the Company or any of its subsidiaries or that would interfere with the business of the Company or any of its subsidiaries. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company and its subsidiaries as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the business of the Company and its subsidiaries as presently conducted or proposed to be conducted shall, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(l)               Certain Employee Matters. Section 2.20(l) of the Disclosure Schedule contains a complete and accurate list of the Employees as of the Agreement Date and shows with respect to each such Employee (i) the Employee’s name (or employee identification number if the Employee’s name must be redacted as required by applicable Laws), position held, base salary or hourly wage rate, as applicable, including each Employee’s designation as either exempt or non-exempt, and all other remuneration payable and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such Employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, (ii) the date of hire, (iii) vacation or paid time off eligibility for the current calendar year (including accrued paid time off or sick leave from prior years) and reflection of remaining accrued but unused vacation or paid time off, (iv) leave status (if applicable), (v) visa status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such Employee, (vii) employing entity and location of employment, (viii) relevant prior notice period required in the event of termination, and (ix) any severance or termination payment (in cash or otherwise) to which any Employee could be entitled. To the Knowledge of the Company, no Employee listed on Section 2.20(l) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(m)               Contractor List. Section 2.20(m) of the Disclosure Schedule lists, as of the Agreement Date, (i) all current independent contractors, consultants and advisors to the Company and all former independent contractors, consultants and advisors that provided services to the Company at any point since January 1, 2017, (ii) the location at which such independent contractors, consultants and advisors are providing services, (iii) the amounts paid to such independent contractors, consultants and advisors in 2017, 2018, 2019 and to date in 2020, (iv) dates of engagement of such independent contractors, consultants and advisors to the Company, (v) a description of the services and responsibilities of such independent contractors, consultants and advisors. Except as set forth on Section 2.20(m) of the Disclosure Schedule, all independent contractors, consultants and advisors to the Company can be terminated immediately and without notice or Liability on the part of the Company.

(n)               Misconduct. Other than as set forth on Section 2.20(n) of the Disclosure Schedule, to the Knowledge of the Company, no allegations of sexual harassment, discrimination or misconduct while employed by, or providing services to, the Company or any of its subsidiaries have been made against any Employee, any former employee of the Company or of any ERISA Affiliate or any current or former consultant, advisor, independent contractor, officer or director of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment, sexual misconduct or discrimination by or regarding any current or former employee, contractor, director, officer or other representative of the Company or any of its subsidiaries.

(o)               COVID-19 Related Compliance. The Company and its subsidiaries are and has at all relevant times have been in compliance in all material respects with the paid and unpaid leave requirements of the Families First Coronavirus Response Act and any similar state or local leave requirements; and to the extent the Company has granted employees paid sick leave or paid family leave under the Families First Coronavirus Response Act or any similar state or local leave requirements, the Company has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits. The Company and its subsidiaries have complied in all material respects with all applicable COVID-19 Measures. Except as set forth on Section 2.20(o) of the Disclosure Schedule, since January 1, 2020, no employee layoff, facility closure (whether voluntary or by order), reduction-in-force, furlough, or material reduction in scheduled work hours, salary or wages affecting employees of the Company or any of its subsidiaries has occurred or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. No employee of the Company or any of its subsidiaries has made a claim against the Company arising from COVID-19 or any COVID-19 Measures or COVID-19 Standards, and to the Company’s Knowledge, no such claim has been threatened or is reasonably anticipated.

(p)                Compliance with Health Care Laws. The Company and each of its subsidiaries and each Person providing services on its behalf (i) is, and during the six-year period prior to the Agreement Date has been, in compliance in all material respects with all applicable Health Care Laws; (ii) has not received any written notice from any Person regarding any violation of any applicable Health Care Law; (iii) is not, as of the Agreement Date, and never has been a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees or other Legal Proceeding with or imposed by any Governmental Entity; (iv) is not, nor are any Persons providing services on their behalf, currently or to the Company’s Knowledge ever has been excluded, debarred or otherwise ineligible to participate in programs administered by a Governmental Entity, and the Company has not received written notice that (1) any Person providing healthcare services to or on behalf of the Company or (2) any employee or individual contractor of the Company, in either case (1) or (2), is charged with or has been convicted of a criminal offense related to the provision of healthcare items; (v) maintains compliance plans that were created to reasonably assure that (1) any Person providing healthcare services to or on behalf of the Company or (2) any employee or individual contractor of the Company, in either case (1) or (2), is in compliance in all material respects with all applicable Health Care Laws and are structured to account for the guidance issued by the U.S. Department of Health and Human Services regarding characteristics of effective corporate compliance programs; (vi) has not knowingly submitted, or caused to be submitted, to any third-party payor program any abusive and illegal claim for payment; and (vii) is, and during the six-year period prior to the Agreement Date has been, in compliance in all material respects with all written reimbursement policies of all applicable Company customers and third-party payor programs to which the Company is a party.

(q)              Health Care Permits. The Company and each of its subsidiaries and each Person providing professional services on the Company’s behalf possess all necessary health care permits, licenses, consents, authorizations, accreditations, approvals, waivers, registrations, certificates issued by or filed with a Governmental Entity (collectively, “Health Care Permits”). All such Health Care Permits are valid and in full force and effect, and to the Company’s Knowledge there has occurred no material breach, violation or default under any such Health Care Permits. The Company and its subsidiaries are and have been at all times operating in compliance in all material respects with all of its Health Care Permits, and has not any written notice that it is in violation of any of the terms or conditions of such Health Care Permits. To the Company’s Knowledge, there is no pending or threatened Legal Proceeding by or before any Governmental Entity to revoke, cancel, rescind, suspend, restrict, modify, or refuse to renew any Health Care Permit owned or held by the Company or any of its subsidiaries and all such Health Care Permits are in good standing, in full force and effect and not subject to meritorious challenge.

2.21           Insurance. Section 2.21 of the Disclosure Schedule lists, as of the Agreement Date, all insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors (in such capacities as employees, officers and directors) of the Company and its subsidiaries, including the type of coverage, the carrier, the policy limits of coverage, the term and the annual premiums of such policies. As of the Agreement Date, there are and have been no claims in the three (3) years prior to the Agreement Date for which an insurance carrier has denied coverage or, to the Knowledge of the Company, threatened to deny coverage. All premiums due and payable under all such policies have been paid (or if installment payments are due, shall be paid if incurred prior to the Closing Date), and the Company and its subsidiaries are otherwise in material compliance with the terms of such policies.

2.22           Compliance with Laws. Since January 1, 2015, except as is not material to the Company and its subsidiaries, taken as a whole, the Company and its subsidiaries have complied with, and are not in violation of, any applicable Law. Since January 1, 2015, neither the Company nor any of its subsidiaries  has received any notices of suspected, potential or actual violation with respect to, any Law, or has provided any written notice to any Governmental Entity regarding any material violation by the Company of any Law or Order.

2.23           Export Control Laws. The Company and its subsidiaries have conducted their export transactions since January 1, 2015 in accordance in all material respects with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce or the United States Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (a) the Company and its subsidiaries have obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (b) the Company and its subsidiaries are in material compliance with the terms of all applicable Export Approvals, (c) as of the Agreement Date, there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, (d) as of the Agreement Date, there are no actions, conditions or circumstances pertaining to the Company’s and its subsidiaries’ export transactions that would reasonably be expected to give rise to any future claims and (e) no Export Approvals for the transfer of export licenses to Parent or the Surviving Company are required, except for such Export Approvals that can be obtained expeditiously and without material cost.

2.24           Foreign Corrupt Practices Act. None of the Company, the Company’s subsidiaries, or, to the Knowledge of the Company, any of their respective directors or officers, Affiliates or employees (in their capacities as such or relating to their employment, services or relationship with the Company or its subsidiaries), since January 1, 2015 (i) taken any action directly or indirectly in furtherance of an offer, payment, promise to pay, or authorization or approval of any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for business or Contracts secured, (B) to pay for favorable treatment for business or Contracts secured, (C) to obtain special concessions or for special concessions already obtained; or (D) to improperly influence or induce any act or decision, (E) to secure any improper advantage, in each case in violation of any Anti-Bribery Laws or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its subsidiaries. The Company and its subsidiaries have established commercially reasonable internal controls and procedures to promote and achieve compliance with the Foreign Corrupt Practices Act and with the representation and warranty contained in the first sentence of this Section 2.24 and has made available to Parent copies of all such documentation.

2.25           Suppliers, Customers and Distributors.

(a)                Section 2.25(a) of the Disclosure Schedule sets forth a complete and correct list as of the Agreement Date of: (i) the ten (10) largest suppliers to the Company and its subsidiaries during each of the past three (3) years (in each case, based on the Dollar amount paid to such supplier during such year) (the “Top Suppliers”); (ii) all health plan carrier, third party administrator, broker or healthcare consultant partners or channel selling arrangements (the “Channel Partners”) in which at least one end customer has been engaged to receive the Company’s services, and (iii) the ten (10) largest customers of the Company whether sold directly by the Company or through one of the Channel Partners during each of the past three (3) years (in each case, based on the Dollar amount of revenue recognized during such year) (the “Top Customers”);

(b)                Neither the Company nor any of its subsidiaries have received any written notice, letter, complaint or other written communication from any Top Supplier, Channel Partner or Top Customer to the effect that it (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company and its subsidiaries in a manner that is, or is reasonably likely to be, adverse to the Company and its subsidiaries, or (ii) shall fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company in any manner that is, or is reasonably likely to be, adverse to the Company and its subsidiaries.

2.26           Government Contracts. Neither the Company nor any of its subsidiaries is a party to any Contract with any Governmental Entity.

2.27           Takeover Statutes. The Company, the Board and the Company Members have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the Charter Documents shall not be applicable to any of Parent, the Company, the Surviving Company or to the execution, delivery or performance of the transactions contemplated by this Agreement, including the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.28         Compliance with Regulation D. The Company is aware that the Parent Common Stock to be issued pursuant to the transactions contemplated by this Agreement shall constitute “restricted securities” within the meaning of Securities Act. At no time was any Company Member solicited by means of general advertising or general solicitation in connection with this Agreement or the transactions contemplated by this Agreement.

2.29           No Other Representations or Warranties. Except for the representations and warranties contained in Article II, neither the Company nor any other Person makes any other representation or warranty, express or implied, at law or in equity, in respect of the Company or its subsidiaries, or the business and operations or the assets of the Company or its subsidiaries. Any such other representation or warranty is hereby expressly disclaimed by Parent and Merger Sub on behalf of themselves and their respective Affiliates.

2.30         Reliance. In making its decision to execute and deliver this Agreement and the applicable Related Documents and to consummate the transactions contemplated hereby and thereby, the Company has relied solely upon the representations and warranties of Parent and Merger Sub set forth in Article III (and acknowledge that such representations and warranties are the sole and exclusive representations and warranties made by Parent or Merger Sub or any of their current or former Affiliates and their respective Representatives in connection with this Agreement and the Related Documents and the consummation of the transactions contemplated hereby or thereby). The Company has entered into the transactions contemplated hereby with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any estimates, projections, forecasts and other forward-looking information or forward-looking business and strategic plan information regarding the transactions contemplated hereby or the business of Parent and its subsidiaries, notwithstanding the delivery or disclosure to the Company or any other Person of any estimates, projections, forecasts or other forward-looking information or forward-looking business or strategic information with respect to any of the foregoing, and, except as specifically set forth in Article III, any other information provided or made available to the Company or any other Person in connection with the transactions contemplated hereby (including any estimates, projections, forecasts or other forward-looking information or forward-looking business or strategic information made available to the Company or any other Person in “data rooms,” management presentations or due diligence sessions in expectation of the transactions contemplated hereby), and the Company acknowledges the foregoing. The Company is not relying on, and acknowledge that no current or former Affiliates or other Representatives of Parent or Merger Sub or any other Person has made or is making, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the disclosures set forth in the disclosure schedules of Parent and Merger Sub dated as of the Agreement Date and delivered to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the face of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed)), each of Parent and Merger Sub hereby represents and warrants as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to the Company as follows:

3.1               Organization. Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is duly formed, validly existing and in good standing under the laws of the State of Texas. Each of Parent and Merger Sub has the requisite corporate or other legal power and authority, as applicable, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business, and the ownership or lease of its properties, require it to be so qualified or licensed except where the failure to be so qualified would not have a Parent Material Adverse Effect.

3.2             Authority and Enforceability. Each of Parent and Merger Sub has all requisite corporate or other legal power and authority, as applicable, to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, as applicable, on the part of Parent and Merger Sub. This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been, or as of the Effective Time, shall be, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute, or shall constitute when executed and delivered, the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, subject to (a) Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity.

3.3               Cash Resources. Parent has sufficient cash resources available to pay the Aggregate Unaccredited Member Cash Amount, the Aggregate Accredited Member Cash Amount and any other cash amounts required to be paid by Parent in accordance with the terms of this Agreement.

3.4               Parent Common Stock. Upon consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, the Aggregate Stock Consideration Shares (a) shall be duly authorized, validly issued, fully paid and nonassessable and (b) assuming that the Suitability Documentation delivered to Parent is accurate, shall be issued in compliance with all applicable Laws.

3.5               Litigation. As of the Agreement Date, there is no Legal Proceeding of any nature pending (or, to the knowledge of Parent or Merger Sub, being threatened) against Parent, Merger Sub or any of their respective subsidiaries (i) that would be material to Parent, Merger Sub and their respective subsidiaries, taken as a whole or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

3.6               Parent’s Examination. Parent has been given adequate opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, the Company, its subsidiaries and their respective Representatives concerning the Company, its subsidiaries and the business, assets, properties and liabilities of the Company and its subsidiaries, and Parent and Merger Sub have completed their own independent investigation, analysis and evaluation of the business, assets, properties and liabilities of the Company and its subsidiaries as it deemed necessary or appropriate and inspected or waived its right to inspect all assets held by the Company and its subsidiaries and satisfied themselves as to their physical and environmental condition, both surface and subsurface. Each of Parent and Merger Sub acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company and its subsidiaries for such purpose. In making its decision to execute and deliver this Agreement, and to consummate the transactions contemplated by this Agreement, each of Parent and Merger Sub has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or any of its representatives (except the specific representations and warranties set forth in Article II, as qualified by the Disclosure Schedules).

3.7             No Prior Activities of Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

3.8               Governmental Approvals. No material consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub are a party or the issuance by Parent of the Aggregate Closing Stock Consideration Shares at Closing or the Aggregate Contingent Stock Consideration Shares, if applicable, the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and (c) the expiration or early termination of applicable waiting periods under the HSR Act and the expiration or termination of waiting periods or the receipt of approvals or consents required under other Antitrust Laws.

3.9               No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and any Related Agreement to which Parent and Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby, shall not result in any Conflict with (a) any provision of any organizational documents of Parent or any of its subsidiaries, (b) any Contract to which Parent or any of its subsidiaries is a party not otherwise terminable by the other party thereto on 60 days’ or less notice, or (c) any Law applicable to Parent or any of its subsidiaries or any of its material properties or assets (whether tangible or intangible), except, in the case of clauses (b) and (c), for such breaches, defaults, conflicts, or violations as would not be reasonably expected to have a Parent Material Adverse Effect.

3.10           Financial Statements; SEC Reports.

(a)                Parent has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since Parent’s initial public offering (all such documents and reports filed or furnished by Parent or any of its subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                The unaudited consolidated financial statements of Parent and its subsidiaries (including any related notes thereto) for all interim periods included in Parent’s quarterly reports on Form 10-Q filed with the SEC since July 1, 2020 and included in the Parent SEC Documents have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal period-end adjustments as permitted by GAAP) and fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments as permitted by GAAP).

(c)                Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of Parent contained in Parent’s quarterly report on Form 10-Q for the period ended November 30, 2020; (ii) for liabilities or obligations incurred in the ordinary course of business since November 30, 2020; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, and (iv) for liabilities or obligations permitted by this Agreement or incurred pursuant to the transactions contemplated by this Agreement, neither Parent nor any of its subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than those which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)                Parent has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

3.11           Compliance with Laws. Since January 1, 2020, except as is not material to Parent and its subsidiaries, taken as a whole, Parent has complied with, and is not in violation of, in any material respect, any applicable Law. Since January 1, 2020, neither Parent nor any of its subsidiaries has received any notices of suspected, potential or actual violation with respect to, any Law, or has provided any written notice to any Governmental Entity regarding any material violation by Parent or any of its subsidiaries of any Law or Order.

3.12           No Changes. Since August 31, 2020 until the Agreement Date, there has not occurred a Parent Material Adverse Effect.

3.13           Brokers’ and Finders’ Fees. Except for Goldman Sachs, neither Parent nor any of its subsidiaries has incurred, or shall incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor shall Parent or the Company or any of its subsidiaries incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company or any of its subsidiaries.

3.14           R&W Policy. Concurrently with the execution of this Agreement, and subject the conditions set forth in the R&W Insurance Policy, Parent has bound the R&W Insurance Policy.

3.15           No Other Representations or Warranties. Except for the representations and warranties contained in Article III, neither Parent, Merger Sub nor any other Person makes any other representation or warranty, express or implied, at law or in equity, in respect of Parent or Merger Sub, or the business and operations or the assets of Parent and Merger Sub. Any such other representation or warranty is hereby expressly disclaimed by the Company on behalf of themselves and their respective Affiliates.

3.16        Reliance. In making its decision to execute and deliver this Agreement and the applicable Related Documents and to consummate the transactions contemplated hereby and thereby, Parent and Merger Sub have relied solely upon the representations and warranties of the Company set forth in Article II (and acknowledge that such representations and warranties are the sole and exclusive representations and warranties made by the Company or any of its current or former Affiliates and their respective Representatives in connection with this Agreement and the Related Documents and the consummation of the transactions contemplated hereby or thereby). Parent and Merger Sub have entered into the transactions contemplated hereby with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any estimates, projections, forecasts and other forward-looking information or forward-looking business and strategic plan information regarding the transactions contemplated hereby or the business of the Company and its subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any other Person of any estimates, projections, forecasts or other forward-looking information or forward-looking business or strategic information with respect to any of the foregoing, and, except as specifically set forth in Article II, any other information provided or made available to Parent, Merger Sub or any other Person in connection with the transactions contemplated hereby (including any estimates, projections, forecasts or other forward-looking information or forward-looking business or strategic information made available to Parent, Merger Sub or any other Person in “data rooms,” management presentations or due diligence sessions in expectation of the transactions contemplated hereby), and Parent and Merger Sub acknowledge the foregoing. Parent and Merger Sub are not relying on, and acknowledge that no current or former Affiliates or other Representatives of the Company or any other Person has made or is making, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

Article IV

MEMBER MATTERS

4.1             Member Notice. Prior to the Effective Time, the Company shall notify any Company Member who has not approved this Agreement of the transactions contemplated by this Agreement, to the extent required by the terms and conditions of this Agreement, the Charter Documents, any Laws, or any agreement or instruments governing the Company Securities (other than the Company Units).

4.2               Tax Matters.

(a)                Preparation of Tax Returns.

(i)                 The Company shall prepare and timely file, or shall cause to be prepared and timely filed, at the Company Members’ expense, all Tax Returns for which income and losses of the Company and its subsidiaries flow through to the Company Members that relate solely to a Pre-Closing Tax Period regardless of when they are to be filed (each a “Seller Tax Return”), and the Company Members shall pay, or cause to be paid, all Taxes of the Company and its subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by Law. At least thirty (30) days prior to filing any such Seller Tax Return, the Company shall submit a copy of any such Seller Tax Return, along with supporting work papers, to Parent for Parent’s review and comment, and the Company shall consider any comments of Parent in good faith.

(ii)               Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company or any of its subsidiaries after the Closing Date with respect to Pre-Closing Tax Periods (including Straddle Periods) other than Seller Tax Returns (such Tax Returns “Parent Prepared Returns”). Parent shall permit the Member Representative, at the Company Members’ expense, to review and comment on each such Parent Prepared Return with respect to a taxable period ending on or before the Closing Date at least thirty (30) days prior to filing. Parent shall consider any comments of the Member Representative in good faith. Not later than ten (10) days prior to the due date of the payment of Taxes on any Parent Prepared Returns, the Company Members shall pay to Parent an amount in cash in the aggregate equal to the amount of Unpaid Pre-Closing Taxes (to the extent not taken into account in the determination of the Total Consideration) due in respect of such Parent Prepared Returns (or the Company Members shall timely pay to the appropriate Tax authority any such amount that is in the nature of a flow through Tax in the nature of a Seller Tax Return). Notwithstanding anything to the foregoing, Parent shall be entitled, at its option, to recover all or any portion of such Unpaid Pre-Closing Taxes from the Escrow Shares in accordance with Article VII.

(b)                Cooperation. Parent and the Member Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Company, its subsidiaries or their operations and any pending or threatened audit, Legal Proceedings or assessments with respect thereto or to Taxes owed by the Company or its subsidiaries. Such cooperation shall include the retention and provision of records and information that are reasonably relevant to any such audit or other Legal Proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Parent, the Company, and the Member Representative agree to (i) retain all books and records in its possession with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods plus ninety (90) days, and to abide by all record retention agreements entered into with any Tax authority, and (ii) use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent and the Member Representative, as the case may be, shall allow the other party to take possession of such books and records; provided, however, neither Parent nor any of its Affiliates (which will include the Surviving Company following the Closing) shall have any obligations or responsibilities with respect to such matters addressed in clause (i) of this sentence (other than with respect to agreements entered into with a Governmental Entity) beyond those set forth under Parent’s general policy on records retention as long as such policies are commercially reasonable.

(c)                Tax Contests. Parent shall notify the Member Representative in writing within thirty (30) days after the receipt of any notice of any audit, examination, or other Legal Proceeding with respect to Taxes for which the Company Members may be liable pursuant to this Agreement (a “Tax Contest”); provided, however, that no failure or delay of Parent in providing such notice shall reduce or otherwise affect the obligations of the Company Members pursuant to this Agreement, except to the extent that the Company Members are materially and adversely prejudiced as a result of such failure or delay. The Company shall make a push-out election under Section 6226 with respect to any Tax Contest relating to a Pre-Closing Tax Period. The Member Representative shall control any Tax Contest relating solely to Taxes or a Tax Return for a Pre-Closing Tax Period for which the income and losses of the Company flow through to the Company Members; provided, however, that the Member Representative shall (i) keep Parent reasonably informed of all material developments on a timely basis, (ii) provide to Parent copies of any and all material correspondence from any Governmental Entity related to such Tax Contest, (iii) provide Parent with the opportunity to attend conferences with the relevant Governmental Entity and (iv) receive consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, prior to settling, adjusting or otherwise resolving such Tax Contest. Parent shall control all other Tax Contests; provided, however, that Parent shall (i) keep the Member Representative reasonably informed of all material developments on a timely basis, (ii) provide to the Member Representative copies of any and all material correspondence from any Governmental Entity related to such Tax Contest, (iii) provide the Member Representative with the opportunity to attend conferences with the relevant Governmental Entity (if reasonably practical) and (iv) receive consent of the Member Representative, which shall not be unreasonably withheld, conditioned or delayed, prior to settling, adjusting or otherwise resolving such Tax Contest.

(d)              Transfer Taxes. All Transfer Taxes will be paid fifty-percent (50%) by the Company Members and fifty-percent (50%) by Parent when due, and the Person(s) required to do so under applicable law will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(e)                Tax Treatment. The parties acknowledge and agree that, for U.S. federal income Tax purposes, the transaction shall be treated as a purchase by Parent of all the equity interests in the Company that is intended to be governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), and, pursuant thereto, (i) with respect to Parent, (A) the Company shall be deemed to make a liquidating distribution of its assets to the Company Members, and (B) Parent shall be deemed to acquire, by purchase, all such assets from the Company Members; and (ii) with respect to the Company Members, the Company Members shall be treated as selling partnership interests and shall report gain or loss, if any, resulting from the sale of their partnership interests in accordance with Sections 741 and Section 751 of the Code. Each of Parent and the Company Members shall prepare and timely file all relevant Tax Returns on a basis consistent with the foregoing and take no inconsistent position on any Tax Return, in any audit or similar proceeding relating to Taxes before any Governmental Entity, or otherwise, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law).

(f)                 Purchase Price Allocation. Within ninety (90) days following the Closing Date, Parent shall provide the Member Representative with an allocation of the purchase price (and all other items required under the Code) among the assets of Company in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate) (the “Allocation Schedule”). The Member Representative shall review the draft Allocation Schedule and provide any proposed revisions to Parent within thirty (30) days after receipt thereof, and Parent and the Member Representative shall endeavor in good faith to resolve any disputes with respect thereto, and if they cannot resolve any such dispute, then the dispute shall be resolved by the Independent Accountant in accordance with the dispute resolution mechanism set forth in Section 1.15, and the Allocation Schedule as determined by the Independent Accountant shall be final and binding on the parties hereto, subject to any adjustments as described immediately below. Parent shall prepare or cause to be prepared adjustments to the Allocation Schedule (which shall not make any determination that is inconsistent with this Section 4.2(f)) as necessary to account for any adjustment to the purchase price (and any other item of consideration as determined for U.S. federal income Tax purposes) pursuant to this Agreement and provide such amended allocation to the Member Representative. The Member Representative shall review the draft adjusted Allocation Schedule and provide any proposed changes to Parent within thirty (30) days after receipt thereof, and Parent and the Member Representative shall endeavor in good faith to resolve any disputes with respect thereto, and if they cannot resolve any such dispute, then the dispute shall be resolved by the Independent Accountant (which shall not make any determination that is inconsistent with this Section 4.2(f)) in accordance with the dispute resolution mechanism set forth in Section 4.2(f). The final Allocation Schedule as so determined shall be binding on Parent, Company, the Member Representative and the Company Members, and Parent, the Company, the Member Representative and the Company Members shall report, act and file all Tax Returns (including amended Tax Returns and claims for refund) and information reports consistent with the Allocation Schedule, and none of Parent, the Company, the Member Representative or the Company Members shall take any position inconsistent therewith upon examination of any such Tax Return, in any examination, audit, or other proceeding with respect to such Tax Returns except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law).

4.3               Spreadsheet. At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet in a form reasonably acceptable to Parent setting forth, among other things, the following (the “Spreadsheet”):

(a)                with respect to each holder of Company Units as of immediately prior to the Effective Time, (i) such Person’s name, address and, if available to the Company, email address, (ii) the number of Capital Interest Units and Profits Interest Units held by such Person and whether such person is an Accredited Stockholder or Unaccredited Stockholder, (iii) the aggregate amount of cash and shares of Parent Common Stock to be paid to such Person at the Closing in respect of such Capital Interest Units and Profits Interest Units, (iv) the aggregate amount of Escrow Cash to be held back by Parent on behalf of such Company Member and deposited with the Escrow Agent, (v) which payments, if any, to a Company Member are subject to income, employment or FICA Tax withholding, (vi) which payments, if any, to a Company Member are reportable as ordinary income but are not subject to income, employment or FICA Tax withholding, (vii) such holder’s applicable pro rata portion of the Escrow Cash and the Expense Fund, and (viii) the Threshold Value of any Profits Interest Units held by such Person; provided, however, that with respect to the Key Employees, the foregoing calculations shall take into account the terms and conditions of the Key Employee Joinder Agreements and specify the number of shares of Parent Common Stock or other consideration subject to the vesting requirements under the Key Employee Joinder Agreements;

(b)                for each “covered security” (as defined in Section 6045 of the Code), the acquisition date and adjusted Tax basis of such security; and

(c)                the amount of each Third Party Expense and the Persons to whom such Closing Third Party Expenses are owed and their respective invoice amounts and wire transfer instructions (as applicable); provided that this subsection (c) shall not be deemed to be a component of the Spreadsheet.

4.4               Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Securities Law Compliance.

(a)                Each of the parties hereto (other than the Member Representative) shall use its reasonable best efforts to cause the issuance of all shares of Parent Common Stock contemplated by this Agreement in connection with the Merger to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” laws.

(b)                The shares of Parent Common Stock constitute “restricted securities” under the Securities Act, and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities Laws. All shares of Parent Common Stock issued in connection with this Agreement shall bear a legend or legends referencing restrictions applicable to such shares under applicable securities Laws and under this Agreement.

(c)                To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Parent shall not be required (i) to transfer on its books any shares of Parent Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares of Parent Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Parent Common Stock has been purportedly so transferred.

4.5               Indemnification of Managers and Officers of the Company.

(a)                During the period ending six (6) years after the Effective Time, the Surviving Company or its successors shall, or Parent shall cause the Surviving Company or its successors to, fulfill their obligations to the present and former members of the Board and present and former officers of the Company (such managers and officers being herein called the “Company Indemnitees”) pursuant to the terms of the Charter Documents as in effect on the Agreement Date, for all claims relating to all periods prior to the Closing Date (such obligations, collectively, the “D&O Indemnifiable Matters”). Notwithstanding the foregoing, the obligations of Parent and the Surviving Company or its successors (i) shall be subject to any limitation imposed by applicable Law and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement.

(b)                Prior to the Effective Time, the Company shall purchase and fully pay (and such purchase price shall be included in Third Party Expenses of the Company) for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Parent that shall provide the Company Indemnitees with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Parent shall not, and shall cause the Surviving Company to not, take any action to eliminate such D&O Tail Policy.

(c)                In the event that the Surviving Company or any of their successors or assigns (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer or convey all or substantially all of their properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Company or any of their respective successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 4.5.

(d)                Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 4.5 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 4.5 applies without the consent of such affected Company Indemnitee, it being understood and agreed that the Company Indemnitees are intended to be express third party beneficiaries of this Agreement.

Article V

ADDITIONAL AGREEMENTS

5.1               Conduct of the Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time, except (a) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (b) as otherwise required by this Agreement, (c) as required by applicable Law or GAAP, (d) as required by the COVID-19 Measures or (f) to declare, set aside, make or pay any cash dividend or distribution prior to the Closing Date (provided that any such cash dividend or distribution is paid at least one (1) Business Day prior to the Closing Date), (i) the Company and its subsidiaries shall operate the business of the Company and its subsidiaries, in the Ordinary Course of Business, and will use their commercially reasonable efforts to (A) to preserve intact the present business organizations of the Company and its subsidiaries, (B) keep available the services of the present officers and Employees of the Company and its subsidiaries, (C) preserve the assets of the Company and its subsidiaries and (D) preserve the beneficial relationships of the Company and its subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them (it being agreed that any reasonable COVID-19 Measure adopted in good faith by the Company in response to the effects of COVID-19 will not be deemed to violate or breach the foregoing obligation to operate the business of the Company and its subsidiaries, in the Ordinary Course of Business, so long as the Company uses reasonable efforts to consult with Parent (and considers all such comments in good faith) before adopting any such COVID-19 Measure), and (ii) without limiting the generality of the foregoing, shall not:

(a)                make any capital expenditure other than capital expenditures set forth in the budget made available to Parent, or any capital expenditures that do not exceed $50,000 individually or $100,000 in the aggregate;

(b)                (i) sell, license or transfer to any Person or entity any rights to any Company IP (other than non-exclusive agreements to provide, loan, lease or license Company Products (not including rights in any Company Source Code) other than in the Ordinary Course of Business), (ii) enter into any agreement with respect to the development of any Intellectual Property Rights or Technology with a third party, or (iii) change pricing charged by the Company to its customers or licensees, or the pricing set or charged by Persons who have licensed or obtained access to Company Products other than in accordance with the terms of an applicable Contract;

(c)                (i) enter into, amend, renew or modify any (A) Contract that would (if entered into, amended, renewed or modified prior to the Agreement Date) constitute a Material Contract or (B) Contract requiring a novation or consent in connection with the Merger or the other transactions contemplated by this Agreement or any of the Related Agreements, (ii) violate, terminate, renew, amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts or (iii) enter into, amend, renew, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated by this Agreement;

(d)                enter into a Contract that shall require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the transactions contemplated by this Agreement;

(e)                initiate or settle any Legal Proceeding, other than (i) to enforce its rights under this Agreement, (ii) to settle any litigation or other proceeding which is covered by insurance and which is settled within the limits of such insurance, or (iii) for an amount in excess of $100,000;

(f)                 delay or postpone the payment of any material accounts payable or agree or negotiate with any party to extend the payment date of any material accounts payable or accelerate the collection of (or discount) any material accounts receivable, in each case, other than in the Ordinary Course of Business;

(g)                declare, set aside, or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any Company Units or split, combine, or reclassify any Company Units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Units, or repurchase, redeem or otherwise acquire, directly or indirectly, any Company Unit (or options, warrants or other rights exercisable therefor);

(h)                issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Unit or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

(i)               cause or permit any amendments, changes or other modifications to, or waivers under, the Charter Documents or other organizational documents of the Company or any of its subsidiaries (whether by merger, consolidation, operation of law or otherwise);

(j)                 acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company and its subsidiaries;

(k)                purchase or sell (or enter into any agreement to purchase or sell) any interest in real property, grant any security interest in real property, enter into any lease, sublease, license, grant any right to occupy or use, or enter into any lease, sublease, license, or other use or occupancy agreement with respect to any real property, or alter, amend, modify or terminate any of the terms of any Lease Agreements or other Contract with respect to real property, or sell or grant any security interest in, or lease, sublease, license or grant any right to use any of the tangible assets of the Company and its subsidiaries material to the conduct of the business of the Company and its subsidiaries;

(l)                 incur or guarantee any Indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others, or create a Lien over any of its assets (other than Permitted Liens);

(m)              grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(n)                grant any severance or termination pay (in cash, equity or otherwise) to any Employee, former employee of the Company or of any ERISA Affiliate, or current or former consultant, advisor, independent contractor or director of the Company or of any ERISA Affiliate, except pursuant to the Company Employee Plans and/or written agreements set forth in Section 5.1(n) of the Disclosure Schedule and made available to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the Agreement Date;

(o)                hire, offer to hire or terminate (other than for cause and provided the Company notifies Parent in writing of such termination within three (3) Business Days of the termination date) any Employee (or prospective employee of the Company or any ERISA Affiliate) other than as set forth on Section 5.1(o) of the Disclosure Schedule with annual base pay in excess of $100,000 per year or at the vice president level or above;

(p)                send any written notices or other written communication materials (including electronic communications) to its Employees, any former employee of the Company or of any ERISA Affiliate, or any current or former consultant, advisor, independent contractor or director of the Company or of any ERISA Affiliate regarding this Agreement or the transactions contemplated hereby other than as required to comply with the obligations of the Company under this Agreement pursuant to the express terms hereof;

(q)                make any representations or issue any communications to Employees, any former employee of the Company or of any ERISA Affiliate, or any current or former consultant, advisor, independent contractor or director of the Company or of any ERISA Affiliate that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;

(r)                 adopt, amend or fail to maintain any Company Employee Plan, enter into any Employee Agreement or independent contractor agreement, pay or agree to pay any special bonus or special remuneration to any director, Employee, former employee of the Company or of any ERISA Affiliate, or any current or former consultant, advisor or independent contractor of the Company or of any ERISA Affiliate, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees or any current or former consultant, advisor, independent contractor or director of the Company or of any ERISA Affiliate except payments made pursuant to this Agreement or standard written agreements outstanding on the Agreement Date and disclosed in Section 5.1(r) of the Disclosure Schedule;

(s)               waive any equity repurchase rights, accelerate or amend any Company Units or authorize cash payments in exchange for any Company Units;

(t)                 revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the Ordinary Course of Business;

(u)              make, change or revoke any Tax election, adopt or change any Tax accounting method or period, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law), voluntary disclosure application or agreement or similar process, apply for any Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, surrender any right to claim a Tax refund, file any Tax Return (including any amended Tax Return) unless, prior to filing or amending such Tax Return, Parent has the opportunity to review such Tax Return pursuant to the procedures of Section 4.2(a) or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Parent or its Affiliates for any Tax period ending after the Closing Date;

(v)              enter into any license, distribution, reseller, OEM, joint venture or joint marketing or any similar arrangement or agreement (other than in the Ordinary Course of Business);

(w)              adopt or change the accounting policies or procedures of the Company and its subsidiaries, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices;

(x)                take, commit or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(w), inclusive. Nothing in this Section 5.1 shall cause Parent to control Company in violation of the HSR Act or other Antitrust Laws.

If the Company desires to take an action which would be prohibited pursuant to Section 5.1 without the written consent of Parent, the Company must request such written consent by sending an e-mail to each of the Contact Persons before taking any such action.

Any of the Contact Persons may grant consent on behalf of Parent to the taking of any action that would otherwise be prohibited pursuant to Section 5.1 by e-mail or such other notice that complies with the provisions of Section 9.1.

5.2               No Solicitation.

(a)              During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (i) solicit, knowingly encourage others to solicit, or encourage, entertain, facilitate or accept any discussions, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of the Company Members. The Company shall, and shall cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. For the avoidance of doubt, if any of the Company’s Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.2 not to take or to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2; provided, however, that to the extent such breach is capable of being cured, the Company shall have a period of ten (10) days from the date Parent notifies the Company in writing of such breach to cure such breach.

(b)                The Company shall promptly (but in any event within 24 hours) notify Parent orally and in writing after receipt by the Company (or, to the Knowledge of the Company, by any of its Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that reasonably constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other written notice that any Person is considering making an Acquisition Proposal or (iv) any written request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent and its Representatives. Such notice shall describe the material terms and conditions of such Acquisition Proposal. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto. The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.

5.3               Access to Information.

(a)                During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, subject to applicable Law, the Company and its subsidiaries shall afford Parent and its Representatives reasonable access during business hours to (i) the Company’s and its subsidiaries’ properties, personnel, books, Contracts and records and (ii) all other information concerning the business, properties and personnel of the Company and its subsidiaries as Parent may reasonably request; provided, however, that in no event shall Parent have access to any information that (i) would violate or create any liability of the Company or any of its subsidiaries under applicable Law, (ii) would result in the disclosure of any trade secrets of the Company or any of its subsidiaries or of third parties, (iii) would unreasonably disrupt the conduct of the businesses or operations of the Company or any of its subsidiaries, (iv) would result in the disclosure of any information referencing the valuation of the businesses of the Company or any its subsidiaries in connection with an acquisition or (v) would reasonably be expected to cause the loss or waiver of the protection of any attorney-client privilege, attorney work product privilege or other relevant legal privilege of the Company or any of its subsidiaries; provided, however, that in the event that the Company does not provide access based on any of the foregoing clauses, then the Company shall use its commercially reasonable efforts (x) to allow for such access or disclosure in a manner that does not conflict with any of the foregoing clauses or (y) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company. For so long as any applicable COVID-19 Measures are in effect, the Company shall, and shall cause its subsidiaries to, use reasonable best efforts to provide access to Parent and its Representatives under this Section 5.3(a) through virtual or other remote means. All information received by Parent pursuant to this Section 5.3(a) shall be governed by the terms of the Confidential Disclosure Agreement.

(b)                No information obtained by Parent during the pendency of the transactions contemplated by this Agreement in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.

(c)              From and after the Closing Date until the third (3rd) anniversary of the Closing Date, subject to applicable Law and any reasonable rules, regulations and policies maintained by Parent, upon the Member Representative’s reasonable written request and reasonable advance notice, Parent shall (and shall cause the Surviving Company and the subsidiaries of the Surviving Company to) afford the Member Representative and any of its authorized Representatives (following the execution by the Member Representative and Parent or the Surviving Company of a customary confidentiality agreement) reasonable access during normal business hours under the supervision of Parent’s designated personnel or Representatives and in such a manner as to not interfere with the operations of Parent or the Surviving Company to the books, Contracts, documents and records of the Surviving Company or any of its subsidiaries to the extent required for the preparation of Tax Returns or other documents related to Tax matters and a Company Member’s investment in the Company, and in connection with the determination of any matter relating to the rights or obligations of any Person arising from this Agreement.

5.4               Notification of Certain Matters.

(a)                The Company or Parent, as the case may be, shall give prompt notice to the other parties of the occurrence or non-occurrence of any event that is reasonably likely to cause the failure of any of the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be; provided, however, (i) that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect any remedies available to the party receiving such notice and (ii) the failure to provide any notice pursuant to this Section 5.4 shall not in and of itself be a basis for a party hereto to claim that any condition set forth in Article VI has not been satisfied. No disclosure by the Company, or Parent pursuant to this Section 5.4, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of any covenant.

(b)              Each of the Company and Parent shall give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such Legal Proceeding or threat, and each of the Company or Parent shall permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding, to participate in, or review, any material communication before it is made to any Governmental Entity, and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding, including by providing the other party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Entity and such receiving party shall consider any such received comments in good faith.

5.5               Confidentiality. Each of the parties hereto (other than the Member Representative) hereby agrees that the information obtained in any investigation pursuant to Section 5.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, or, if applicable, in connection with any Legal Proceedings, shall be governed by the terms of the Mutual Non-Disclosure Agreement dated as of July 24, 2020 (the “Confidential Disclosure Agreement”) between the Company and Parent until Closing. The Member Representative agrees that the confidentiality agreement by and between the Member Representative and the Company shall survive the Closing, shall cover all information received from Parent or the Surviving Company after the Closing, and shall be enforceable by Parent or the Surviving Company after the Closing.

5.6               No Disclosure. Neither the Company nor any of its subsidiaries shall (and shall cause their Representatives and other agents not to), directly or indirectly, issue any public statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any Legal Proceedings, without the consent of Parent, except (a) to the extent such disclosure is required by applicable Law, in which case the Company shall promptly notify Parent and cooperate with Parent to the extent reasonably practicable so as to seek to limit the information disclosed to the information it is advised by counsel is required by such applicable Law to be disclosed and shall, to the extent reasonably practicable and at Parent’s cost and expense, seek to obtain a protective Order over, or confidential treatment of such information, (b) to the extent reasonably required to obtain the Company Member Approval or other consents or approvals required by this Agreement to be obtained and (c) from and after the Closing, to the extent disclosure is made by a Company Member that is a venture capital or private equity fund in communications to its investors as may be (i) legally or contractually required or (ii) reasonably necessary in the good faith exercise of the fiduciary duties of the general partner of such Company Member.

5.7               Regulatory Efforts.

(a)                Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Section 6.1, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement and not to enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that would impede, interfere with, prevent or materially delay, or would reasonably be expected to impede, interfere with, prevent or materially delay, the consummation of the Merger or the other transactions contemplated by this Agreement or the Related Agreements.

(b)                The parties (other than the Member Representative) shall, or shall cause their “ultimate parent entities” as that term is defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act“), as promptly as reasonably practicable, to make all necessary filings and notifications and other submissions with respect to this Agreement and the transactions contemplated hereby under the HSR Act and any other applicable Antitrust Laws and, in any event, to each file the Notification and Report Form under the HSR Act, if required, no more than ten (10) Business Day after the Agreement Date. To the extent permitted by applicable Law, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the transactions contemplated by this Agreement (and if in writing, furnish the other party with a copy of such communication). If the Company or Parent or any affiliate thereof shall receive any reasonable formal or informal request for information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Without limiting the generality or effect of Section 5.7(a), to the extent permitted by applicable Law and except as may be prohibited by any Governmental Entity, the parties hereto (other than the Member Representative) shall (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with any inquiry by any Governmental Entity relating to the transactions contemplated by this Agreement, (ii) provide advance notice of and, to the extent permitted by such Governmental Entity, permit authorized representatives of the other party to be present at each meeting or conference with any Governmental Entity, and (iii) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Entity with respect to this Agreement and the transactions contemplated hereby; provided, however, that such material (A) may be redacted as necessary (1) to comply with contractual arrangements, (2) to address legal privilege concerns, or (3) to remove references concerning the valuation of the parties or (B) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials; and (iv) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Entity. Parent shall be entitled, after consultation with the Company and consideration in good faith of the views of the Company, to make all strategic and tactical decisions as to the manner in which to obtain from any Governmental Entity under the HSR Act or any other Antitrust Law any actions or non-actions, consents, approvals, authorizations, clearances or Orders required to be obtained by Parent or the Company in connection with the consummation of the transactions contemplated by this Agreement. Each of the Company and Parent shall use its commercially reasonable efforts to take such actions as may be required to cause the expiration of any waiting period under the HSR Act or any other Antitrust Law with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. The foregoing notwithstanding, nothing in this Section 5.7 or otherwise in this Agreement shall require Parent: (i) to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Parent of any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Parent or any of its Affiliates (including the Company), or compel Parent to divest, dispose of, hold separate or license any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Parent or any of its Affiliates (including the Company); (ii) to propose or agree to or effect any divestiture or hold separate any business or assets; or (iii) to commence, contest, or defend any Legal Proceeding relating to the transactions contemplated by this Agreement. The Company shall not, nor shall it permit any of its representatives to make, any material communications with, or proposals relating to, or enter into, any material understanding, undertaking or agreement with, any Governmental Entity relating to the transactions contemplated by this Agreement without Parent’s prior review and approval.

5.8               Termination of 401(k) Plan and Severance Plan. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all 401(k) Plans. Effective as of the Closing Date, the Company shall terminate the Severance Plan. The Company shall provide Parent with evidence that each 401(k) Plan and the Severance Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date with respect to the 401(k) Plans and effective as of the Closing Date with respect to the Severance Plan) pursuant to resolutions of the Board, or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan and the Severance Plan as Parent may reasonably require.

5.9               Company Notes.

(a)                2018 Company Note. The Company shall deliver all notices and take all other actions required to facilitate at or prior to the Effective Time the termination of, and the repayment in full of all obligations outstanding under, the 2018 Company Note. In furtherance and not in limitation of the foregoing, the Company shall (i) deliver to Parent at least five (5) Business Days prior to the Closing Date, a draft payoff letter and related termination documentation and (ii) deliver to Parent at least two (2) Business Days prior to the Closing Date, an executed payoff letter and executed related termination documentation, in each case, with respect to the 2018 Company Note (the “2018 Payoff Letter”) in form and substance reasonably acceptable to Parent. Among other things, the Payoff Letter shall specify the amount required to be repaid under the 2018 Company Note as of the Closing Date and provide for the termination of the 2018 Company Note, without any further liability or obligation to the Company Lender, subject only to the payment of the amount set forth in the Payoff Letter at or prior to the Effective Time.

(b)                2020 Company Note. In the event that the Company Lender does not exercise its Conversion Option (as such term is defined in the 2020 Company Note) in accordance with the terms of the 2020 Company Note, the Company shall deliver all notices and take all other actions required to facilitate at or prior to the Effective Time the termination of, and the repayment in full of all obligations outstanding under, the 2020 Company Note. In furtherance and not in limitation of the foregoing, the Company shall (i) deliver to Parent at least five (5) Business Days prior to the Closing Date, a draft payoff letter and related termination documentation and (ii) deliver to Parent at least two (2) Business Days prior to the Closing Date, an executed payoff letter and executed related termination documentation, in each case, with respect to the 2020 Company Note (the “2020 Payoff Letter”) in form and substance reasonably acceptable to Parent. In the event that the Company is required to deliver the 2020 Payoff Letter to Parent, the 2020 Payoff Letter shall, among other things, specify the amount required to be repaid under the 2020 Company Note as of the Closing Date and provide for the termination of the 2020 Company Note, without any further liability or obligation to the Company Lender, subject only to the payment of the amount set forth in the Payoff Letter at or prior to the Effective Time.

(c)                2021 Company Note. The Company shall deliver all notices and take all other actions required to facilitate at or prior to the Effective Time the termination of, and the repayment in full of all obligations outstanding under, the 2021 Company Note. In furtherance and not in limitation of the foregoing, the Company shall (i) deliver to Parent at least five (5) Business Days prior to the Closing Date, a draft payoff letter and related termination documentation and (ii) deliver to Parent at least two (2) Business Days prior to the Closing Date, an executed payoff letter and executed related termination documentation, in each case, with respect to the 2021 Company Note (the “2021 Payoff Letter”) in form and substance reasonably acceptable to Parent. Among other things, the Payoff Letter shall specify the amount required to be repaid under the 2021 Company Note as of the Closing Date and provide for the termination of the 2021 Company Note, without any further liability or obligation to the Bridge Note Lender, subject only to the payment of the amount set forth in the Payoff Letter at or prior to the Effective Time.

5.10             R&W Insurance Policy.

(a)                On or before the date hereof, Parent shall deposit with the R&W Insurer the portion of the premium required under the terms of the R&W Insurance Policy in order to bind the R&W Insurer as of the date hereof and take any other actions necessary to cause the R&W Insurance Policy to incept as of the date hereof. Parent shall execute and enter into the R&W Insurance Policy at or prior to the Closing on terms and in the form provided or made available to the Company prior to Agreement Date, which such policy shall, for the avoidance of doubt, include terms to the effect that the R&W Insurer waives its rights to bring any claim against the Company, the Company Members or any of their respective Affiliates or Representatives by way of subrogation, claim for contribution or otherwise, except in the case of Fraud.

(b)                After the Closing, Parent agrees that it will:

(i)                 use commercially reasonable efforts to comply with the terms of any post-Closing deliverables set out in the R&W Insurance Policy;

(ii)                not agree to any amendment, variation or waiver of the R&W Insurance Policy (or do anything which has a similar effect) that would allow the R&W Insurer to bring any claim against the Company, the Company Members or any of their respective Affiliates or Representatives by way of subrogation, claim for contribution or otherwise, except in the case of Fraud, without the Member Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

(iii)               not novate, or otherwise assign its rights under, the R&W Insurance Policy to any Person (other than an Affiliate of Parent);

(iv)              without the written consent of the Member Representative (which shall not be unreasonably withheld, condition or delayed), not terminate the R&W Insurance Policy or take any action which would be the proximate cause of the R&W Insurance Policy not being in full force and effect, in each case prior to the applicable termination date of the R&W Insurance Policy; and

(v)                provide the Member Representative with a copy of any claim submitted to the R&W Insurer pursuant to the R&W Insurance Policy and a copy of any other correspondence between Parent and the R&W Insurer that would be material to the Company Members (as determined by Parent in its reasonable discretion).

5.11           Terminated Agreements. Unless otherwise determined by Parent at least five (5) Business Days prior to the Closing Date, prior to the Closing, the Company shall cause each Contract marked with an asterisk on Section 2.14(a) of the Disclosure Schedule (the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing, including by sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise) such that the Surviving Company shall not have any Liability under any Terminated Agreement following the Closing Date.

5.12           Resignation of Officers and Managers. Prior to the Closing, the Company shall have caused each officer and manager of the Company and its subsidiaries to execute a Manager and Officer Resignation Letter, effective as of the Effective Time.

5.13           Expenses. Whether or not the Merger are consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Related Agreements, the Merger and the other transactions contemplated by this Agreement (including Third Party Expenses) shall be paid by the party incurring such expense. If any Legal Proceeding relating to Section 1.17(f) is brought against any Parent or Merger Sub, the prevailing party in such Legal Proceeding shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.14           Parent Retention Awards. Promptly following the Closing, Parent shall establish a retention pool consisting of restricted stock unit awards with an aggregate grant date value of up to the Unvested Profits Interest Spread Value to be allocated to certain continuing employees of the Company (the “Continuing Employees”) by Parent (the “Retention Awards”) and shall provide evidence to the Member Representative of Parent’s approval of such Retention Awards. The Retention Awards will be subject to service and/or performance-based vesting as determined by Parent. Any Retention Awards will be granted under the Parent Equity Plan. Any portion of the Retention Awards that are forfeited for any reason shall not be reallocated in whole or in part among the Continuing Employees by Parent, except as otherwise determined by Parent in its sole discretion.

5.15           Invoices. The Company shall use its commercially reasonable efforts to deliver an invoice from each advisor or other service provider to the Company (other than any employee, director or officer of the Company), with respect to all Closing Third Party Expenses due and payable to such advisor or other service provider, as the case may be, as of the Closing Date (each, an “Invoice”) to Parent at least two (2) Business Days prior to the Closing.

5.16           Revised Financial Statements. As soon as reasonably practicable after the date hereof, the Company shall deliver to Parent, in form and substance reasonably satisfactory to Parent, revised audited consolidated financial statements of the Company and its subsidiary for the years ended December 31, 2018 and December 31, 2019 and drafts of the revised unaudited consolidated financial statements of the Company and its subsidiary for the twelve month period ended December 31, 2020, in each case prepared in accordance with GAAP and Regulation S-X and other public company financial reporting requirements (collectively, the “Revised Financial Statements”). Parent shall have an opportunity to review and confirm that the Revised Financial Statements are consistent with the classifications and reporting format of Parent’s financial statements prior to the Closing Date.

5.17           Specified Closing Matters. The parties agree to the matters set forth on Schedule F.

5.18           Other Closing Deliverables. The Company shall cause all of the closing deliverables required to be delivered by it pursuant to Section 1.4(b) (and not otherwise specifically addressed by this Article V) to be delivered to Parent at or prior to the Closing, and Parent shall cause all of the closing deliverables required to be delivered by it pursuant to Section 1.4(c) to be delivered to the applicable recipient thereunder.

Article VI

CONDITIONS TO THE MERGER

6.1               Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)                No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, Order or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b)                No Injunctions; Restraints. No temporary restraining order, preliminary or permanent injunction or other Order shall be in effect (i) preventing or restraining, in any material respect, the consummation of the Merger, (ii) prohibiting Parent’s ownership of any Company Securities or (iii) compelling Parent or the Company to dispose of or hold separate a material portion of the business or assets of the Company or Parent as a result of the Merger.

(c)                Regulatory Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired, terminated or where applicable, approvals have been obtained, and any investigation or inquiry initiated by a Governmental Entity in any foreign jurisdiction under any applicable antitrust or competition-related law in such jurisdiction in connection with the transactions shall have been terminated and any related consents or terminations of waiting periods shall have been obtained.

6.2               Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)                Representations, Warranties and Covenants.

(i)                 (A) The representations and warranties of the Company contained in Article II that are Fundamental Representations (other than Section 2.2(a)) shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)); (B) the representations and warranties of the Company contained in Section 2.2(a) shall be true and correct in all respects except for de minimis inaccuracies; (C) the representation and warranties of the Company set forth in Section 2.8(b) shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as if made anew as of such date; and (D) the other representations and warranties of Company contained in Article II, other than the representations and warranties addressed by clauses (A), (B) and (C), shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” limitations set forth therein, but “Material Contract” shall not be read to mean “Contract”) as of the Agreement Date and as of the Closing Date (other than the representations and warranties of the Company as of a specified date or period of time, which shall be true and correct as of such date or period of time), except for any failures of such representations and warranties to be so true and correct as to have not had a Company Material Adverse Effect; and

(ii)              The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of or prior to the Closing.

(b)                Employment Agreements. The Key Employees shall not have given any notice of termination of employment, taken any action that would give rise to termination for cause or died or become permanently disabled.

(c)                No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Company Material Adverse Effect that is continuing.

(d)                Company Member Approval. The Company Member Approval shall have been validly obtained under the TBOC and the Charter Documents and shall be in full force and effect.

(e)                Non-Competition and Non-Solicitation Agreements and Offer Letters. (i) None of the Non-Competition and Non-Solicitation Agreements shall have been revoked or repudiated by any Person that is party thereto, and (ii) none of the Offer Letters entered into by any Key Employee shall have been revoked or repudiated by any Key Employee.

(f)                 Closing Deliverables. The Company shall have delivered or cause to be delivered to Parent the items required by Section 1.4(b).

6.3               Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)                Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects on the date they were made and on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Merger Sub as of a specified date, which shall be true and correct as of such date) and (ii) each of Parent and Merger shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of or prior to the Closing Date.

(b)                No Parent Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Parent Material Adverse Effect that is continuing.

(c)                Closing Deliverables. Parent shall have delivered or cause to be delivered to the applicable recipient the items required by Section 1.4(c).

Article VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1               Survival; R&W Insurance Policy.

(a)                The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, the Related Agreements and in the Certificates, as applicable, shall survive for a period of fifteen (15) months following the Closing Date (the date of expiration of such fifteen (15) month period, the “Survival Date”) (or, solely for purposes of claims made under the R&W Insurance Policy, such longer period as specified in the R&W Insurance Policy); provided, however, that in the event of Fraud, such representation or warranty shall not terminate on the Survival Date, but shall survive indefinitely; provided, further, that (i) the representations and warranties contained in Section 2.9 (Tax Matters) shall remain in full force and effect, regardless of any investigation made by or on behalf of any of the parties hereto, until thirty (30) days after the expiration of the statutes of limitations (including any extensions or waivers thereof) applicable to any such representations and warranties and (ii) the Fundamental Representations (other than those set forth in Section 2.9 (Tax Matters) which are covered by clause (i) above) shall remain in full force and effect, regardless of any investigation made by or on behalf of any of the parties hereto, until the date that is the later of (x) three (3) years following the Closing Date and (y) the expiration of the statute of limitations applicable to such representations and warranties; provided, further, to the extent subject to a pending claim for indemnification set forth in an Indemnification Claim Notice delivered prior to the Survival Date, in which case the representation and warranty subject to such claim shall survive solely for such purpose until the final resolution thereof in accordance with this Article VII. Each covenant and agreement of any party herein shall survive until fully performed and in accordance with its terms. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement, and the Indemnifying Parties hereby waive any defenses based on the statute of limitations to the extent inconsistent with the survival periods set forth herein.

(b)                Nothing in this Article VII shall affect or limit the ability of Parent to recover under the R&W Insurance Policy for any matters covered thereunder; provided that, without limiting the right of any Indemnified Party to provide notice of and otherwise preserve a claim or remedy under this Agreement, recovery shall first be sought under the R&W Insurance Policy for any matters covered thereunder before any Indemnified Party may obtain recovery against the Escrow Shares or otherwise against any Company Member pursuant to this Article VII (it being agreed that the Indemnified Parties will be deemed to have Losses with respect to any Indemnifiable Matter in the case where such Indemnified Parties cannot recover amounts under the R&W Insurance Policy as a result of the application of the retention (i.e., the deductible amount) or any exclusions thereunder).

7.2               Indemnification.

(a)                By virtue of the Merger, subject to the provisions of this Article VII, from and after the consummation of the Merger, each Company Member as of immediately prior to the Effective Time (each, a “Indemnifying Party” and, collectively, the “Indemnifying Parties”) agrees to severally on a pro rata basis, and not jointly, indemnify and hold harmless Parent and its officers, directors and affiliates, including the Surviving Company (the “Indemnified Parties”), against all losses, Liabilities, damages, Taxes, costs, awards, judgments, penalties and reasonable out-of-pocket expenses, including reasonable out-of-pocket attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling (in accordance with this Article VII) any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Company) to the extent relating to, resulting from, or arising out of any of the following (collectively, the “Indemnifiable Matters”):

(i)                 any breach of or inaccuracy in a representation or warranty (other than the Fundamental Representations) contained in this Agreement or the Certificates;

(ii)               any breach of or inaccuracy in any Fundamental Representation;

(iii)             any failure by the Company to perform or comply with any covenant or agreement applicable to it contained in this Agreement;

(iv)              regardless of the disclosure of any matter set forth in the Disclosure Schedules, any claims by any Company Indemnitees in respect of D&O Indemnifiable Matters that are not otherwise fully covered by the D&O Tail Policy;

(v)                regardless of the disclosure of any matter set forth in the Disclosure Schedules, any Unpaid Pre-Closing Taxes to the extent not taken into account in the Final Closing Statement;

(vi)              any claim by any current, former or purported holder of Company Units or other security convertible into or exercisable for Company Units (A) related to the Merger or the transactions contemplated hereby or (B) relating to or arising out of the distribution or allocation of the amounts payable hereunder (including any payments under Sections 1.15, 1.16 and 1.17) among the Company Members (including any failure to distribute or allocate such amounts in accordance with this Agreement and any claim by or on behalf of any Person alleging or seeking to assert that such Person is entitled to any amounts in excess of the amount allocated to such Person in the Spreadsheet), and any other Losses paid, incurred, suffered or sustained in respect of such claim, including all attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of such claim; and

(vii)            any matter set forth on Section 7.2(a)(vii) of the Disclosure Schedule.

(b)                Notwithstanding anything herein to the contrary, for purposes of Sections 7.2(a)(i) and 7.2(a)(ii), a breach of a representation or warranty (and the amount of any Losses) shall be determined without regard to any qualification based on materiality, Material Adverse Effect or similar qualifier contained in such representation or warranty; provided, however, that, in no event shall (A) “Material Contract” be read to mean “Contract” or (B) the term “Material Adverse Effect” be read out of Section 2.8(b). The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. Other than with respect to any claim for Fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

(c)                The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Company, the Surviving Company or Parent in their capacity as Company Members with respect to any Loss claimed by an Indemnified Party against such Indemnifying Party that is determined to be indemnifiable hereunder.

7.3               Certain Limitations.

(a)                Except in the case of Fraud, the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 7.2(a)(i) unless and until the Parent Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $1,725,000 in Losses in the aggregate (the “Deductible”), at which time the Parent Indemnified Parties shall be entitled to recover amounts in excess of the Deductible. Except in the case of Fraud, the aggregate amount required to be paid by the Company Member Indemnifying Parties pursuant to Section 7.2(a)(i) shall not exceed $1,725,000 (the “Cap”). For the avoidance of doubt, the limitations described in this Section 7.3(a) shall not apply to any Losses pursuant to an indemnification claim under Section 7.2(a)(ii); provided, however, that the Indemnifying Parties shall have the option to utilize the Escrow Shares to satisfy any such claims.

(b)                All Losses recovered pursuant to Section 7.2(a) of this Agreement shall be satisfied, (i) first, to the extent that the retention under the R&W Insurance Policy has been satisfied and such Losses may be recovered under the R&W Insurance Policy, the R&W Insurance Policy, (ii) second, from the Escrow Shares (based on the Parent Common Stock Value), (iii) third, by setting-off or deducting against any Contingent Consideration otherwise then-payable to the Company Members and (iv) fourth, to the extent permitted under, and subject to the limitations of this Section 7.3, against the Indemnifying Parties directly, not exceeding such Indemnifying Party’s pro rata portion of such Losses; provided, however, the Indemnified Parties shall not be permitted to recover for Losses under Section 7.2(a)(i) (other than in connection with any breach or inaccuracy of the representations and warranties set forth in Section 2.12) in excess of $1,725,000 unless such indemnity claim is being made in respect of Fraud (in which event there shall be no limitation on the liability of the Indemnifying Parties); provided, further, in no event shall the liability of any Indemnifying Party for any indemnification claim under Section 7.2(a) exceed the aggregate consideration received by such Indemnifying Party, unless such indemnity claim is being made in respect of Fraud (in which event there shall be no limitation on the liability of any Indemnifying Party hereunder or under applicable Law except to the extent imposed under applicable Law).

(c)                Notwithstanding anything to the contrary set forth in this Agreement: (i) no Parent Indemnified Party shall be entitled to indemnification under this Article VII for punitive damages unless such damages are awarded in connection with a Third Party Claim for which such Parent Indemnified Party is entitled to indemnification under this Article VII; and (ii) Losses shall be calculated net of actual recoveries received by or on behalf of the Parent Indemnified Party (including the Surviving Company) under insurance policies (net of any actual costs of recovery or collection, deductibles, retroactive premium adjustments, reimbursement obligations or other costs directly related to the insurance claim and deductibles) except with respect to the R&W Insurance Policy); provided, that, other than with respect to the R&W Insurance Policy, no Indemnified Party (including the Surviving Company) shall have any obligation hereunder to take any action to obtain such payments or to obtain or maintain any such insurance policies (except as contemplated in Section 4.5(b)), and the Indemnified Party shall reasonably promptly refund any amount it actually receives (net of costs and expenses incurred in connection with the collection of such amount) pursuant to this clause (ii) from insurance to the extent that it actually receives such amount after payment by any Indemnifying Party.

(d)                For the avoidance of doubt, any Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

7.4               Claims for Indemnification; Resolution of Conflicts.

(a)                Subject to the limitations set forth in Section 7.3, if an Indemnified Party wishes to make an indemnification claim under this Article VII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Indemnifying Party (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses and (ii) specifying such Losses in reasonable detail (to the extent available), the date (if available) that each such Loss was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. An Indemnified Party may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof.

(b)                If the Indemnifying Parties (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) shall not object in writing within the thirty (30) day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to object shall be an irrevocable acknowledgment by the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice and such amounts shall be recovered by the Indemnified Parties pursuant to Section 7.5.

(c)                In the event that the Indemnifying Parties shall timely deliver an Indemnification Claim Objection Notice in accordance with Section 7.4(b), (or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, if such Indemnifying Party shall object to any claim or claims made in any Indemnification Claim Notice to recover claims directly from such Indemnifying Party within thirty (30) days after delivery of such Indemnification Claim Notice), the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the amount of agreed upon Losses shall be recovered by the Indemnified Parties pursuant to Section 7.5. For the avoidance of doubt, the Escrow Agent shall be entitled to conclusively rely on any such memorandum and make distributions from the Escrow Account in accordance with the terms of a Joint Instruction and in accordance with Section 7.6.

(d)                If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, the Indemnified Party may file suit with respect to the matter in any court having jurisdiction, and in the event it is finally determined that Parent is entitled to certain Losses, the amount of the finally determined Losses shall be recoverable by the Indemnified Parties pursuant to Section 7.5.

(e)                Notwithstanding the foregoing, (i) any notice that is required to be delivered to a Indemnifying Party or the Indemnifying Parties pursuant to this Article VII shall be deemed satisfied by delivery of such notice to the Member Representative and (ii) any notices required to be delivered by, or any actions that is required to be taken by, a Indemnifying Party or the Indemnifying Parties pursuant to this Article VII shall be satisfied by delivery by, or action taken by the Member Representative (except for provisions relating to an obligation to make or a right to receive any payments or expenses).

7.5               Third-Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a claim for indemnification pursuant to this Article VII, Parent shall notify the Member Representative (or in the event an Indemnified Party elects to pursue such indemnification claim directly against an Indemnifying Party, notify such Indemnifying Party directly) of such claim, and the Member Representative shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, the applicable Indemnifying Parties shall be entitled), at their expense, to participate in, but not to control, determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Member Representative (or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, such applicable Indemnifying Parties) shall not be entitled to participate in any negotiation of any settlement, adjustment or compromise with respect to any such Third Party Claim; provided, however, that except with the consent of the Member Representative (or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, of such applicable Indemnifying Parties) (such consent not to be unreasonably withheld, condition or delayed), no settlement, adjustment or compromise of any such Third Party Claim with third party claimants shall be determinative of whether any Indemnified Parties are entitled to indemnification pursuant to this Article VII or the amount of Losses relating to such matter; provided, further, that the consent of the Member Representative with respect to any settlement, adjustment or compromise of any such Third Party Claim shall be deemed to have been given unless the Member Representative shall have objected within thirty (30) days after a written request for such consent by Parent. In the event that the Member Representative has (or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, one or more of such applicable Indemnifying Parties have) consented to any such settlement, adjustment or compromise, the Indemnifying Parties or the consenting Indemnifying Parties, as applicable, shall have no power or authority to object under any provision of this Article VII to the amount of such settlement, adjustment or compromise. Notwithstanding anything to the contrary in this Article VII, Section 4.2(c) shall govern the control of all Tax Contests.

7.6               Escrow Arrangements; Payment Procedures; Escrow Period.

(a)                Escrow Shares. By virtue of this Agreement and as partial security for the indemnity obligations provided for in Article VII, at the Effective Time, Parent will not issue the Escrow Shares in the name of the Company Members, it being the intention of the parties to have the value of the Escrow Shares identified in the Contingent Consideration portion of the Spreadsheet as such Company Member’s Escrow Shares reflect such Company Member’s pro rata interest in the Total Consideration (i.e., not a right of entitlement to receive such portion of the Total Consideration).

(b)                Payment Procedures. If it is agreed or determined pursuant to Sections 7.4(b), 7.4(c) or 7.4(d) that there are indemnifiable Losses (“Indemnifiable Losses”), Parent will cease to have any obligation to issue any portion of the Escrow Shares in the name of the Company Members (despite anything to the contrary set forth in this Agreement, including Section 1.17) equal to the amount of Indemnifiable Losses (as allocated in accordance with this Agreement and based on Parent Common Stock Value (rounded down to the nearest whole share)).

(c)                Escrow Period; Distribution upon Termination of Escrow Period.

(i)                 Within three (3) Business Days following the termination of the period beginning on the Closing Date and ending on the Survival Date (such period, the “Escrow Period”), Parent shall distribute a number of shares of Parent Common Stock equal to the Escrow Shares less, the number of shares of Parent Common Stock (based on the Parent Common Stock Value) necessary to serve as security (which, with respect to any Third Party Claim, shall be no less than the amount claimed by the third party claimant in the Third Party Claim) for any then unresolved claims specified in any Indemnification Claim Notice (“Unresolved Claims”) delivered to the Member Representative prior to the Escrow Period termination date, and any such amounts and shares shall not be distributed at such time. The Escrow Shares distributed pursuant to this Agreement shall be distributed in the same proportion as Escrow Shares were held back from the Contingent Consideration with respect to each Company Member.

(ii)               Subject to Section 7.6(c)(iii), any portion of the Escrow Shares that are not retained by Parent or distributed to other Indemnified Parties by Parent at the termination of the Escrow Period shall, upon the final resolution of any such Unresolved Claims, be distributed by Parent to the Paying Agent for further distribution to the Indemnifying Parties.

(iii)               Deliveries of the remaining portion of the Escrow Shares to the Indemnifying Parties pursuant to Section 7.6(c)(ii) shall be made in proportion to their respective pro rata portions of the remaining portion of the Escrow Shares, if any.

7.7               Member Representative.

(a)                By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Indemnifying Party shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services LLC as the representative, agent and attorney-in-fact for and on behalf of the Indemnifying Parties as of the Closing for all purposes in connection with this Agreement and the agreements ancillary hereto, including to give and receive notices and communications, to authorize satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing or (ii) permitted by the terms of this Agreement. The Member Representative may resign at any time upon at least ten (10) days prior written notice to the Indemnifying Parties. Such agency may be changed by the Indemnifying Parties from time to time upon not less than ten (10) days prior written notice to Parent; provided, however, that the Member Representative may not be removed unless the former holders of at least sixty-six and two-thirds percent (66 2/3%) of the Company Units agree to such removal and to the identity of the substituted agent. A vacancy in the position of Member Representative may be filled by the former holders of at least sixty-six and two-thirds percent (66 2/3%) of the Company Units. No bond shall be required of the Member Representative. After the Closing, notices or communications to or from the Member Representative shall constitute notice to or from the Indemnifying Parties.

(b)                Neither the Member Representative nor any member of the Advisory Committee (as defined in that certain engagement letter entered into between the Member Representative and certain of the Indemnifying Parties in connection with the transactions contemplated hereby (the “Engagement Letter”)), in each member’s capacity as such, shall incur liability of any kind with respect to any action or omission by the Member Representative or the Advisory Committee in connection with their services pursuant to this Agreement, the Engagement Letter and the agreements ancillary hereto, except to the extent directly resulting from the bad faith, gross negligence or willful misconduct of the Member Representative or such member of the Advisory Committee, as applicable. For the avoidance of doubt, the preceding sentence shall not prejudice the Member Representative’s right to indemnification from the members of the Advisory Committee (in their capacity as Indemnifying Parties) as provided in this Section 7.7(b). The Member Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Indemnifying Parties shall indemnify, defend and hold harmless the Member Representative and each member of the Advisory Committee from and against any and all losses, liabilities, damages, penalties, fines, forfeitures, actions, fees, and reasonable out-of-pocket costs and expenses (including the out-of-pocket fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) to the extent arising out of or in connection with the Member Representative’s or the Advisory Committee’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, however, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the bad faith, gross negligence or willful misconduct of the Member Representative, or such member of the Advisory Committee, as applicable, the Member Representative or such member of the Advisory Committee, as applicable, shall promptly reimburse the Indemnifying Parties the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Member Representative by the Indemnifying Parties, any such Representative Losses may be recovered by the Member Representative from (i) the funds in the Expense Fund, and (ii) any other funds that become payable to the Indemnifying Parties under this Agreement at such time as such amounts would otherwise be distributable to the Indemnifying Parties; provided, however, that while this section allows the Member Representative to be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Parties from their obligation to promptly pay, in accordance with their respective pro rata portions, such Representative Losses as they are suffered or incurred, nor does it prevent the Member Representative from seeking any remedies available to it at law or otherwise. In no event shall the Member Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Indemnifying Parties or Members set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Member Representative under this section. The Indemnifying Parties acknowledge and agree that the foregoing indemnities shall survive the resignation or removal of the Member Representative or the termination of this Agreement.

(c)                Upon the Closing, the Parent shall wire the Expense Fund Amount to the Member Representative in accordance with Section 1.11(a)(i)(C), which shall be used for the purposes of paying directly, or reimbursing the Member Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Indemnifying Parties shall not receive any interest or earnings on the Expense Fund Amount and irrevocably transfer and assign to the Member Representative any ownership right that they may otherwise have had in any such interest or earnings. The Member Representative shall not be liable for any loss of principal of the Expense Fund Amount other than as a result of its bad faith, gross negligence or willful misconduct. The Member Representative shall hold these funds separate from its corporate funds, shall not use these funds for its operating expenses or any other corporate purposes and shall not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable after the completion of the Member Representative’s responsibilities, the Member Representative shall deliver the balance of the Expense Fund Amount to the Paying Agent for further distribution to the Indemnifying Parties in proportion to such Indemnifying Parties’ respective pro rata portion. For Tax purposes, the Expense Fund Amount shall be treated as having been received and voluntarily set aside by the Indemnifying Parties at the time of Closing. Any Tax required to be withheld with respect to the deemed payment to a Indemnifying Party of its portion of the Expense Fund Amount shall reduce the amount of cash to such Person at Closing in respect of Company Units and shall not reduce the Expense Fund.

(d)                A decision, act, consent or instruction of the Member Representative shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties. Parent may rely upon any such decision, act, consent or instruction of the Member Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent is hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Member Representative.

7.8               Treatment of Payments. Any payment under Article VII of this Agreement (other than Section 7.7(c)) shall be treated by the parties, including for U.S. federal, state, local and non-U.S. income Tax purposes, as a purchase price adjustment unless otherwise required by applicable Law.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

8.1               Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)                by mutual agreement of the Company and Parent;

(b)                by Parent or the Company if the Closing Date shall not have occurred by March 15, 2021 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a proximate cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c)                by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, Order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(d)                by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and, in no event shall the cure period extend past the End Date; or

(e)                by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and in no event shall the cure period extend past the End Date.

8.2               Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, the Company, or its officers, directors or stockholders; provided, however, that nothing herein shall relieve any party from liability for the knowing and willful breach of any of its representations, warranties or covenants contained herein that occurred prior to such termination; and provided, further, that the provisions of Section 5.6 (Public Disclosure), Section 5.13 (Expenses), Section 7.7(b) (Member Representative), Article IX (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3               Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought, except that an amendment made subsequent to approval of this Agreement by the stockholders of the Company shall not (a) alter or change the amount or kind of consideration to be received on conversion of Company Units or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of Company Units. For purposes of this Section 8.3, the Indemnifying Parties agree that any amendment of this Agreement signed by the Member Representative after the Closing shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment, except that any amendment made in accordance with this sentence shall not (1) alter or change the amount or kind of consideration to be received on conversion of Company Units or (2) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the members of the Company immediately before the Effective Time.

8.4               Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Indemnifying Parties agree that any extension or waiver signed by the Company prior to Closing shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver.

Article IX

GENERAL PROVISIONS

9.1               Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) upon transmission, if sent by electronic mail transmission, or (iii) one Business Day after being sent by courier or express delivery service; provided that in each case the notice or other communication is sent to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):

(a)                if to Parent, to:

Accolade, Inc.

1201 Third Avenue, Suite 1700

Seattle, WA 98101

Attention: Richard Eskew

Email: legal@accolade.com

with a copy to (which shall not constitute notice):

Cooley LLP

1700 Seventh Ave. Suite 1900

Seattle, WA 98101

Attention: John Robertson

Attention: Ian Nussbaum

Email: jrobertson@cooley.com

Email: inussbaum@cooley.com

(b)                if to the Company, to:

Innovation Specialists LLC
9655 Katy Freeway, Suite 300
Houston, TX 77024

Attention: Clinton G. Phillips

with a copy to (which shall not constitute notice):

Balch & Bingham LLP

811 Louisiana Street, Suite 1010

Houston, TX 77002

Attention: Philip A. Dunlap

E-mail: pdunlap@balch.com

(c)                If to an Indemnifying Party, to its address as set forth in the Spreadsheet.

(d)                If to the Member Representative:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

9.2               Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” or “but not limited to” as the context requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, paragraph, Exhibit and schedule references are to the articles, sections, paragraphs, Exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” Dollar thresholds shall not be indicative of what is material or create any standard with respect to any determination of a “Company Material Adverse Effect.” The term “or” is not exclusive, and shall be interpreted as “and/or” unless the context clearly requires otherwise. A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

9.3               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

9.4               Entire Agreement; Assignment. This Agreement, the exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) except as set forth in Section 4.5, are not intended to confer upon any other Person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.5               Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6               Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the covenants contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.

9.7               Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

9.8               Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

9.9               Exclusive Jurisdiction; Waiver of Jury Trial.

(a)                ANY LEGAL PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(b).

9.10           Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

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In Witness Whereof, Parent, Merger Sub, the Company and the Member Representative have caused this Agreement to be signed, all as of the date first written above.

ACCOLADE, INC.

By:	/s/ Rajeev Singh
Name:	Rajeev Singh
Title:	Chief Executive Officer

MAESTRO MERGER SUB, LLC

By:	/s/ Rajeev Singh
Name:	Rajeev Singh
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

In Witness Whereof, Parent, Merger Sub, the Company and the Member Representative have caused this Agreement to be signed, all as of the date first written above.

Innovation Specialists LLC d/b/a 2nd.MD, a Texas limited liability company

By:	/s/ Clinton G. Phillips
Name:	Clinton G. Phillips
Title:	Chairman

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

In Witness Whereof, Parent, Merger Sub, the Company and the Member Representative have caused this Agreement to be signed, all as of the date first written above.

Shareholder Representative Services LLC,
solely in its capacity as the Member Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]